As filed with the U.S. Securities and Exchange Commission on October 21, 2005
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      -------------------------------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      -------------------------------------


                              XETHANOL CORPORATION
                 (Name of small business issuer in its charter)

           Delaware                            2860                      84-1169517
   (State or jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

             ------------------------------------------------------
        1185 Avenue of the Americas, 20th Floor, New York, New York 10036
                                 (646) 723-4000
          (Address and telephone number of principal executive offices)
          -------------------------------------------------------------
        1185 Avenue of the Americas, 20th Floor, New York, New York 10036
                                 (646) 723-4000
               (Address of principal place of business or intended
                          principal place of business)
             ------------------------------------------------------
                           Christopher d'Arnaud-Taylor
                 Chairman, President and Chief Executive Officer
                              Xethanol Corporation
                     1185 Avenue of the Americas, 20th Floor
                            New York, New York 10036
                                 (646) 723-4000
                       (Name, address and telephone number
                                  of agent for
                                    service)
             ------------------------------------------------------
                                    Copy to:
                            Spencer G. Feldman, Esq.
                             Greenberg Traurig, LLP
                                MetLife Building
                          200 Park Avenue - 15th Floor
                            New York, New York 10166
                    Tel: (212) 801-9200; Fax: (212) 801-6400
             ------------------------------------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                     --------------------------------------

                                              CALCULATION OF REGISTRATION FEE

==============================   ============================   ===========================   ====================   ===============
                                                                                                Proposed maximum         Amount of
  Title of each class of            Amount being registered      Proposed maximum offering     aggregate offering      registration
 securities to be registered                 (1)                      price per share                price                 fee
------------------------------   ----------------------------   ---------------------------   --------------------   ---------------
Common Stock,                         11,684,571 shares                      $4.95(2)              $57,838,626          $ 6,807.61
  par value $.001 per share
------------------------------   ----------------------------   ---------------------------   --------------------   ---------------
Common Stock,                          5,000,000 shares (3)                  $4.95(6)              $24,750,000          $ 2,913.08
par value $.001 per share
------------------------------   ----------------------------   ---------------------------   --------------------   ---------------
Common Stock,                          1,650,000 shares (4)                  $4.00(6)              $ 6,600,000          $   776.82
  par value $.001 per share
------------------------------   ----------------------------   ---------------------------   --------------------   ---------------
Common Stock,                          1,431,032 shares (5)                  $2.50(6)              $ 3,577,580          $   421.08
  par value $.001 per share
------------------------------   ----------------------------   ---------------------------   --------------------   ---------------
Total                                                                                                                   $10,918.59
                                                                                                                     ===============


(1) This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of the registrant's common stock reported on the OTC Bulletin Board on October 20, 2005.

(3) Issuable to Fusion Capital Fund II, LLC pursuant to a common stock purchase agreement.

(4) Issuable upon conversion of our senior secured royalty income notes at a conversion price of $4.00 per share.

(5) Issuable upon exercise of our outstanding warrants to purchase common stock at various exercise prices per share.

(6)   Calculated pursuant to Rule 457(g).

                     --------------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. OUR SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------


                  SUBJECT TO COMPLETION, DATED OCTOBER 21, 2005

                              XETHANOL CORPORATION

                                19,765,603 Shares

                                       of

                                  Common Stock

To be Offered by Holders of Common Stock, including Fusion Capital Fund II, LLC,
  Holders of Senior Secured Royalty Income Notes Convertible into Common Stock and Holders of Warrants to Purchase Common Stock

      This prospectus relates to the sale of up to 19,765,603 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include 11,684,571 presently outstanding shares of our common stock (including 303,556 shares issued to Fusion Capital Fund II, LLC), 5,000,000 shares of our common stock issuable to Fusion Capital, 1,650,000 shares of our common stock issuable upon conversion of our senior secured royalty income notes and 1,431,032 shares of our common stock issuable upon exercise of warrants to purchase common stock. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

      Pursuant to registration rights granted by us to some of the selling stockholders, we are obligated to register the shares held by some of the selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. Substantially all of the selling stockholders other than Fusion Capital are parties to agreements with us that limit the number of shares included in this prospectus that the selling stockholder may sell per month. See "Description of Securities - Restrictions on Transfer." The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

      Our common stock is quoted on the OTC Bulletin Board under the symbol XTHN.OB. The high and low bid prices for shares of our common stock on October 20, 2005, were $5.09 and $4.80 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

      Fusion Capital Fund II, LLC is an "underwriter" within the meaning of the Securities Act of 1933 with respect to the shares issued to it. The other selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 with respect to the other shares. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

                       -----------------------------------

                An investment in these securities involves a high
           degree of risk. Please carefully review the section titled
                       "Risk Factors" beginning on page 8.

                       -----------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                 The date of this prospectus is _______ __, 2005

      We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock. When considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.

                      -------------------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Summary.....................................................................1

The Offering................................................................6

Risk Factors................................................................8

Special Note Regarding Forward-Looking Statements..........................16

Where You Can Find More Information........................................17

Use of Proceeds............................................................18

Market for Our Common Stock and Related Stockholder Matters................18

Management's Discussion and Analysis or Plan of Operation..................20

Business...................................................................24

Management.................................................................34

Stock Ownership............................................................42

Certain Relationships and Related Transactions.............................44

Principal and Selling Stockholders.........................................46

The Fusion Transaction.....................................................57

Plan of Distribution.......................................................61

Description of Securities..................................................63

Shares Eligible for Future Sale............................................66

Legal Matters..............................................................67

Experts....................................................................67

Changes in and Disagreements with Accountants on Accounting
 and Financial Disclosure..................................................67

Index to Consolidated Financial Information...............................F-1

                                     SUMMARY

      You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors," regarding us and the common stock being sold in this offering. A wholly-owned subsidiary of Xethanol Corporation (formerly known as Zen Pottery Equipment, Inc., a Delaware corporation) merged with and into Xethanol BioEnergy, Inc. ("Xethanol," formerly known as Xethanol Corporation, a Delaware corporation) on February 2, 2005. Pursuant to the merger, Xethanol Corporation succeeded to the business of Xethanol BioEnergy, Inc. Unless the context otherwise requires, "we," "our," "us" and similar expressions refer to Xethanol BioEnergy, Inc. separately prior to the merger and to Xethanol Corporation, as successor to the business of Xethanol BioEnergy, Inc., after giving effect to the merger.

Our Business

      We are a producer of ethanol and its co-products. On August 8, 2005, President George W. Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act transformed ethanol from a niche gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute under the Energy Policy Act. We believe this will strengthen and expand the role of ethanol in the U.S. fuel economy. As reported in the Renewable Fuels Association's "Ethanol Industry Outlook 2005," U.S. ethanol consumption exceeded 3.4 billion gallons in 2004, more than double that produced in 2000.

      Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce harmful emissions. In 2004, according to the American Coalition for Ethanol, an independent organization of ethanol producers, approximately 30% of all U.S. gasoline was blended with some percentage of ethanol. In the United States, ethanol is made from starch crops, principally corn. It can also be made using industrial food processing and restaurant wastes and cellulosic biomass feedstocks - woody and fibrous materials, agricultural residues, corn cobs and stover, bagasse stalks from sugar cane, forestry residues, yard waste and municipal solid waste. Ethanol is produced by extracting, fermenting and distilling the sugars contained in these materials.

      Xethanol was formed in January 2000 to capitalize on the growing market for ethanol and its co-products. We are a biotechnology-driven company with the primary goal of becoming a leader in the waste-to-ethanol industry. We commenced ethanol production with our first acquisition and plant, Iowa-based Permeate Refining, Inc., in August 2003. The Permeate Refining facility has a production capacity of approximately 1.6 million gallons of ethanol per year from both corn starch and industrial food processing wastes. In April 2005, we temporarily ceased operations at the Permeate Refining plant in order to refurbish the facility and evaluate alternatives to maximize the strategic uses of this facility. We expect to complete our review during the fourth quarter of 2005. In October 2004, we purchased a second plant in Blairstown, Iowa. This plant, operated by our subsidiary Xethanol BioFuels, LLC, became operational in July 2005 and is currently producing at its production capacity of 5.5 million gallons per year.

      Our business and growth strategy encompasses a two-pronged approach. The first prong of our business and growth strategy is to opportunistically acquire and upgrade existing ethanol production facilities in the traditional ethanol production belt which is situated in the corn farming states of the Midwest. We look to acquire corn-based ethanol plants with 2.0 million to 15.0 million gallons of capacity located in proximity to biomass sources, such as corn stover, which can eventually utilize our proprietary biomass-to-ethanol technologies. We intend to upgrade these plants as well as integrate proprietary technologies that we own or license to increase their production capacity and make them more efficient ethanol producers, and in the process potentially increase margins and profitability. Our aim under this strategy is to become a low-cost producer of ethanol in these areas. Xethanol BioFuels is our first plant employing this strategy.

      The second prong of our business and growth strategy is to build ethanol production facilities co-located in proximity with waste feedstock generators in the major ethanol usage areas clustered on the East Coast and West Coast. To date, U.S. ethanol production is concentrated around the corn farming states in the Midwest since corn is presently the major feedstock in ethanol production. However, ethanol buyers are clustered on the East Coast and West Coast around major trans-shipment points such as ports. We intend to partner with local entities that have real estate and tanker storage facilities available at these trans-shipment points and use their facilities to build local ethanol production facilities with a lower capital outlay on our part. We intend to implement proprietary bio-separation and bio-fermentation technologies at these port facilities that will allow us to use local biomass waste streams, such as industrial food processing wastes, in ethanol production. Our aim is to become a low-cost ethanol producer at major coastal trans-shipment points, and thus become the ethanol supplier of choice for large, local users. We are in preliminary discussions with a Georgia-based group with respect to establishing Atlantic Xethanol, LLC, our first venture under this strategy. As part of this process, Atlantic Xethanol is exploring opportunities in Savannah, Georgia and Jacksonville, Florida.

      Our company is organized to facilitate our business strategy. Xethanol Corporation, as the parent corporation, works on acquiring and enhancing the technology platforms for our operations. Our aim is to access multiple sources of advanced technologies from academic and other research organizations, on a worldwide basis, rather than be captive to any one particular technology platform. We engage UTEK Corporation, a publicly-traded technology transfer company, to assist us in identifying leading-edge technologies that may enable us to lower costs throughout the ethanol production cycle and create a technology platform for biomass conversion. Under this arrangement, we have acquired a portfolio of diverse technologies and developed strategic alliances with government and university research labs to further develop and prove out these technologies. As a result of these strategic alliances, we are able to outsource our research and development to specialists in the fields of enzyme and fermentation technology. Once a new technology has proved out, we intend to move it from the laboratory to the field for commercialization at our production facilities, such as Xethanol BioFuels, and through our regional venture partners, such as Atlantic Xethanol. We will also review opportunities to license our technologies to third parties to create royalty income streams.


      Some of the technologies that we are currently developing, as well as the research facilities that we have partnered with, include the following:

      o Xylose Fermenting Yeast Strain is a technology that we believe will provide enhanced ethanol production from xylose as well as more easily converting xylose to value-added co-products such as xylitol. We are working with the Wisconsin Alumni Research Foundation (WARF) in conjunction with the U.S. Department of Agriculture's Forest Products Laboratory to develop this technology.

      o Clean Fractionation of Biomass is a clean fractionation technology that uses a mixture of an organic solvent and water to cleanly separate the three major components of biomass. We are working with the National Renewable Energy Lab (NREL) to develop this technology.

      o Simultaneous Hydrolysis of Biomass and Recycled Paper Sludge is a technology that can convert waste biomass mixtures to ethanol and other co-products utilizing paper sludge, reducing the amount of additives required and reducing the purification steps required. We are working with researchers at Virginia Polytechnic Institute to develop this technology.

      o Extractive Fermentation for Ethanol Production is a continuous extractive fermentation process for the production of ethanol that allows the use of concentrated feeds, while reducing water and downstream distillation requirements. This process is also capable of being retrofitted into conventional plants. We are working with researchers at Queen's University in Ontario, Canada to develop this technology.

      We believe that prospective demand for ethanol outstrips current supply. Our projected level of ethanol output is insignificant in terms of overall market size; therefore, we believe that the U.S. market can absorb all of our production for the foreseeable future. Using the technologies we have acquired, we believe we can monetize biomass waste streams and not only produce ethanol efficiently and with higher margins than traditional production allows, but also generate income from valuable co-products.

Corporate History and Recent Developments

      We were formed as a Colorado corporation on April 19, 1991. After the merger described below, we discontinued our previous business and succeeded to the business of Xethanol as our sole line of business.

      Overview. On February 2, 2005, we completed a so-called "reverse merger" transaction, in which we caused Zen Acquisition Corp., a Delaware corporation and our newly-created, wholly-owned subsidiary, to be merged with and into Xethanol Corporation, a Delaware corporation. At the closing of the merger, we changed the corporate name of our Delaware subsidiary, which was known as Xethanol Corporation, to Xethanol BioEnergy, Inc. As a result of the merger, Xethanol became our wholly-owned subsidiary, with Xethanol's former security holders acquiring a majority of the outstanding shares of our common stock, par value $.001 per share. The reverse merger was consummated under Delaware law and pursuant to the Merger Agreement, as discussed below. A copy of the Merger Agreement was included as an exhibit to our Current Report on Form 8-K, dated February 2, 2005, which was filed with the SEC on February 3, 2005. Concurrently with the closing of the merger, we also completed a private offering of shares of our common stock to accredited investors, and received gross proceeds of $3,000,028 at the closing of the private offering. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total gross private offering proceeds of $3,867,877. In March 2005, we reincorporated our company from the state of Colorado to Delaware and changed our corporate name to Xethanol Corporation. In connection with our name change, we changed our trading symbol to XTHN.OB.

      The Merger. Pursuant to the Merger Agreement, at closing, stockholders of Xethanol received approximately .88 of a share of our common stock for each share of Xethanol common stock in the merger. As a result, at closing we issued 9,706,781 shares of our common stock to the former stockholders of Xethanol, representing 74.0% of our outstanding common stock following the merger, in exchange for 100% of the outstanding capital stock of Xethanol. The consideration issued in the merger was determined as a result of arm's-length negotiations between the parties. All outstanding warrants issued by Xethanol prior to the merger to purchase shares of Xethanol common stock were amended to become warrants to purchase our common stock on the same terms and conditions as those warrants issued by Xethanol, except that the number of shares issuable upon the exercise of such warrants was amended to reflect the applicable exchange ratio. Prior to the closing of the merger, all outstanding Xethanol warrants were exercisable for 1,465,068 shares of Xethanol common stock. At the closing of the merger, these warrants were amended to become warrants to purchase 1,293,376 shares of our common stock. Neither Xethanol nor our company had any stock options outstanding as of the closing of the merger.

      The shares of our common stock issued to former holders of Xethanol common stock in connection with the merger, and the shares of our common stock issued in the private offering, were not registered under the Securities Act of 1933, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

      In connection with the merger, we repurchased a total of 8,200,000 shares of our common stock owned by Zen Zachariah Pool III and Walter C. Nathan for aggregate consideration of $300,000 and then cancelled those shares at the closing of the merger. Immediately following the closing, and as part of the consideration for the repurchase of his shares, we sold to Mr. Pool our pottery kiln operations, and Mr. Pool assumed the historical liabilities of those operations. Giving effect to the cancellation of these stockholders' shares, there were 1,874,303 shares of our common stock outstanding before giving effect to the stock issuances in the merger and private offering.

      Under Colorado law, we did not need the approval of our stockholders to complete the merger, as the constituent corporations in the merger were Zen Acquisition and Xethanol, each of which is or was a Delaware corporation. We were not a constituent corporation in the merger. The merger and its related transactions were approved by the holders of a requisite number of shares of Xethanol common stock by written consent on November 30, 2004. We are carrying on Xethanol's historical business as our sole line of business.

      Expansion of Board of Directors. In accordance with our by-laws for filling newly-created board vacancies, Zen Zachariah Pool III and Walter C. Nathan, our existing pre-merger directors, appointed Christopher d'Arnaud-Taylor and Franz A. Skryanz, previous directors of Xethanol, to serve as additional directors of our company effective at the closing of the merger agreement. Susan Pool resigned as a director effective at the closing of the merger agreement. Mark Austin and Jeffrey S. Langberg were also appointed as directors effective February 28, 2005, after our compliance with the provisions of Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated under that section. Messrs. Pool and Nathan also resigned as directors following the closing, with their resignations effective on February 28, 2005.

      On February 2, 2005, Mr. d'Arnaud-Taylor was named Chairman, President and Chief Executive Officer and Franz A. Skryanz was named Vice President, Secretary and Treasurer. At the same time, Messrs. Pool and Nathan and Ms. Pool resigned as our officers. On April 13, 2005, Lawrence S. Bellone was appointed to be our Chief Financial Officer. On May 27, 2005, Mark Austin resigned as a director, but remains on our advisory board. On June 2, 2005, Louis B. Bernstein and Richard D. Ditoro were elected to our board of directors. On July 28, 2005, Richard L. Ritchie was elected to our board of directors. On August 10, 2005, Marc S. Goodman was elected to our board of directors. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

      Accounting Treatment; Change of Control. The merger is being accounted for as a "reverse merger," since the stockholders of Xethanol own a majority of the outstanding shares of our common stock immediately following the merger. Xethanol is deemed to be the acquiror in the reverse merger and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Xethanol and will be recorded at the historical cost basis of Xethanol. Except as described in the previous paragraphs and in "Certain Relationships and Related Transactions," no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company. Further, as a result of the issuance of the 9,706,781 shares of our common stock, a change in control of our company occurred on the date of the consummation of the merger.

      Concurrent Private Offering. In connection with the merger, we completed the closing of a private offering of a total of 1,190,116 shares of our common stock at a purchase price of $3.25 per share to purchasers that qualified as accredited investors, as defined in Regulation D, pursuant to the terms of a Confidential Private Offering Memorandum, dated November 2004, as supplemented. Gross proceeds from the initial closing of the private offering were $3,000,028. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total private offering proceeds of $3,867,877. Placement agents and advisors received an aggregate of 665,834 shares of our common stock in connection with the private offering and merger. After the closing of the merger and the closing of the private offering, we had outstanding 13,437,033 shares of common stock and warrants to purchase 1,293,376 shares of common stock.

      Under the terms of the private offering, we agreed to file this registration statement with the SEC covering the shares of our common stock issued in the private offering. We are obligated to maintain the effectiveness of the registration statement from the effective date through and until August 2, 2006, 18 months after the date of closing of the merger, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act.

      Senior Secured Note Financing. As previously disclosed in our Current Report on Form 8-K filed with the SEC on February 3, 2005, on January 19, 2005, we completed a transaction with two institutional investors to refinance the acquisition bank debt of Xethanol BioFuels, LLC, the subsidiary that operates our Blairstown, Iowa ethanol facility. At the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000. The proceeds of the financing were used to (i) satisfy the $3,000,000 demand note held by an Omaha, Nebraska commercial bank in connection with the purchase of the facility, (ii) refurbish and upgrade production capacity at the facility, (iii) fund start-up activities at the facility and related working capital requirements, and (iv) pay legal and other professional fees.

      In addition, as previously disclosed in our Current Report on Form 8-K filed with the SEC on October 3, 2005, on August 8, 2005, we completed another transaction with the same two institutional investors and, at the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $1,600,000. The proceeds of the financing were used to repay funds advanced to Xethanol BioFuels by us, and we intend to use those repaid funds for working capital and general corporate purposes.

      The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We have the right to require the holders of the notes, from and after January 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest. The holders of the notes have the right to convert their notes into shares of our common stock at any time at a conversion price equal to $4.00 per share (equivalent to 1,650,000 shares), which was in excess of the $3.25 purchase price for shares sold in our February 2005 private offering.

      Pursuant to a security agreement, Xethanol BioFuels pledged its land, buildings and site improvements, mechanical and process equipment and specific personal property as security for the payment of the principal and interest of the notes. In the event of an uncured default under the notes, the holders are authorized to take possession of, sell or operate the assets of Xethanol BioFuels in order to generate proceeds sufficient to pay the principal and interest of the notes. This could include collecting accounts owed by customers of the facility, operating or subleasing the facility, selling the ethanol and wet distillers grain, selling machinery and equipment relating to the facility, or taking any other lawful action to collect the principal and interest through realization on the assets of the facility. Recourse under the notes is limited to Xethanol BioFuels' assets and is not guaranteed by us or any of our current or future subsidiaries, assets or facilities.

      Fusion Capital Common Stock Purchase Agreement. On October 18, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20 million over a 25-month period, subject to earlier termination at our discretion. We may also, in our discretion, elect to sell more of our common stock to Fusion Capital than the minimum daily amount. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00 per share.

      Under the terms of the common stock purchase agreement, we issued 303,556 shares of our common stock to Fusion Capital as a commitment fee and agreed to reserve out of our authorized and unissued common stock, 5,000,000 shares solely for the purpose of effecting sales of shares of our common stock to Fusion Capital.

      Fusion Capital, as one of the selling stockholders listed in this prospectus, is offering for sale up to 5,303,556 shares of our common stock. In connection with entering into the common stock purchase agreement, we authorized the sale to Fusion Capital of up to 5,000,000 shares of our common stock for maximum proceeds of $20 million. Assuming Fusion Capital purchases all $20 million of common stock, we estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 5,000,000 shares (excluding 303,556 shares issued to Fusion Capital as a commitment fee). Subject to approval by our board of directors, we have the right, but not the obligation, to sell more than 5,000,000 shares to Fusion Capital. In the event we elect to issue more than 5,303,556 shares offered by this prospectus, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement.

Corporate Information

      Our corporate headquarters are located at 1185 Avenue of the Americas, 20th Floor, New York, New York 10036, and our telephone number is (646) 723-4000. Our website is located at www.xethanol.com. Information on our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by the selling stockholders:

  Presently outstanding number of shares being offered by
  this prospectus..................................................    11,684,571 shares(1)
  Number of shares that may be sold to Fusion Capital
  pursuant to a common stock purchase agreement....................     5,000,000 shares
  Number of shares that may be issued upon conversion of
  outstanding senior secured royalty income notes..................     1,650,000 shares
  Number of shares that may be issued upon exercise of
  outstanding warrants to purchase common stock....................     1,431,032 shares
                                                                       -----------------
  Total shares offered.............................................    19,765,603 shares
                                                                       =================

Common stock outstanding...........................................    15,076,219 shares(2)

Use of proceeds....................................................    We will receive none of the proceeds from
                                                                       the sale of the shares by the selling
                                                                       stockholders, except upon exercise of the
                                                                       warrants, which would be used for working
                                                                       capital purposes. Additionally, we may
                                                                       receive up to $20 million in proceeds from
                                                                       the sale of our common stock to Fusion
                                                                       Capital under the common stock purchase
                                                                       agreement. Any proceeds from Fusion
                                                                       Capital we receive under the common stock
                                                                       purchase agreement will be used for
                                                                       working capital and general corporate
                                                                       purposes.

OTC Bulletin Board symbol..........................................    XTHN.OB

-------------------------

(1) Includes 303,556 shares that we have issued to Fusion Capital under the common stock purchase agreement.

(2) As of October 21, 2005, including 303,556 shares that we have issued to Fusion Capital under the common stock purchase agreement. Does not include:

      o 5,000,000 shares of our common stock reserved for issuance pursuant to purchase by Fusion Capital,

      o 1,431,032 shares of our common stock that are reserved for issuance pursuant to outstanding warrants to purchase common stock,

      o 1,650,000 shares of our common stock that may be issued upon conversion of outstanding senior secured royalty income notes,

      o 480,000 shares of our common stock that are reserved for issuance pursuant to outstanding stock options to purchase common stock under our 2005 Incentive Compensation Plan, and

      o 1,202,930 shares of our common stock available for future issuance under our 2005 Incentive Compensation Plan.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

                   Risks Related to Our Business and Industry

We have a limited operating history, there is going concern disclosure in our independent auditor's report and our Blairstown plant only recently commenced operating, all of which make us a speculative investment.

      We began ethanol production operations in September 2003 with the acquisition of our Permeate Refining plant in Hopkinton, Iowa. In October 2004, we acquired our second plant in Blairstown, Iowa which we refurbished and at which we commenced operations in July 2005. Since our inception, we have been engaged in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, raising private capital and seeking acquisitions. Our primary production facility, Xethanol BioFuels, only began operating in July 2005. Accordingly, we have limited relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships and competitive disadvantages as against larger and more established companies. The report of the independent auditor with respect to our consolidated financial statements includes a "going concern" qualification, indicating that our recurring losses from startup activities and operations, our current cash position and our cash forecast raise doubt about our ability to continue as a going concern.

We have had a history of net losses and our biomass-to-ethanol technologies are unproven on a large-scale commercial basis and could fail to perform in a commercial production environment, which could have a detrimental effect on the long-term capital appreciation of our stock.

      During the period from January 24, 2000 (date of inception) to June 30, 2005, we have incurred a net loss of $8,471,251, anticipate that we will incur a net loss for the year ended December 31, 2005, and may incur additional losses thereafter, depending upon our ability to generate material revenues or achieve profitable operations from ethanol production. While production of ethanol from corn, sugars and starches is a mature technology, newer technologies for production of ethanol from biomass are currently still in their development stage. The technologies being pursued by us for ethanol production from biomass have never been utilized on a large-scale commercial basis. All of the tests conducted to date by us with respect to our biomass technologies have been performed on limited quantities of feedstocks, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these biomass technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to larger-scale commercialization. Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or that they will be profitable to us.

Failure to make accretive acquisitions and successfully integrate them could adversely effect our future financial results.

      As part of our growth strategy, we will seek to acquire or invest in complementary (including competitive) businesses, facilities or technologies and enter into co-location joint ventures. Our goal is to make such acquisitions, integrate these acquired assets into our operations and reduce operating expenses. The process of integrating these acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We cannot assure you that the anticipated benefits of any acquisitions will be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which can materially and adversely affect our operating results and financial position. Acquisitions also involve other risks, including entering geographic markets in which we have no or limited prior experience and the potential loss of key employees.

Our business employs proprietary technology and information which may be difficult to protect and may infringe on the intellectual property rights of third parties.

      We currently have United States patent applications pending and in the process of being filed, and may in the future file foreign patent applications. Our success depends, in part, on our ability to obtain patents, maintain trade secrecy and operate without infringing on the proprietary rights of third parties. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that any of our pending patent applications will be approved, that we will develop additional proprietary technology that is patentable or that any patents issued to us will provide us with competitive advantages or will not be challenged by third parties. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of our biomass technology or design around it.

      It is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. We cannot assure you that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party's patents or in defending the validity or enforceability of our patents, or in bringing patent infringement suits against other parties based on our patents.

      In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

We will have a need for financing in order to sustain our operations and expand, which may not be available when needed. If we cannot obtain needed funding to sustain our operations and expand, and if the Fusion Capital financing is not available to us by its terms, we may have to curtail our operations, sell some of our assets or take actions that may dilute your financial interest.

      We have financed our operations to date through the sale of our common stock and warrants in privately-negotiated transactions with accredited investors as well as our senior secured note financings. Based on our current financial position, cash forecast and plan of operation, we believe that we have adequate cash resources to sustain our operations through this year. However, future capital requirements could vary significantly and will depend on certain factors, many of which are not within our control. These include the ongoing development and testing of our proprietary biomass-to-ethanol technologies, the nature and timing of plant improvements, construction, permitting and acquisitions, and the availability of financing. The expansion of our business will require us to commit significant capital resources in amounts substantially in excess of our current financial resources.

      We only have the right to receive $40,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $5.25, in which case the daily amount may be increased under certain conditions as the price of our common stock increases. Fusion Capital will not have the right, nor the obligation, to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $2.00. Since we are registering 5,000,000 shares for sale by Fusion Capital pursuant to this prospectus, the selling price of our common stock to Fusion Capital will have to average at least $4.00 per share for us to receive the maximum proceeds of $20 million without registering additional shares of common stock. In the event the average price per share falls below $4.00 per share, the purchase by Fusion Capital of the full 5,000,000 shares under the common stock purchase agreement would result in proceeds to us of less than $20 million unless we choose to register more than 5,000,000 shares, which we have the right, but not the obligation, to do. Subject to approval by our board of directors, we have the right, but not the obligation, to issue more than 5,000,000 shares to Fusion Capital. In the event we elect to issue more than 5,000,000 shares, we will be required to file a new registration statement and have it declared effective by the SEC.

      The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. Specifically, Fusion Capital will not have the right, nor the obligation, to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $2.00. If obtaining sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to generate significant cash flow from our operations, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $20 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital in the future to fully implement our business, operating and development plans. We cannot assure you that such financing will be available or, if available, that it will be on favorable terms. If adequate financing is not available, we may have to delay, scale back or eliminate some of our operations or expansion plans.

We are dependent upon Christopher d'Arnaud-Taylor, our Chairman, President and Chief Executive Officer, who we need to succeed.

      We believe that our continued success will depend to a significant extent upon the efforts and abilities of Christopher d'Arnaud-Taylor, our Chairman, President and Chief Executive Officer, due to his contacts in the ethanol and biomass industries and his overall insight into our business direction. Our failure to retain Mr. d'Arnaud-Taylor, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our officers. See "Management."

Because we are smaller and have fewer financial resources than many larger ethanol producers, we may not be able to successfully compete in the very competitive ethanol industry.

      There is significant competition among ethanol producers. Our business faces competition from larger plants, from plants that can produce a wider range of products than we can, and from other plants similar to our existing and proposed ethanol plants. Our ethanol plants will be in direct competition with other ethanol producers, many of which have greater resources than we currently have. Large ethanol producers are capable of producing a significantly greater amount of ethanol than we can and expect to produce.

Competition from large producers of petroleum-based gasoline additives and other competitive products may impact our profitability.

      Our existing and proposed ethanol plants will also compete with producers of other gasoline additives made from other raw materials having similar octane and oxygenate values as ethanol. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. These other companies also have significant resources to begin production of ethanol should they choose to do so.

Our profits are impacted by corn supply and feedstock prices, which could impact the value of your investment.

      Until we are able to integrate waste starches and sugars and biomass feedstock into our production system, we will be producing ethanol from corn as our feedstock. Corn, as with most other crops, is affected by weather, governmental policy, disease and other conditions. A significant reduction in the quantity of corn harvested due to adverse weather conditions, farmer planting decisions, domestic and foreign government farm programs and policies, global demand and supply or other factors could result in increased corn costs which would increase our cost to produce ethanol. The significance and relative impact of these factors on the price of corn is difficult to predict. Significant variations in actual growing conditions from normal growing conditions may also adversely affect our ability to procure corn for its plants. Any events that tend to negatively impact the supply of corn will tend to increase prices and harm our business.

      Rising corn prices produce lower profit margins for the production of ethanol and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. Substantial increases in the price of corn have in the past caused some ethanol plants to temporarily cease production or lose money. We cannot assure you that we will be able to offset any increase in the price of corn by increasing the price of our products. If we cannot offset increases in the price of corn, our financial performance may be materially and adversely affected.

If ethanol and gasoline prices drop significantly, we will also be forced to reduce our prices, which potentially may lead to further losses.

      Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of ethanol has some relation to the price of gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure you that we will be able to sell our ethanol profitably, or at all.

Increased ethanol production in the United States could increase the demand for feedstocks and the resulting price of feedstocks, reducing our profitability.

      New ethanol plants are under construction or planning throughout the United States. This increased ethanol production could increase corn demand and prices, resulting in higher production costs and lower profits.

Price increases or interruptions in needed energy supplies could cause loss of customers and impair our profitability.

      Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our ethanol production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

            Risks Related to Government Regulation and Subsidization

Federal regulations concerning tax incentives could expire or change, which could cause an erosion of the current competitive strength of the ethanol industry.

      Congress currently provides certain federal tax credits for ethanol producers and marketers. The ethanol industry and our business depend on continuation of these credits. The credits have supported a market for ethanol that might disappear without the credits. The credits are scheduled to expire December 31, 2010. These credits may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of these tax incentives could adversely affect the future use of ethanol in a material way, and we cannot assure investors that any of these tax incentives will be continued. The elimination or reduction of federal tax incentives to the ethanol industry could have a material adverse impact on our business by making it more costly or difficult for it to produce and sell ethanol. If the federal ethanol tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol could result.

Lax enforcement of environmental and energy policy regulations may adversely affect demand for ethanol.

      Our success will depend in part on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, we will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

Costs of compliance with burdensome or changing environmental and operational safety regulations could cause our focus to be diverted away from our business and our results of operations to suffer.

      Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. Our plants also will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the State of Iowa. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our ethanol plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plants arising from air or water discharges. Ethanol production has been known to produce an unpleasant odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

      Our existing and proposed new ethanol plants will also be subject to federal and state laws regarding occupational safety. Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

                        Risks Related to Our Common Stock

Our common stock price has fluctuated considerably and stockholders may not be able to resell their shares at or above the price at which such shares were purchased.

      The market price of our common stock may fluctuate significantly (since our reverse merger in February 2005, the high and low bid price for our common stock has been $7.77 and $2.70 per share, respectively) in response to factors, some of which are beyond our control, including the following:

      o inability to manufacture ethanol as efficiently as we expect due to factors related to costs and supply of corn, energy or water,

      o factors affecting demand for ethanol such as price, competition and general economic conditions,

      o discontinuation or limitations on state and federal ethanol subsidies,

      o     negative public sentiment toward ethanol production and use, and

      o environmental restrictions increasing the costs and liabilities of ethanol production.

      The stock market in general has experienced extreme price and volume fluctuations. The market prices of securities of fuel-related companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms for research and support.

      Additional risks may exist since we became public through a "reverse merger." Securities analysts of major brokerage firms may not provide us with coverage since there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

Our common stock may be considered "a penny stock" and may be difficult for you to sell.

      The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been for much of its trading history since February 2005 and may continue to be less than $5.00 per share, and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASD's OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

The sale of our common stock to Fusion Capital may cause dilution and the sale of the shares of common stock acquired by Fusion Capital could cause the price of our common stock to decline.

      The issuance of shares to Fusion Capital under the terms of the common stock purchase agreement will dilute the percentage interests of existing stockholders and could have an adverse effect on the market price of our common stock.

      The purchase price for the common stock to be sold to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares sold to Fusion Capital and offered by this prospectus will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this prospectus at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our stock price may be adversely affected if a significant number of shares, primarily those registered by this prospectus, are sold in the public market.

      The sale by the selling stockholders of our common stock as contemplated by this prospectus will increase the number of our publicly-traded shares, which could depress the market price of our common stock. Moreover, the mere prospect of sales by the selling stockholders as contemplated by this prospectus could depress the market price of our common stock. Further, a decline in the price of our common stock would likely impede our ability to raise capital through the issuance of additional shares of common stock under the Fusion Capital common stock purchase agreement or other equity securities elsewhere.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

      Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease its price. Up to 19,765,603 shares of our common stock may be offered from time to time in the open market pursuant to this registration statement once it is effective, and these sales may have a depressive effect on the market for the shares of our common stock. Additional shares of our common stock, including shares privately placed in February 2005, may be offered from time to time in the open market pursuant to Rule 144. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

Failure to achieve and maintain effective internal controls in accordance with
Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

      Commencing July 15, 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. In connection with the audit by our independent accountants of our December 31, 2004 financial statements, they notified us and our board of directors that they had identified significant deficiencies that they considered material weaknesses in our internal controls. The material weaknesses related to the financial reporting process and segregation of duties. Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

      During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with
Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of all other stockholders.

      Our officers, directors and principal stockholders control approximately 54% of our currently outstanding shares of common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Our common stock is thinly traded, and sales of our common stock by Fusion Capital could depress the market price of our common stock.

      Shares of our common stock have historically been sporadically or "thinly-traded" on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our shares of common stock at or near ask prices at any given time may be relatively small or non-existent. As of October 20, 2005, our average trading volume per day for the past three months was approximately 10,359 shares a day, with a high of 51,000 shares traded and a low of 0 shares traded. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours, or purchase or recommend the purchase of our shares, until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that a broader or more active public trading market for shares of our common stock will develop or be sustained, or that current trading levels will be sustained.

      Fusion Capital's purchase and sale into the market of $40,000 of our common stock each trading day could cause our common stock price to decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Using the closing price on October 19, 2005 of $5.10 per share as an example, Fusion Capital would be issued approximately 7,843 shares each trading day if we elected to have Fusion Capital purchase the daily purchase amount, and the average trading volume for the prior three months is 10,359 per day. The market price of our common stock could decline given our minimal average daily trading volume as compared to the number of shares potentially issuable to Fusion Capital, and the voting power and value of your investment would be subject to continual dilution if Fusion Capital purchases the shares and resells those shares into the market, although there is no obligation for Fusion Capital to sell such shares. Any adverse affect on the market price of our common stock would increase the number of shares issuable to Fusion Capital each trading day, which would increase the dilution of your investment. Although we have the right to reduce or suspend Fusion Capital purchases at any time, our financial condition at the time may require us to waive our right to suspend purchases even if there is a decline in the market price.

      Contractual 9.9% beneficial ownership limitations prohibit Fusion Capital, together with its affiliates, from beneficially owning more than 9.9% of our outstanding common stock. This 9.9% limitation does not prevent Fusion Capital from purchasing shares of our common stock and then reselling those shares in stages over time so that Fusion Capital and its affiliates do not, at any given time, beneficially own shares in excess of the 9.9% limitation. Consequently, these limitations will not necessarily prevent substantial dilution of the voting power and value of your investment.

Investors should not anticipate receiving cash dividends on our common stock.

      We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We could issue "blank check" preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could inhibit a takeover at a premium price.

      Advanced notice is required prior to stockholder proposals. Our certificate of incorporation also authorizes the issuance of up to 1,000,000 shares of "blank check" preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control.

      Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Included in this prospectus are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and we cannot assure you that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the following: o the availability and adequacy of our cash flow to meet our requirements,

      o economic, competitive, demographic, business and other conditions in our local and regional markets,

      o changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries,

      o actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities,

      o     competition in the ethanol industry,

      o     the loss of any license or permit,

      o the loss of one or more of our plants due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required,

      o changes in our business and growth strategy (including our plant acquisition strategy and regional co-location strategy), capital improvements or development plans,

      o the availability of additional capital to support capital improvements and development, and

      o other factors discussed under the section entitled "Risk Factors" or elsewhere in this prospectus.

      All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement with the SEC on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.

       You may also request a copy of our filings at no cost by writing or telephoning us at:

                              Xethanol Corporation
                     1185 Avenue of the Americas, 20th Floor
                            New York, New York 10036
                       Attention: Mr. Lawrence S. Bellone
                             Chief Financial Officer
                                 (646) 723-4000

                                 USE OF PROCEEDS

      The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants currently outstanding. In that case, we could receive a maximum of $3,574,830 (1,431,032 shares at a range of $1.90 to $5.25 per share), which would be used for working capital and general corporate purposes.

      Additionally, we may receive up to $20 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes.

      We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      As of October 20, 2005, there were 229 record holders of our common stock and there were 15,076,219 shares of our common stock outstanding.

      Our shares of common stock are quoted on the OTC Bulletin Board under the trading symbol XTHN.OB. We intend to apply for listing on the American Stock Exchange, but cannot be certain that we will receive approval.

      The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:

                                                  High        Low
                                                  ----        ---
Year Ended December 31, 2003:
-----------------------------
First Quarter (February 4 to March 31)           $  0.75    $  0.60
Second Quarter                                      1.05       0.65
Third Quarter                                       1.05       0.80
Fourth Quarter                                      1.05       0.80

Year Ended December 31, 2004:
-----------------------------
First Quarter                                    $  1.05    $  0.80
Second Quarter                                      1.05       0.80
Third Quarter                                       1.05       0.80
Fourth Quarter                                      1.05       0.80

Year Ending December 31, 2005:
------------------------------
First Quarter (through February 2)               $  1.05    $  0.80
First Quarter (February 3 to March 31)              5.00       1.00
Second Quarter                                      4.50       2.70
Third Quarter                                       7.77       3.25
Fourth Quarter (October 1 to October 20)            6.45       4.75

------------

      First quarter 2005 market information is divided at February 2, 2005, the closing date of our reverse merger transaction. Our shares of common stock became eligible for quotation on the OTC Bulletin Board in 2003, at which time it related only to Zen Pottery Equipment, Inc. (under the symbol ZPYE.OB). In April 2005, our symbol was changed to XTHN.OB.

      These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

      This prospectus covers 19,765,603 shares of our common stock offered for sale by the selling stockholders. The shares offered by this prospectus include 11,684,571 presently outstanding shares of our common stock, 5,000,000 shares issuable under the common stock purchase agreement, 1,650,000 shares of our common stock issuable upon conversion of our senior secured royalty income notes, and 1,431,032 shares of our common stock issuable upon exercise of warrants to purchase common stock.

Dividend Policy

      We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors, subject to our articles of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that we may deem relevant.

Equity Compensation Plan Information

      At the time of the merger, neither we nor Xethanol had any outstanding stock options. On February 2, 2005, following the completion of the merger, the board of directors of our company adopted 2005 Incentive Compensation Plan, which our stockholders subsequently approved.

      The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards is 2,000,000 shares, plus the number of shares with respect to which awards previously granted thereunder are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. As of the date of this prospectus, 317,070 shares of our common stock and stock options to purchase 480,000 shares of our common stock were granted under the 2005 Plan. See "Management - Incentive Compensation Plan" for a detailed description of the plan.

      The following table provides information regarding the status of our existing equity compensation plans at October 21, 2005:

                                                                                          Number of securities
                                                                                         remaining available for
                                 Shares of common stock                                   future issuance under
                                  issued and shares of                                  equity compensation plans
                                   common stock to be      Weighted-average exercise      (excluding securities
                                 issued upon exercise of      price of outstanding      reflected in the previous
Plan category                      outstanding options              options                     columns)
-------------                   -----------------------    ------------------------      ------------------------
Equity compensation plans
approved by security holders(1)        797,070 (2)                   $ 3.95                     1,202,930


(1)   Represents our 2005 Incentive Compensation Plan.

(2) Consists of 317,070 shares of common stock with a fair value estimated at $3.25 per share and stock options to purchase 480,000 shares of our common stock with exercise prices of $3.75 or $4.00 per share.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

      On February 2, 2005, we completed a reverse merger transaction with Zen Pottery Equipment, Inc., a Colorado corporation formed in April 1991. Prior to the merger, we were a company that manufactured pottery kilns. We discontinued these activities simultaneously with the merger by the sale of that business to Zen Zachariah Pool III, our previous principal stockholder. Upon the closing of the merger, the directors and management of Xethanol became the directors and management of Zen Pottery Equipment which then reincorporated in Delaware and changed its name to Xethanol Corporation. For a more complete description of the reverse merger transaction and concurrent private offering in which we received approximately $3.87 million in aggregate gross proceeds, see our current report on Form 8-K, dated February 2, 2005 and filed with the SEC on February 3, 2005.

      Xethanol Corporation was formed in January 2000. It began its ethanol production operations in September 2003. Following the closing of the merger, Xethanol Corporation changed its name to Xethanol BioEnergy, Inc.

      Since our business is that of Xethanol only, the former officers of Xethanol were appointed to the same positions in our company and the former Xethanol stockholders received a majority of our total outstanding stock in the reverse merger, the merger was accounted for as a recapitalization of Xethanol, and the information in this prospectus is that of Xethanol.

Plan of Operation

      Our expected revenue model is based on the sale of ethanol and its related co-products. The co-products include distillers wet grains (DWG) and xylitol. DWG is a high protein, high fat product that is a co-product of corn-based ethanol production. DWG is sold to the animal feed ingredient market. Xylitol is a natural sweetener that was approved by the FDA in the 1960's for use in foods and beverages, including chewing gums, candies, toothpastes and diabetic regimens. Xylitol is a co-product derived from biomass-to-ethanol production. We also expect to be eligible for cash subsidies available for the utilization of corn and other eligible feedstocks through the U.S. Department of Agriculture.

      At the present time, we own two ethanol plants in Iowa - Xethanol BioFuels in Blairstown and Permeate Refining in Hopkinton. We also own several proprietary bio-extraction, bio-separation and bio-fermentation technologies that are targeted at reducing costs throughout the entire ethanol production process.

      Xethanol BioFuels was acquired in November 2004 as an idled plant. During the first six months of 2005, this facility underwent substantial refurbishment and became operational in July 2005. This is primarily a corn-based operation with an initial production capacity of 5.5 millions gallons of ethanol per year.

      Permeate Refining primarily processes waste starches and sugars and has a production capacity of 1.6 million gallons of ethanol per year. In April 2005, we temporarily ceased operations at the Permeate Refining plant in order to refurbish the facility. We are currently evaluating alternatives to maximize the strategic use of this facility. We expect to complete our review during the fourth quarter of 2005.

      We sell the ethanol from our Xethanol BioFuels plant under an exclusive marketing agreement with Aventine Renewable Energy, Inc. Aventine is the second largest marketer of ethanol in the United States and purchases all of Xethanol BioFuel's ethanol production under a renewable three-year off-take agreement. Sales are made at market prices less the costs of transportation and Aventine's marketing commission. We sell our DWG through a local merchandising agent.

      We are continually evaluating strategies for growth including the formation of co-location joint ventures with waste generators and processors on the East Coast and West Coast, the acquisition of corn-to-ethanol facilities in the Midwest where we can utilize our proprietary biomass-to-ethanol technologies, and increases in production at our existing facilities through the deployment of new technologies and a mixture of alternative feedstocks. We anticipate pursuing one or more growth opportunities within the next six months.

Results of Operations

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

      Net Loss. We had net losses of $2,570,918 and $931,181 for the years ended December 31, 2004 and 2003, respectively. The increased loss of $1,639,737 is primarily attributable to increased operating expenses incurred during the 2004, as well as higher levels of interest expense incurred during 2004. During 2003 and 2004, these losses were financed through various private equity financing transactions.

      Sales. Net sales for the year ended December 31, 2004 were $465,048 as compared to $149,495 for the year ended December 31, 2003 and relate to sales of ethanol from our Permeate facility. The Permeate facility was acquired in July 2003 and the increase in sales is principally due to the inclusion of a full year's sales in 2004 versus only six months of sales in 2003. Additionally, ethanol prices in 2004 were generally higher than in 2003.

      Cost of Sales. Cost of sales for the year ended December 31, 2004 were $507,181 as compared to $206,134 for the year ended December 31, 2003. Higher cost of sales in 2004 relates to the higher level of sales during 2004, as well as the inclusion of a full year's depreciation expense in 2004 versus only six months in 2003.

      Operating Expenses. Operating expenses were $2,357,190 for the year ended December 31, 2004 as compared to $839,612 for the year ended December 31, 2003. The increase in operating expenses of $1,517,578 is due principally to the increased level of activity at the Xethanol corporate level during 2004 combined with the inclusion of 12 months of operating expenses related to the Permeate facility during 2004 versus only six months during 2003. The increase in Xethanol corporate expenses relates mainly to increased compensation expense, legal fees, accounting and auditing fees, engineering and technical fees and travel and entertainment. Other items that contributed to the overall increase in operating expenses was approximately $125,000 related to the Xethanol BioFuels facility acquired in October 2004 and approximately $15,000 in amortization expense resulting from various licenses acquired after June 30, 2004.

      Interest Expense. Interest expense increased by $155,454 as a result of the mortgage note on the Permeate facility being outstanding for a full year during 2004 as compared to five months during 2003 and the assumption of a note payable in October 2004 in connection with the acquisition of the Xethanol BioFuels facility.

      Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

      Net Loss. We had net losses of $4,475,959 and $765,801 for the six months ended June 30, 2005 and 2004, respectively. These losses are not comparable given our significant activity subsequent to June 30, 2004, including the acquisition of Xethanol BioFuels, the reverse merger, the concurrent private offering, the senior secured notes financing and the establishment of a corporate office and organizational infrastructure. During these periods, operations were financed through various equity and debt private financing transactions.

      Sales. Net sales for the six months ended June 30, 2005 were $98,918 as compared to $187,264 for the six months ended June 30, 2004. This decrease was principally due to the closure of the Permeate Refining facility during the second quarter of 2005. The decrease was partially offset by higher production levels during the first quarter of 2005.

      Cost of Sales. Cost of sales for the six months ended June 30, 2005 were $146,453 as compared to $253,735 for the six months ended June 30, 2004. This decrease was principally due to the closure of the Permeate Refining facility during the second quarter of 2005. As a result, all costs including depreciation during this period have been excluded from cost of sales and included in operating expenses.

      Operating Expenses. Operating expenses were $3,917,537 for the six months ended June 30, 2005 as compared to $660,882 for the six months ended June 30, 2004. The increase in operating expenses of $3,256,655 is due principally to: increased expenses of approximately $2,300,000 attributable to the creation of our corporate office, increased expenses of approximately $860,000 related to start-up expenses at the Xethanol BioFuels facility which we did not own in 2004, and approximately $85,000 of expenses, including depreciation, related to Permeate Refining that are included in operating expenses in 2005 but were included in cost of sales in 2004. Included in the $2,300,000 increase attributable to our corporate office is approximately $2,000,000 of compensation expense. Compensation expense increased as a result of an increase in employees and consultants as we expanded our management team and developed a corporate infrastructure to support both the growth of our business and our change to a public company. Approximately $1,480,000 of the increase in compensation expense related to equity awards issued as sign-on bonuses to new employees and consultants hired or engaged during the period. Other items that contributed to the increase in corporate overhead expense were a $130,000 increase in professional fees, $80,000 in office expenses such as rent, communications, supplies, etc., and $61,000 in amortization expense resulting from various licenses acquired after June 30, 2004. Included in the Xethanol BioFuels start-up expenses are approximately $375,000 in repairs, maintenance and supplies. Expenses attributable to plant and office personnel accounted for approximately $270,000 of the total. Other items included expenses related to insurance and utilities.

      Interest Expense. Interest expense increased by $233,376 principally as a result of the issuance of the senior secured royalty notes in January 2005.

      Organizational Expenses. In connection with the reverse merger, we paid $300,000 to the former owners of Zen Pottery Equipment to repurchase 8,200,000 of their Zen Pottery Equipment shares which were then cancelled at the closing of the reverse merger. This payment was recorded for accounting purposes as an organizational expense.

Liquidity and Capital Resources

      At June 30, 2005, our working capital amounted to $86,747 as compared with a working capital deficit of $640,586 at December 31, 2004. At June 30, 2005, we had an accumulated deficit in the amount of $8,471,251. The accumulated losses resulted principally from costs incurred in developing our business plan, general and administrative expenses, and capital raising activities.

      During the six months ended June 30, 2005, we used net cash of $3,749,511 for operating activities. Additional cash of $964,738 was used to purchase property and equipment. Cash used for operating and investing was offset by net cash proceeds of $3,572,817 raised from our private offering and $5,000,000 of proceeds raised from the issuance of the senior secured royalty notes net of the repayment of the $3,000,000 short-term note payable. Net cash increased during the six months ended June 30, 2005 by $907,318.

      As of September 30, 2005, we had a cash balance of $1,867,493. Based upon our current financial condition, cash forecast and operating plan, we believe that we have adequate cash resources to sustain our operations until March 2006. However, our continued existence is dependent upon several factors, including the ability to achieve profitability from the sale of our product which we began selling in July 2005. Until such time as we can rely on revenues generated from operations, we will continue to seek additional sources of financing through private offerings.

      On August 8, 2005, Xethanol BioFuels issued additional senior secured royalty income notes to the same two institutional investors as in January 2005 in the aggregate principal amount of $1,600,000. The proceeds of the financing were used to repay funds advanced to Xethanol BioFuels by us, and we intend to use those repaid funds for working capital and general corporate purposes.

      On October 18, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20 million over a 25-month period, subject to earlier termination at our discretion. We may also, in our discretion, elect to sell more of our common stock to Fusion Capital than the minimum daily amount. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00.

      We also anticipate the need to raise additional capital through the future issuance of stock, debt or other forms of traditional asset-based financing in order to further develop and expand our business. We are currently in discussions with investment banking firms and potential investors regarding such financings. We cannot assure you that we will be successful in obtaining additional financing. Accordingly, if we fail to obtain additional financing, we will be required to substantially reduce or defer payments of operating expenses.

      The uncertainties regarding the availability of continued financing and commencement of adequate commercial revenues raise substantial doubt about our ability to continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements

      We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

      Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Significant estimates include the valuation of shares issued for services or in connection with acquisitions and in the valuation of fixed assets and intangibles and their estimated useful lives to calculate depreciation and amortization. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      As of June 30, 2005, we had devoted most of our activities to establishing our business, including raising capital and making acquisitions. Accordingly, our financial statements have been presented as a development stage company as defined in Statement of Financial Accounting Standards No. 7. On July 1, 2005, we commenced operations at our Xethanol BioFuels plant and the plant is now generating significant revenues from the sales of ethanol and other by-products. Accordingly, we will no longer be presenting our financial statements as a development stage company.

      The other accounting policies that we follow are set forth in Note 2 to our financial statements as included in this prospectus. These accounting policies conform to accounting principles generally accepted in the United States, and have been consistently applied in the preparation of the financial statements.

Recently Issued Accounting Pronouncements

      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123R "Share Based Payment." This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. We adopted this pronouncement during the first quarter of 2005.

                                    BUSINESS

Company Overview

      We are a biotechnology-driven company with the primary goal of becoming a leader in the waste-to-ethanol industry. We are a producer of ethanol and its co-products. Our objective is to be a low-cost producer of ethanol by utilizing our proprietary biomass-to-ethanol technologies to potentially improve process efficiency and utilize lower-cost alternative feedstocks. We believe that prospective demand for ethanol will continue to outstrip supply. We intend to use biomass waste streams as ethanol feedstocks to not only produce ethanol efficiently and with higher margins than traditional production processes, but to also generate income from valuable co-products.

      Xethanol was formed in January 2000 to capitalize on the growing market for ethanol and its co-products. We commenced ethanol production in August 2003 our first acquisition and plant, our Permeate Refining facility in Hopkinton, Iowa. Permeate Refining operated for more than a decade principally using non-corn-based feedstocks such as waste candy sugars sourced from the greater-Chicago candy industry and waste starches sourced from regional wet millers. Permeate Refining has a capacity of 1.6 million gallons of ethanol per year, but recently operated at a maximum of 40,000 gallons of ethanol per month, or 480,000 gallons per year, throughput. In April 2005, we temporarily ceased operations at the Permeate Refining facility while we evaluate alternatives to maximize the strategic use of this facility. We expect to complete our review during the fourth quarter of 2005. We believe this facility potentially has significant value as a pilot plant to prove out and commercialize new technologies.

      In October 2004, we purchased our facility located in Blairstown, Iowa, operated by our Xethanol BioFuels subsidiary. The Xethanol BioFuels plant is situated on 25.5 acres with nearby corn and corn stover (biomass) production. The plant has a production capacity of approximately 5.5 million gallons of ethanol per year using corn as its feedstock. At the time of our acquisition, the plant was idled and in bankruptcy. After substantial upgrades and refurbishment, we recommenced production in July 2005 and the facility is currently operating at its production capacity. In addition to ethanol production, BioFuels also produces distiller's wet grains, or DWG, a by-product of the traditional corn-to-ethanol process.

      Under the U.S. Department of Agriculture's Commodity Credit Corporation Bioenergy Program, we believe our Xethanol BioFuels plant will be eligible for cash subsidies. These subsidies are paid quarterly and are based on the increase in corn and other eligible feedstock consumption over the prior period in the preceding year. We anticipate that 100% of our Xethanol BioFuels plant's corn consumption during the next 12 months will qualify under this program. The program is funded on an annual basis by Congressional appropriation, and has been available from 2001 to 2005, and was recently approved for 2006.

      We recently entered into an agreement with Aventine Renewable Energy, Inc. to sell all of the fuel ethanol produced by our Xethanol BioFuels facility. Aventine supplies more than 500 million gallons of U.S. ethanol needs as the second-largest producer and marketer of ethanol in the United States. Our Permeate Refining facility, being a small ethanol producer, has historically sold to smaller regional blenders. Distiller's wet grains produced at Xethanol BioFuels are sold into the animal feed market through a marketing agreement with a local agent.

      Our business and growth strategy encompasses a two-pronged approach. The first prong of our business strategy is to opportunistically acquire and upgrade existing ethanol production facilities in the traditional ethanol production belt which is situated in the corn farming states of the Midwest. We look to acquire corn-based ethanol plants with 2.0 million to 15.0 million gallons of capacity located in proximity to biomass sources, such as corn stover, which can utilize our proprietary biomass-to-ethanol technologies. Our aim under this strategy is to become a low-cost producer of ethanol in these areas. Our Xethanol BioFuels plant in Blairstown, Iowa is our first plant employing this strategy.

      The second prong of our business strategy is to build ethanol production facilities in the major ethanol usage areas clustered on the East Coast and West Coast. To date, ethanol production has been concentrated around the corn farming states in the Midwest since corn is presently the major feedstock in ethanol production. However, ethanol buyers are clustered on the East Coast and West Coast around major trans-shipment points such as ports. We will partner with local entities that have real estate and tanker storage facilities available at these trans-shipment points and use their facilities to build local ethanol production facilities with a lower capital outlay on our part. We are in preliminary discussions with a Georgia-based group to initiate Atlantic Xethanol, LLC, our first venture under this strategy. As part of this process, Atlantic Xethanol is exploring opportunities in Savannah, Georgia and Jacksonville, Florida.



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

      Our company is organized to facilitate our business strategy. Xethanol Corporation, as the parent corporation, works on acquiring and enhancing the technology platforms for our operations, which are carried out through our ethanol production subsidiaries such as Xethanol BioFuels and affiliates such as Atlantic Xethanol. We utilize UTEK Corporation, a publicly-traded technology transfer company, to assist us in identifying leading-edge technologies that may enable us to lower costs throughout the ethanol production cycle and create a technology platform for biomass conversion. Under this program, we have acquired a portfolio of diverse technologies and have developed strategic alliances with government and university research labs to further develop and prove out these technologies. Once a new technology has proved out, we intend to move it from the laboratory to the field for commercialization at one of our production facilities. We will also review opportunities to license our technologies to third parties to create royalty income streams.

Industry Overview

      Overview of the Ethanol Market

      On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act transformed ethanol from a gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute, which we believe will serve to strengthen and expand the role of ethanol in the U.S. fuel economy. A highlight of the Energy Policy Act is the creation of a 7.5 billion gallon renewable fuel standard (RFS) increasing use of renewable domestic fuels such as ethanol and biodiesel. The newly approved RFS of the Energy Policy Act establishes that a percentage of the U.S. fuel supply will be provided by renewable, domestic fuels such as ethanol. In addition, the Energy Policy Act establishes a 30% tax credit up to $30,000 for the cost of installing clean fuel refueling equipment, such as an E85 ethanol fuel pump.

      Historically, producers and blenders had a choice of fuel additives to increase the oxygen content of fuels. MTBE (methyl tertiary butyl ether), a petroleum-based additive, was the most popular additive, accounting for up to 75% of the fuel oxygenate market. However, in the United States, ethanol is replacing MTBE as a common fuel additive. While both increase octane and reduce air pollution, MTBE is a presumed carcinogen which contaminates ground water. It has already been banned in California, New York, Illinois and 16 other states. Major oil companies have voluntarily abandoned MTBE and it is scheduled to be phased out under the Energy Policy Act. As MTBE is phased out, we expect demand for ethanol as a fuel additive and mileage extender to rise. A blend of 5.5% or more of ethanol, which does not contaminate ground water like MTBE, effectively complies with U.S. Environmental Protection Agency requirements for reformulated gasoline, which is mandated in most urban areas. We believe there are no economically feasible substitutes for MTBE other than ethanol.

      Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce emissions. In 2004, according to the American Coalition for Ethanol, 30% of all United States gasoline was blended with some percentage of ethanol. The most common blend is E10, which contains 10% ethanol and 90% gasoline. There is also growing federal government support for E85, which is a blend of 85% ethanol and 15% gasoline.

      Ethanol is a renewable fuel produced by the fermentation of starches and sugars such as those found in grains and other crops. Ethanol contains 35% oxygen by weight and, when combined with gasoline, it acts as an oxygenate, artificially introducing oxygen into gasoline and raising oxygen concentration in the combustion mixture with air. As a result, the gasoline burns more completely and releases less unburnt hydrocarbons, carbon monoxide and other harmful exhaust emissions into the atmosphere. The use of ethanol as an automotive fuel is commonly viewed as a way to reduce harmful automobile exhaust emissions. Ethanol can also be blended with regular unleaded gasoline as an octane booster to provide a mid-grade octane product which is commonly distributed as a premium unleaded gasoline.

      Studies published by the Renewable Fuel Association indicate that approximately 4.0 billion gallons of ethanol will be consumed this year in the United States and every automobile manufacturer approves and warrants the use of E10. Because the ethanol molecule contains oxygen, it allows an automobile engine to more completely combust fuel, resulting in fewer emissions and improved performance. Fuel ethanol has an octane value of 113 compared to 87 for regular unleaded gasoline. Domestic ethanol consumption has tripled in the last eight years, and consumption increases in some foreign countries, such as Brazil, are even greater in recent years. For instance, 40% of the automobiles in Brazil operate on 100% ethanol, and others use a mixture of 22% ethanol and 78% gasoline. The European Union and Japan also encourage and mandate the increased use of ethanol.

      For every barrel of ethanol produced, the American Coalition for Ethanol estimates that 1.2 barrels of petroleum are displaced at the refinery level, and that since 1978, U.S. ethanol production has replaced over 14.0 billion gallons of imported gasoline or crude oil. According to a Mississippi State University Department of Agricultural Economics Staff Report in August 2003, a 10% ethanol blend results in a 25% to 30% reduction in carbon monoxide emissions by making combustion more complete. The same 10% blend lowers carbon dioxide emissions by 6% to 10%.

      There are approximately 85 ethanol production plants currently operational in the United States, with a further 16 plants under construction. During the last 20 years, ethanol production capacity in the United States has grown from almost nothing to an estimated 3.7 billion gallons per year in 2004. In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. Consequently, the production plants are concentrated in the grain belt of the Midwest, principally in Illinois, Iowa, Minnesota, Nebraska and South Dakota.

      The ethanol production industry is fragmented, with one company accounting for approximately 30% of U.S. production and the next largest producer accounting for less than 4% of the same market. The majority of plants are in the 20 million to 40 million gallons per year capacity range, with a number of these plants affiliated to local farmer co-operatives which account for 37% of total U.S. capacity.

      In the United States, there are two principal commercial applications for ethanol. The first is as a mandatory oxygenate additive to gasoline to comply with clean air regulations. The second is as a voluntary substitute for gasoline
- this is a purely economic choice by gasoline retailers who can make higher margins on selling ethanol-blended gasoline, provided ethanol is available in the local market. The U.S. gasoline market is currently approximately 140 billion gallons annually, so the potential market for ethanol (assuming only a 10% blend) is 14 billion gallons per year. Increasingly, motor manufacturers are producing flexible fuel vehicles (particularly sports utility vehicle models) which can run off ethanol blends of up to 85% (known as E85) in order to obtain exemptions from fleet fuel economy quotas. There are now in excess of 4 million flexible fuel vehicles on the road in the United States, offering further potential for significant growth in ethanol demand.

      Overview of the Ethanol Production Process

      In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. It can also be made using industrial food processing wastes, which we are currently processing, and cellulosic biomass feedstocks - woody and fibrous materials, agricultural residues, corn cobs and stover, bagasse stalks from sugar cane, forestry residues, yard waste, and restaurant and municipal solid waste. Ethanol is produced by extracting, fermenting and distilling the sugars trapped in these diverse feedstocks.

      The largest domestic producer of ethanol is Archer Daniels Midland, accounting for approximately one-third of all production. Corn dry mill ethanol production processing can be divided into five basic steps:

      o milling, which physically breaks down the corn kernel using mechanical processes allowing for extraction of the starch portion,

      o liquefaction and saccharification, which applies heat and enzymes to break down the starches into fermentable sugars,

      o fermentation, which converts sugar to carbon dioxide and ethanol through yeast metabolization,

      o distillation and dehydration, which separates ethanol from water through the use of heat and a molecular sieve dehydrator, and

      o by-product recovery, which employs heat and mechanical processes to process non-fermentable corn components into saleable feed products.

      By-product recovery is an important contributor to revenues for corn-based plants. The two principal by-products are distiller's wet grains, or DWG, and distiller's dry grains, or DDG. DWG and DDG are high protein, high fat products for the animal feed ingredient market. There is a well-established market for DWG and DDG. The vast majority of United States ethanol production relies on mature, proven corn-based technology. Historically and over the longer term, the economics of corn ethanol have favored large scale plants, producing more than 60 million gallons per year, which are located in close proximity to the Corn Belt, and away from the major consuming markets.

      Ethanol can also be made using industrial food processing wastes such as waste starches and sugars. Examples of starches and sugars that can be used for ethanol production include brewing waste, candy waste, spoiled soft drinks and other diverse food processing residues as well as restaurant waste. The principal advantage of these feedstocks is that they are often available for low or sometimes negative cost. While corn is a commodity that is almost always available at the prevailing market price, the availability of starch and sugar feedstocks is less predictable and depends on regional opportunities, plant location and processor efficiencies. Production from waste starches and sugars is a mature technology very similar to that from corn, except that the process is simplified in the case of sugars, which are already in a chemical form suitable for fermentation.

Biomass Ethanol Production

      In a recent report, "Outlook For Biomass Ethanol Production Demand," the U.S. Energy Information Administration found that advancements in production technology of ethanol from cellulose could reduce costs and result in production increases of 40% to 160% by 2010. Biomass (cellulosic feedstocks) includes agricultural waste, woody fibrous materials, forestry residues, waste paper, municipal solid waste and most plant material. Like waste starches and sugars, they are often available for relatively low cost, or are even free. However, cellulosic feedstocks are more abundant, global and renewable in nature. These waste streams, which would otherwise be abandoned, land-filled or incinerated, exist in populated metropolitan areas where ethanol prices are higher.

      In addition to its lower raw material costs, biomass-to-ethanol production has the following advantages over corn-based production:

      o biomass allows producers to avoid the pressure on margins created by rises in corn prices,

      o a key limitation for ethanol is that there are currently no pipelines available for the transportation of ethanol; this may create a potential niche market for biomass ethanol because it can be produced locally with a variety of waste products,

      o biomass generates an additional class of valuable co-products, such as xylitol, which are not derived from corn, and

      o     biomass is more energy efficient than its corn counterpart.

      There are three basic steps in converting biomass to ethanol: (1) converting biomass to a fermentation feedstock (some form of fermentable sugar)
- this can be achieved using a variety of different extraction technologies, (2) fermenting biomass intermediates using biocatalysts (microorganisms including yeast and bacteria) to produce ethanol and (3) processing the fermentation product, which yields fuel-grade ethanol and by-products such as xylitol.

      Cellulose and hemicellulose, the two major components of plants and the ones that give plants their structure, are also made of sugars which are linked together in long chains. Advanced bioethanol technology can break those chains down into their component sugars and then ferment them to make ethanol or xylitol. This technology has the potential to turn ordinary low-value plant materials such as corn stalks, sawdust or waste paper into fuel ethanol. In order to compete, we have acquired, and are seeking to expand, a portfolio of technologies for biomass-to-ethanol production. For more information on these technologies, see "- Technology Platform" below.

      The economics of waste and biomass ethanol are the reverse of corn ethanol. Recovery of ethanol from biomass waste streams with traditional large-scale ethanol production technology is uneconomical. This is because generation of these waste streams is widely distributed and their value is too low to make transportation to a central processing facility viable. Consequently, waste and biomass streams are normally land-filled or otherwise disposed of at the producer's expense. The economics of biomass ethanol favor small footprint processing plants that can be located close to biomass and waste sources. Immediate proximity to urban ethanol markets reduces freight costs and increases potential margins. See "- Business and Growth Strategy" below.

      While the sale of DWG improves the economics of corn-to-ethanol production, biomass feedstocks also present opportunities to monetize waste streams beyond revenues derived from ethanol itself. The most valuable co-product derived from biomass-to-ethanol production is xylitol. Xylitol is a natural sweetener that was approved by the FDA in the 1960's for use in foods and beverages, including chewing gums, candies, toothpastes and diabetic regimens. We plan to focus on its production because of its high price and potential for wider consumer acceptance.

Business and Growth Strategy

      Our business and growth strategy encompasses a two-pronged approach:

      o identify, acquire and upgrade corn-based ethanol plants in the Midwest, integrate proprietary technologies that we own or license to increase their efficiency and production capacity, and become a low-cost producer of ethanol in these areas, and

      o build ethanol production facilities co-located in proximity with waste feedstock generators in the major ethanol usage areas clustered on the East Coast and West Coast with a low capital outlay on our part realized by partnering with local entities that have real estate and tanker storage facilities available, utilize proprietary technologies that we own or license to efficiently process the local feedstock, and become the closest and most convenient producer of ethanol in these areas.

      Plant Acquisition Strategy

      Under the first prong of our business and growth strategy, we intend to opportunistically acquire and upgrade existing ethanol production facilities in the traditional ethanol production belt which is situated in the corn farming states of the Midwest. We look to acquire corn-based ethanol plants with 2.0 million to 15.0 million gallons of capacity located in proximity to biomass sources, such as corn stover. Upon acquisition, our strategy is to upgrade these plants as well as integrate proprietary technologies that we own or license to increase their production capacity and make them more efficient ethanol producers, and in the process potentially increase margins and profitability. Our aim under this strategy is to become the lowest-cost producer of ethanol in these areas. Over the longer term, we are committed to commercializing biomass-to-ethanol production.

      Our Xethanol BioFuels plant in Blairstown, Iowa is our first plant under this strategy. We acquired the facility for $4.0 million at a bankruptcy court auction in October 2004. The purchase price represents a discount to its appraised value of $10.4 million in 2001 and to our estimate of its replacement cost of $14.0 million. In order to maximize the value of this asset, we invested a further $2.0 million for plant repairs and upgrades. We recommenced production at the plant in July 2005. The plant has a rated capacity of 5.5 million gallons per year and we are currently operating at rated capacity based on 100% corn utilization. Over time, our goal is to increase Xethanol BioFuels plant capacity and throughput significantly up to 15 million gallons per year, and reduce costs by introducing new bio-separation and bio-fermentation technologies and integrating a mixture of alternative feedstocks. The acquisition of the Xethanol BioFuels facility demonstrates our ability to acquire, renovate and commission corn-based ethanol production at a discount to new construction costs. We intend to opportunistically substitute waste starches and sugars into the feedstock streams for our corn-based plants, beginning at our Xethanol BioFuels facility in 2006.

      We intend to take advantage of potential consolidation opportunities in what is currently a fragmented ethanol industry by identifying and selectively acquiring other corn-based ethanol plants that have acquisition and operating characteristics similar to those of our Xethanol BioFuels facility. We believe that because we are acquiring smaller, corn-to-ethanol plants at a discount to replacement cost and then pursuing proprietary biomass-to-ethanol technologies to reduce costs, we will be able to compete with larger-scale producers. While we cannot assure you we will be successful in consummating additional acquisitions on favorable terms, we are in preliminary discussions to acquire other plants.

      Regional Co-Location Strategy

      Under the second prong of our business and growth strategy, we intend to build ethanol production facilities co-located with, or in proximity to, waste feedstock generators in the major ethanol usage areas clustered on the East and West Coasts. To date, ethanol production has been concentrated in the corn farming states in the Midwest since corn is presently the major feedstock in ethanol production. However, ethanol buyers are clustered on the East and West Coasts around major trans-shipment points such as ports. We intend to partner with local entities that have real estate and tanker storage facilities available at these trans-shipment points and use their facilities to build local ethanol production facilities with a lower capital outlay on our part. We intend to implement proprietary bio-separation and bio-fermentation technologies at these coastal facilities that will allow us to use local biomass waste streams, such as industrial food processing wastes, in ethanol production. Our aim is to become a low-cost ethanol producer at major coastal trans-shipment points, and thus become the ethanol supplier of choice for large, local users.

      The potential advantages of this strategy are as follows:

      o the targeted sites are permitted, have established power generation and utilities and allow for immediate co-location,

      o the targeted sites have useful infrastructure already in place, such as tanker storage facilities and pumping capability, decreasing the capital outlay required from us,

      o potential biomass-waste-generating partners may be willing to contribute towards the up-front capital costs to construct biomass-to-ethanol facilities next to their plants, and then share revenues with us,

      o commercial biomass waste generators and processors already have an established footprint in targeted urban areas,

      o many commercial biomass waste generators and processors have multiple locations, allowing for rapid expansion of the co-location model,

      o biomass waste material is renewable, accessible, low cost or free of charge, and generally abundant,

      o certain biomass waste generators are amenable to using their properties to produce ethanol and view its production as an incremental revenue source and an efficient means of waste disposal, and

      o biomass waste streams are generated in urban areas where ethanol sells at higher prices and where locally-produced ethanol would make shipping costs (to the market) not material.

      Our Atlantic Xethanol venture is our initial effort under this strategy, with its first ethanol production facility anticipated to be built in Savannah, Georgia, and with additional plants to follow in or near ports that could service the North Florida and South Carolina markets.

      We believe the expansion potential of this business and growth strategy is meaningful, as there are many prospective sites on the East Coast and West Coast. We believe there are numerous partner candidates in local entities that have infrastructure available and/or waste feedstock output.

      A variation of our co-location strategy is to potentially partner with producers of biomass and co-locate production facilities in proximity to the source of the biomass. In particular, we believe there may be significant opportunities for the co-location strategy with paper producing companies. With our acquisition of Xylose Technologies, Inc (see "- Technology Platform"), we believe we have a technology platform that is uniquely suited for the paper industry in that we can process xylose, a significant co-product present in pulping wastes from the paper milling process, into ethanol or xylitol. We are still in the early stages of developing this strategy but believe it may present a significant opportunity.

Technology Platform

      The major variable costs associated with the production of ethanol are the feedstock (traditionally corn), natural gas for heat generation at various stages of the process, and the disposal of excess water. We are focusing on a number of technologies to reduce these costs. Margin improvements can be achieved by substituting lower cost feedstocks for corn, reducing natural gas intake, increasing the effective capacity of each plant by accelerating the separation and fermentation processes, and reducing the amount of water used in the production cycle.

      We believe that the identification, acquisition and development of proprietary technologies will be a key driver of our business. We are organized to facilitate this key business activity. Xethanol Corporation, as the parent corporation, works on acquiring and enhancing the technology platforms for all our operations. Our objectives are to access a continual stream of diverse advanced technologies from academic and other research organizations, on a worldwide basis, rather than be captive to any one particular technology platform. We engage UTEK Corporation, a publicly-traded technology transfer company, to assist us in identifying technologies that may enable us to lower costs throughout the ethanol production cycle and create a technology platform for biomass conversion. In April 2004, we formalized this relationship by entering into a strategic alliance agreement with UTEK, which details the research and development activities to be performed by UTEK on our behalf. The term of the agreement is one year, terminable by either party upon 90 days' notice. In April 2005, we extended this agreement through April 2006. Under this arrangement, we have acquired a portfolio of diverse technologies and developed strategic alliances with government-sponsored research facilities at the National Renewable Energy Laboratory (NREL ) and the U.S. Department of Agriculture's Forest Products Labs, as well as research labs at Queen's University, Ontario, Canada and the Virginia Polytechnic Institute. Through these strategic alliances, we have been able to outsource our research and development to specialists in the fields of enzyme and fermentation technology. Once a new technology has proved out, we intend to move it from the laboratory to the field for commercialization at our production facilities, such as Xethanol BioFuels, and through our regional partners, such as Atlantic Xethanol. We will also review opportunities to license our technologies to third parties to create royalty income streams.

      In August 2005, we acquired the outstanding stock of Xylose Technologies, Inc. from UTEK. Xylose Technologies owns certain rights to commercialize technology based on research done by the U.S. Department of Agriculture's Forest Products Laboratory, which has developed a genetically-engineered, xylose fermenting yeast strain providing enhanced ethanol production from xylose. Since xylose is present in biomass materials such as agricultural wastes, corn hulls and the like, as well as in pulping wastes and fast-growing hardwoods, which are currently under-exploited, we believe a method to more easily convert xylose to ethanol and value-added co-products such as xylitol will prove to be valuable. The potential benefits of Xylose Technologies' Xylose Fermenting Yeast Strain technology are that:

      o     the process allows more efficient fermentation of biomass feedstock,

      o the process can allow many forestry products to be used to make ethanol, and

      o     the process can also be used to make xylitol.

      In January 2005, we acquired the outstanding stock of Superior Separation Technologies, Inc. from UTEK. Superior Separation owns the worldwide exclusive rights to patented technology developed by the National Renewable Energy Laboratory (NREL) for the enhanced separation of biomass feedstocks into their constituent fractions to facilitate subsequent conversion into ethanol and xylitol. The potential benefits of the Superior Separation's Clean Fractionation of Biomass technology are that:

      o the process separates biomass into very pure cellulose, hemicellulose and lignin fractions,

      o     the process can be used on a variety of biomass feedstocks,

      o     the process reduces water requirement in biomass treatment,

      o     the clean fractions allow easier hydrolysis and fermentation, and

      o     the solvent is easily recoverable, and economical.

      In September 2004, we acquired the outstanding stock of Ethanol Extraction Technologies, Inc. from UTEK. Ethanol Extraction holds the worldwide exclusive license to a patented technology developed by researchers at Queen's University, Canada to continuously remove and isolate ethanol, an inhibitor of fermentation, during the fermentation process. The technology incorporates a process in which the fermentation reaction and ethanol removal occur simultaneously. When implemented in ethanol plants, whether corn-based or otherwise, this technology is intended to increase plant capacity and reduce energy costs with relatively modest capital expenditures. The potential benefits of the Ethanol Extraction's Extractive Fermentation for Ethanol Production technology are that:

      o     the process allows use of concentrated feeds,

      o     the process reduces water requirement,

      o     the process reduces requirement for downstream distillation,

      o     the process is capable of retrofit into a conventional plant, and

      o     the process can reduce ethanol production costs for a new plant.



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

      In June 2004, we acquired the outstanding stock of Advanced Bioethanol Technologies, Inc. from UTEK. Advanced Bioethanol holds the exclusive worldwide license to an innovative biomass extraction and fermentation process developed by researchers at the Virginia Polytechnic Institute. The technology can be used to convert waste biomass to ethanol and other co-products. We believe this technology offers the potential to reduce the volume of feedstocks used and costs associated with their integration into the production process. Advanced Bioethanol's proprietary biomass-to-ethanol and xylitol technology platform is being scaled-up by researchers at Virginia Tech. We intend to file patent applications in its name with Virginia Tech's assistance, and the developer of the process has accepted a position on our Advisory Board. The benefits of the Advanced Bioethanol's Simultaneous Hydrolysis of Biomass and Recycled Paper Sludge technology are that:

      o the process reduces the amount of additives required for healthy fermentation,

      o the process utilizes waste paper sludge as active ingredient and source of cellulose, and

      o     the process requires fewer purification steps prior to fermentation.

      We have also entered into a strategic research and development alliance with Bio-Process Innovation, Inc. to commercialize certain rapid fermentation yeast technology under a grant from the U.S. Department of Energy. This technology also offers the potential to increase the capacity of existing plants by accelerating the fermentation and ethanol production cycle, and thereby providing additional throughput.

Intellectual Property

      On August 4, 2005, we filed an international patent application under the Patent Cooperation Treaty based on U.S. Provisional Patent Application Serial No. 60/598,880 entitled "Method of Converting a Biomass into a Biobased Product." The application was filed in the United States Receiving Office. A biomass includes material such as straw, corn stalks (stover), bagasse, hardwoods, cotton stalks, kenaf and hemp. The invention uses an "impact" process for cleanly separating, or fractionating, the basic fibrous components that are present in a biomass and from which fermentable sugars are obtained. The fibrous components of the biomass are then uniquely processed into a wide range of environmentally advantageous biobased products such as ethanol, fossil fuel derivatives, biodegradable plastics or edible protein.

      We, in conjunction with Virginia Tech Intellectual Properties Inc., intend to file patent applications on an invention for producing bioethanol. The inventive process provides a source of renewable energy from what were formerly considered waste products. This new invention is both environmentally beneficial and socially responsible.

      To protect our trade secrets and the unpatented proprietary information in our development activities, our employees, consultants and contractors are required to enter into agreements providing for the confidentiality and our ownership of such trade secrets and other unpatented proprietary information originated by them while in our employ. We also require potential joint venture partners to enter into confidentiality and non-disclosure agreements.

      We cannot assure you that any patents will issue on any of the pending patent applications, nor can we assure you that any of our confidentiality and non-disclosure agreements will provide meaningful protection of our confidential or proprietary information in the case of unauthorized use or disclosure. In addition, we cannot assure you that we will not incur significant costs and expenses, including the cost of litigation in the future, to defend our rights under such patents, licenses and non-disclosure agreements.

Sales and Marketing

      We sell the ethanol from our Xethanol BioFuels plant under an exclusive marketing agreement with Aventine Renewable Energy, Inc. Aventine supplies more than 500 million gallons of U.S. ethanol needs as the second-largest producer and marketer of ethanol in the United States. Aventine purchases all of Xethanol BioFuel's ethanol production under a renewable three-year off-take agreement. Sales are made at market prices less the costs of transportation and Aventine's marketing commission. Distiller's wet grains produced at Xethanol BioFuels are sold into the animal feed market through a marketing agreement with a local agent.

Competition

      At our current and projected levels of output, our production is insignificant relative to the overall size of the U.S. ethanol market. Most of the ethanol supply in the United States is derived from corn and is produced at approximately 85 facilities, ranging in size from 300,000 to 300 million gallons per year, located predominately in the corn belt in the Midwest. According to the American Coalition for Ethanol, the largest domestic producer of ethanol is Archer Daniels Midland, which owns some of the largest plants in the country. Archer Daniels Midland accounts for approximately one-third of all domestic capacity with more than 1 billion gallons of production. Its larger plants are wet milling, as opposed to dry milling, and each plant produces 150 to 300 million gallons of ethanol per year. These large plants have certain cost advantages and economies of scale.

      Due to the recent improvements in the economics for corn-based ethanol production, we may encounter competitors in our efforts to acquire idled plants. Some of these competitors could include private equity firms, energy companies or chemical companies. It is also possible that the better operating environment could reduce the number of plants that are idled or become available for sale. We have identified several potential acquisitions that conform to our model.

      Traditional corn-based production techniques are mature and well entrenched in the marketplace, and the entire industry's infrastructure is geared toward corn as the principal feedstock. However, in the area of biomass-to-ethanol production, there are few operators and low output characteristics, and production infrastructure is yet to be developed. We believe our long-term growth prospects in biomass-to-ethanol depend on our ability to acquire and commercialize new technologies. As we continue to advance our biomass technology platform, we are likely to encounter competition for the same technologies from other companies that are also attempting to manufacture ethanol from cellulosic biomass feedstocks.

Employees

      We had 29 employees as of October 20, 2005. None of these employees is covered by a collective bargaining agreement and our management believes that our relations with our employees are good.

Facilities

      We maintain our principal executive and administrative offices in New York, New York, where we sublease office space under a month-to-month sub-lease for a monthly rental rate of $10,000 from a company in which one of our directors is an affiliate. Our Permeate Refining facility located in Hopkinton, Iowa (near Cedar Rapids, Iowa) consists of a 25,000 square foot ethanol plant, and our Xethanol BioFuels facility located in Blairstown, Iowa consists of a 24,728 square foot ethanol plant on 25.5 acres of land. Each plant also includes warehouse and distribution facilities, and available space for potential expansion.

Legal Proceedings

      We are party to two related actions concerning our investment in a joint venture called DDS-Xethanol LLC, both of which actions we have settled effective as of October 19, 2005 and expect to formally dismiss shortly. The first action, captioned DDS-Xethanol LLC and Xethanol Corporation v. DDS Technologies USA, Inc., is pending before the American Arbitration Association ("AAA") in Washington, D.C. and concerns a dispute between us and our joint venture partner DDS Technologies USA, Inc. ("DDS"), regarding the formation and operation of the joint venture and, ultimately, money that we are owed by DDS. An answer and counterclaims have been filed in this arbitration. Although an arbitration panel has been appointed, the proceedings were stayed while the parties engaged in settlement discussions. The second action is captioned DDS Technologies USA, Inc. v. Xethanol Corporation, Xethanol One, LLC, Permeate Refining, Inc., Christopher d'Arnaud-Taylor, Jeffrey S. Langberg and Robert J. Lehman, pending in the United States District Court for the Northern District of Iowa, and is related to the AAA arbitration. This action was filed in response to the arbitration and seeks possession of a machine that was contributed to the joint venture by DDS. The court has stayed this action in favor of the arbitration.

      Effective October 19, 2005, we entered into a marketing and license agreement with DDS under which, among other things, we agreed to settle the two legal actions described above. Under the terms of the agreement, we entered into a mutual release with DDS, by which each party discharged the other from all claims and liabilities and agreed with the other party to jointly file dismissals with prejudice of all claims in the two legal actions. As part of the agreement, DDS will issue 200,000 shares of its stock to us. Under the terms of the agreement, DDS granted us a license to deploy DDS's patented dry disaggregation technology in our ethanol production facilities to extract materials from agricultural commodities including corn and cellulosic biomass as feedstock for ethanol production. DDS also granted us an exclusive license, with certain exceptions, to market the DDS dry disaggregation technology to the ethanol industry in the United States. In turn, we agreed to use diligent efforts to market the DDS technology as well as pay a royalty to DDS for use of the technology.

      We expect the two legal actions to be formally settled and dismissed within the next several weeks.

                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth information regarding the members of our board of directors and our executive officers.

  Name                         Age       Position
  ----                         ---       --------
Christopher d'Arnaud-Taylor     59       Chairman, President and Chief
                                         Executive Officer
Lawrence S. Bellone             48       Chief Financial Officer
Robin Buller                    48       Vice President Operations
Franz A. Skryanz                67       Vice President, Secretary,
                                         Treasurer and Director
Jeffrey S. Langberg             56       Director
Louis B. Bernstein              55       Director
Richard D. Ditoro               67       Director
Richard L. Ritchie              59       Director
Marc S. Goodman                 56       Director

      The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

      Christopher d'Arnaud-Taylor, Chairman, President and Chief Executive Officer, has worked with Xethanol since August 2000. He became our Chairman, President and Chief Executive Officer on February 2, 2005. He is an international merchant banker and entrepreneur who gained global senior corporate executive experience with multinationals including Unilever, Reed Elsevier, Northrop Grumman and TKM Trading. He has directed the strategy, operations and financial affairs of companies in the United States, Europe, Africa, the Middle East and Asia and managed the development and execution of corporate turnarounds and entrepreneurial ventures worldwide. Mr. d'Arnaud-Taylor has been a Director and President of a private merchant banking firm, London Manhattan Securities, Inc., for more than the past five years. London Manhattan has worked with entrepreneurs and established companies in forging new enterprises and realizing the potential of established businesses through mergers and acquisitions, joint ventures and strategic alliances. London Manhattan has participated as managing co-venturer in special situations where its direct involvement led to improving the operating results and strategic focus of an underperforming company or new business venture. Mr. d'Arnaud-Taylor also presently serves as a director of Digital Stone Technologies, Inc., a developer of advanced precast concrete technology that emulates the patterns of natural stone, and Xeminex, Inc., an early-stage producer of lead and zinc concentrates. Previously, Mr. d'Arnaud-Taylor served as CEO of several global trading companies operating primarily throughout the developing world trading in forest products, precision equipment and building materials. He has consulted extensively with leading defense contractors in the USA and Europe on countertrade and defense offset performance. Mr. d'Arnaud-Taylor obtained his M.B.A. from the London Business School having completed additional graduate business studies as an exchange scholar in international finance and development economics at the Ecole des Hautes Etudes Commerciales in Paris, France and corporate finance at New York University's Stern School of Business. He previously studied economics, government and law at the University of Exeter, England.

      Lawrence S. Bellone, Chief Financial Officer, became our Chief Financial Officer on April 5, 2005. In March 2005, Mr. Bellone began providing financial consulting services to us, prior to being named our Chief Financial Officer. From October 2003 to February 2005, Mr. Bellone was a managing director with Bentley Associates, a New York-based investment banking boutique/broker-dealer providing mergers and acquisitions, private placement and corporate advisory services primarily to small and midsized companies. From January to September 2003, Mr. Bellone was an independent financial consultant. From 1988 through December 2002, Mr. Bellone was involved in a wide range of projects and activities including lending, leasing, loan syndications, private debt placement, principal investments, derivatives, corporate development and arbitrage while working in the investment banking and capital market areas of Chase Manhattan Bank (later to become JP Morgan Chase). As a Managing Director and senior member of the Structured Capital Group, he was responsible for structuring, originating and executing innovative financing and investment transactions for Fortune 100 companies. He has negotiated and arranged more than $5 billion in transaction value for companies in the oil and gas, retail, chemical, pharmaceutical, consumer and paper industries. Prior to joining Chase in 1988, he worked in various public and private accounting and finance functions at NY Life Insurance, Price Waterhouse and JP Morgan. While at Price Waterhouse, he qualified as a C.P.A. in New York State. Mr. Bellone holds a B.A. degree from Columbia University and an M.B.A. in accounting and finance from Fordham University. He also holds Series 7 and 63 designations from the NASD.

      Robin Buller, Vice President Operations, became our Vice President Operations on March 14, 2005. He has extensive experience in plant and machinery sales worldwide and brings an extensive international background to our business. From August 2003 to February 2005, Mr. Buller was CEO of New York-based Cromer Corporation, where he advised companies and institutions on a broad range of issues, from outsourcing and setting up factories in China, to understanding how to do business with China. He created a China contacts program to direct and assist U.S. companies in developing the right relationships and commercial channels. From November 1998 to July 2003, he represented MAN Ferrostaal, Inc., Germany in the United States as International Sales Manager and handled sales of U.S.-made machinery and equipment into the Commonwealth of Independent States and Asia. Prior to that he held a number of positions with companies that included MAN Ferrostaal Inc., as well as positions with a number of other companies, including those that required several years' residency in the Far East. Mr. Buller is a Co-founder of the Prince of Wales Business Leaders Forum 2000 pilot program in Shanghai, which brought together Chinese CEOs and their foreign counterparts who engaged in extensive dialogue to learn from each other how to develop business using the best aspects from both cultures. He is a member of the Growing Business Roundtable, British American Business Inc., which engaged in business development advice for companies planning to export to the United States, he has been a guest speaker on International Business at Baruch College in New York, and he sat on the China Committee of the British Chamber of Commerce in Hong Kong, which lobbied both Beijing and London on behalf of Hong Kong and British companies. Mr. Buller holds a B.A. from the University of East Anglia in the United Kingdom and a Masters Diploma from The Institute of Export also in the United Kingdom.

      Franz A. Skryanz, Vice President, Secretary, Treasurer and Director, has worked with Xethanol since August 2000. He became our Vice President, Secretary, Treasurer and a director on February 2, 2005. He has also worked for more than the past five years with London Manhattan Securities, Inc. assisting Mr. d'Arnaud-Taylor in the development of international projects and managing accounting and administration of that company. He is a financial executive with extensive experience in international business gained in senior management positions with diverse business organizations. Presently, Mr. Skryanz provides financial management, corporate secretary and treasury services to early-stage entrepreneurial companies. Concurrent with his association with our company, Mr. Skryanz provides similar professional services to Digital Stone Technologies and Xeminex. Prior to joining Xethanol, he served as Treasurer and Secretary of NETdigest.com, Inc., Chief Financial Officer of Cam Designs, Inc. and Chief Financial Officer and Treasurer of Nyros Telecom Services, Inc., a privately-held company with telecom ventures in Russia. Mr. Skryanz holds an M.B.A. from the University of Vienna, Austria and was an exchange scholar at Cambridge University, England and the University of Valencia, Spain. He currently serves as a director of Digital Stone Technologies and Xeminex.

      Jeffrey S. Langberg, Director, became a member of our board of directors on February 28, 2005. Since January 1999, Mr. Langberg has been a financial and business development advisor to the Chairman of Xethanol. For more than the past five years, Mr. Langberg has been an independent investment banker and business development advisor to public and privately-held companies involved in a broad range of industries. In addition to Xethanol, Mr. Langberg currently serves as an investment banker and business development advisor to Digital Stone Technologies, Inc., a developer of advanced precast concrete technology that emulates the patterns of natural stone; United Energy Corp., a manufacturer of specialty chemicals for the oil services industry; Deep Marine Technology, Inc., a designer of high technology single operator submarines for deep sea work; and Hybed Fuel Systems, Inc., a marketer of energy savings technology in the alternative fuels industry. Mr. Langberg graduated from the University of Pennsylvania's Wharton School of Finance and received a law degree from Fordham University Law School.

      Louis B. Bernstein, Director, became a member of our board of directors on June 2, 2005. Mr. Bernstein is currently Assistant General Counsel of Pfizer Inc., where he has been an attorney for 29 years. In this capacity, Mr. Bernstein has managed product liability claims and litigation involving prescription pharmaceuticals, orthopedic implants and other medical devices. Mr. Bernstein also provides due diligence, financial modeling, market research, acquisition candidate profiling and strategic partnering advice and assistance to clients in the life sciences and specialty chemical sectors. In addition, Mr. Bernstein has related experience in advertising and labeling review, legislative analysis and consultation regarding new products and investments, food and drug regulatory matters and commercial transactions.

      Richard D. Ditoro, Director, became a member of our board of directors on June 2, 2005. Mr. Ditoro is currently a principal in the consulting firm Merestone Development. In this capacity, Mr. Ditoro provides due diligence, financial modeling, market research, acquisition candidate profiling and strategic partnering advice and assistance to clients in the life sciences and specialty chemical sectors. Prior to joining Merestone Development, Mr. Ditoro held numerous senior management positions, including Vice President of Corporate Development with Lonza Group, an international chemical conglomerate based in Basle, Switzerland. Mr. Ditoro holds a B.S. degree from Georgetown University and an M.B.A. from the University of Chicago.

      Richard L. Ritchie, Director, became a member of our board of directors on July 28, 2005. Mr. Ritchie has been an independent investor since February 2000. He previously served as the Executive Vice President and Chief Financial Officer of Big Flower Holdings, Inc., an advertising and marketing and information products and services company that was listed on the New York Stock Exchange until February 2000, when it was acquired. Mr. Ritchie, who is a certified public accountant, has more than 25 years of experience in finance and accounting with several major corporations and an accounting firm. Mr. Ritchie received B.A. and M.B.A. degrees from Michigan State University and completed the post-graduate Program for Management Development at the Harvard Business School.

      Marc S. Goodman, Director, became a member of our board of directors on August 10, 2005. Mr. Goodman co-founded the Kenmar group of companies in 1983. Kenmar is a fund of funds manager specializing in alternative investments. Mr. Goodman previously worked for Pasternak, Baum and Co., Inc, an international cash commodity firm, from 1973 through 1983, including serving as a Vice President and Director from 1981 through 1983. While at Pasternak, Baum, Mr. Goodman was largely responsible for business development outside of the United States, for investment of its corporate retirement funds, and for selection of trading personnel in the Vegetable Oil Division. Mr. Goodman also created and developed Pasternak, Baum's Lauric Oils Department. Mr. Goodman has conducted extensive business in South America, Europe, and the Far East; he has been a merchandiser of all major vegetable oils and their by-products, and of various other commodities such as sunflower seeds, frozen poultry, pulses, and potatoes. While at Pasternak, Baum, he was a member of the National Institute of Oilseeds Products and the American Fats and Oils Association (including its Export Rules Committee). Mr. Goodman graduated from the Bernard M. Baruch School of Business of the City University of New York with a B.B.A. in 1969 and an M.B.A. in 1971. He was awarded an Economics and Finance Department Fellowship from September 1969 through June 1971.

      All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Four of our seven directors are considered "independent" under the SEC's new independence standards. Officers are elected annually by the board of directors and serve at the discretion of the board.

      There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

      None of our directors or executive officers or their respective immediate family members or affiliates is indebted to us. As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers or affiliates is a party or has a material interest adverse to us.

Key Employees

      James Stewart, Vice President - Plant Operations and General Manager - Xethanol BioFuels (subsidiary of Xethanol BioEnergy, Inc.). Mr. Stewart has more than 23 years of experience in ethanol production in the United States and throughout the world. In addition to extensive consulting experience, Mr. Stewart has been associated with the ethanol plant in Blairstown, Iowa since its inception and throughout its operations, including serving as general manager of the plant during its operation from 2000 through 2002. Mr. Stewart has extensive experience in all aspects of plant operation including regulatory affairs, staffing, engineering, feedstocks and emergency planning. Prior to his work at the Xethanol BioFuels plant, Mr. Stewart worked as a plant manager and in technical advisory roles at more than ten other ethanol production plants.

      David Kreitzer, Vice President - Business Development. Mr. Kreitzer became our Vice President - Business Development on April 6, 2005. He was formerly President and Chief Operating Officer of Gopher State Ethanol LLC, a company he joined in 2000. He has worked in every area of ethanol production having started as an operator and he worked his way up via maintenance and production to the post of Plant Manager. He was appointed Chief Operating Officer of Gopher State Ethanol in 2004. Apart from his management experience, Mr. Kreitzer brings to our company considerable expertise in the waste-to-ethanol sector, having introduced the use of industrial food waste as feedstock for ethanol production at Gopher State Ethanol. Mr. Kreitzer focuses on the waste-to-ethanol business at our company and applies his knowledge to developing new feedstock supply lines as well as devising new and improved ways to break down these materials into fermentable sugars.

Advisory Board

      We have established an advisory board comprised of four members with experience in the ethanol production business or general corporate matters. Our advisory board meets periodically with our board of directors and management to discuss matters relating to our business activities. Members of our advisory board will be reimbursed by us for out-of-pocket expenses incurred in serving on our advisory board.

      Some of the members of our advisory board may serve as consultants to us under consulting agreements for which they will receive compensation. To our knowledge, none of our advisory board members has any conflict of interest between their obligations to us and their obligations to others. Companies with which advisory board members are involved may in the future have commercial relationships with us.

      The members of our advisory board and their primary professional affiliations are as follows:

      Foster Aryi Agblevor, Ph.D. is known internationally as an expert in thermochemical biomass conversion and rapid characterization of biomass feedstocks. His expertise in the area was recognized with the winning of the Best Paper Awards at the Gordon Conference on Analytical Pyrolysis in 1991 and 1993. He was also awarded the U.S. Department of Energy's Special Achievement Award for his contribution towards the development of biomass standards. Since 1996, Dr. Agblevor has been an Associate Professor in the Biological Systems Engineering Department at Virginia Tech. From 1990 to 1996, most recently as a Senior Chemical Engineer, Dr. Agblevor was on the staff of the Center for Renewable Chemicals and Materials at the National Renewable Energy Laboratory. Dr. Agblevor is the current Vice Chairman of the E48 Committee on Biotechnology of the American Society of Testing and Materials (ASTM). He has developed eight ASTM standards on biomass analysis. Dr. Agblevor has authored more than 100 publications in peer-reviewed journals and conference proceedings and holds two U.S. patents and three other patents pending concerning biomass for ethanol production. He has been guest lecturer at the Department of Chemical and Petroleum Engineering, Colorado School of Mines, and was an invited speaker at the Department of Chemical and Petroleum Engineering, University of Kansas, and at several International Energy Agency (IEA) meetings throughout the country. Dr. Agblevor has organized and chaired several sessions of the Cellulose Paper and Textile Division of the American Chemical Society and is active in the American Institute of Chemical Engineers. Dr. Agblevor received M.A.Sc. and Ph.D. degrees in Chemical Engineering and Applied Chemistry from the University of Toronto, Canada.

      Mark Austin is the Managing Director of Chandler Reed LLC, a strategic growth and venture development consulting firm, where he advises clients in the areas of business strategy and planning, technology development, marketing, finance and strategic alliances. He has lectured on strategic planning in China, business development in Africa, and technology in Latin America. Mr. Austin holds patents issued in the United States, Latin America, Europe and Asia, and has won product design awards in the United States and Asia. He is an advisor to the New York Energy & Environmental Funders' Forum, a program of the Center for Economic and Environmental Partnership, Inc.

      Jed Schutz has been a private investor and advisor to emerging technology companies, as well as a real estate developer, since 1985. His company, Windemere Development, has developed over 700 residential properties in the past eight years. He is the Chairman of the Board of Campusfood.com, Inc., a leading company in the online food ordering business. He also currently serves as a director of Advanced BioPhotonics Inc., a publicly-held advanced medical imaging technology company. He served as a director from 1993 to 1999, and for one year as Chairman of the Board, of FRM Nexus, a publicly-held company engaged primarily in medical financing. Mr. Schutz received a B.S. degree in biology from Duke University and a post-graduate Certificate in Business from New York University.

      Donald Wilkes is the President and Chief Executive Officer of Blue Pacific Flavors, Inc. and has more than 30 years experience in the food and beverage industry including creative work in innovative food flavor development in the Americas, Asia and Europe. In 1992, Mr. Wilkes started Wilkes & Associates, Inc., a successful food technology/consulting firm that focuses on large Asian food and beverage manufacturers. He continues to consult to the food and beverage industry in Asia. His unique experience and relationships provided the basis for Blue Pacific's expansion into the lucrative Asia Pacific markets. Founded in 1993, Blue Pacific Flavors has direct sales offices in China, Malaysia and Korea. Blue Pacific is a leading innovative flavor manufacturer known for designing imaginative beverage concepts that combine unique functional ingredients with proprietary engineered flavor systems. Mr. Wilkes is a professional member of the Institute of Food Technologists, American Association of Cereal Chemists and Chemists Club in New York. He sits on the Industry Advisory Board for Food and Science Nutrition at Chapman University and is a member of the Industry Advisory Board for New Hope Media Publication's Nutraceutical and Functional Food magazine. He has served in the past as Chairman of the West Coast for National Association of Fruits, Flavors and Syrups, Functional Beverage and Wellness Summit 2001, 2002 and 2003, co-chaired Asia Business Forum's International Conference on Coffee, Tea and Natural Colors, and co-chaired the Nutracon Functional Beverage Conference in Anaheim, California in 2003. Mr. Wilkes is a featured columnist in the quarterly food service culinary magazine "Flavor and the Menu," in which he writes on food service and retail beverages trends and innovation. He co-authored a chapter on Functional Beverages with six other researchers called "Nutriceuticals and Functional Foods."

Board Committees

      Audit Committee. In July 2005, we established an audit committee of the board of directors, which consists of Richard L. Ritchie, who serves as chairman of the committee, and Richard D. Ditoro, each of whom is an independent director. The audit committee's duties, which are specified in our Audit Committee Charter, include, but are not limited to:

      o reviewing and discussing with management and the independent accountants our annual and quarterly financial statements,

      o directly appointing, compensating, retaining, and overseeing the work of the independent auditor,

      o approving, in advance, the provision by the independent auditor of all audit and permissible non-audit services,

      o establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters,

      o the right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties,

      o the right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties, and

      o unless assigned to a comparable committee or group of independent directors, they must review and approve all related party transactions.

      Compensation Committee. In July 2005, we established a compensation committee of the board of directors, which consists of Marc S. Goodman, who serves as chairman of the committee, and Richard D. Ditoro, each of whom is an independent director. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee also administers our incentive compensation plan, and recommends and approves grants of stock options and restricted stock grants under that plan.

      Nominations and Governance Committee. In July 2005, we established a nominations and governance committee of the board of directors, which consists of Louis B. Bernstein, who is an independent director and serves as chairman of the committee, and Franz Skryanz, who is a director and our Vice President, Secretary and Treasurer. The purpose of the nominations and governance committee is to select, or recommend for our entire board's selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The nominations and governance committee's duties, which are specified in our Nominating/Corporate Governance Committee Charter, include, but are not limited to:

      o     establishing criteria for the selection of new directors,

      o     considering stockholder proposals of director nominations,

      o     committee selection and composition,

      o     considering the adequacy of our corporate governance,

      o     overseeing and approving management continuity planning process, and

      o reporting regularly to the board with respect to the committee's duties.

Compensation of Directors

      Each current independent member of our board of directors has received stock options to purchase 50,000 shares of our common stock, plus additional stock options for each committee on which such director is a member and/or chairman. All stock options are exercisable at the then prevailing market price on the date of grant.

Executive Compensation

      The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.


                                                                Summary Compensation Table

                                            Annual Compensation                              Long-Term Compensation
                                  -----------------------------------------   ----------------------------------------------------
                                                                                         Awards                      Payouts
                                                                             -----------------------------   ---------------------
                                                              Other Annual     Restricted     Underlying      LTIP      All Other
Name and Principal                Fiscal   Salary    Bonus    Compensation   Stock Award(s)  Options/ SARs   Payouts  Compensation
Position                           Year      ($)      ($)        ($) (1)           ($)            (#)          ($)         ($)
--------                          ------   ------    -----    ------------   --------------  -------------   -------  ------------
Zen Zachariah Pool III             2004        --       --              --               --             --        --           --
Former President (2)               2003        --       --              --               --             --        --           --
                                   2002        --       --              --               --             --        --           --

Christopher d'Arnaud-Taylor        2004        --       --         244,000               --             --        --           --
Chairman, President and Chief      2003        --       --         190,300               --             --        --           --
Executive Officer (3)              2002        --       --         193,842               --             --        --           --


Jeffrey S. Langberg                2004        --       --         389,025               --             --        --           --
Director (4)                       2003        --       --         246,270               --             --        --           --
                                   2002        --       --         143,500               --             --        --           --


----------

(1) Other Annual Compensation does not include the cost to us or Xethanol for health and welfare benefits received by the above named officers. The aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual compensation of such officer.

(2) Mr. Pool joined Zen Pottery in April 1991 and resigned as an officer on February 2, 2005 and as a director on February 28, 2005.

(3) The compensation in the Other Annual Compensation column consists of consulting fees paid by Xethanol to London Manhattan Limited, Inc., an entity controlled by Mr. d'Arnaud-Taylor. See "Certain Relationships and Related Transactions - Management and Consulting Services Agreements."

(4) The compensation in the Other Annual Compensation column consists of consulting fees paid by Xethanol Corporation to Mr. Langberg. See "Certain Relationships and Related Transactions - Management and Consulting Services Agreements."

Options/SAR Grants and Fiscal Year End Option Exercises and Values

      Prior to our 2005 Incentive Compensation Plan, we have not had a stock option plan or other similar incentive compensation plan for officers, directors and employees, and no stock options, restricted stock or SAR grants were granted or were outstanding at any time. The effective date of the 2005 Plan is February 2, 2005. As of the date of this prospectus, 317,070 shares of our common stock and stock options to purchase 480,000 shares of our common stock were granted under the 2005 Plan.

Employment Agreements

      In January 2005, Christopher d'Arnaud-Taylor, our Chairman, President and Chief Executive Officer, entered into an employment agreement with us to continue serving as our Chairman, President and Chief Executive Officer for a term of three years. Franz A. Skryanz, our Vice President, Treasurer and Secretary, also entered into an employment agreement with us for a term of one year, commencing on January 1, 2005. Under these employment agreements, each of Messrs. d'Arnaud-Taylor and Skryanz will devote substantially all of his business time and efforts to our business.

      The employment agreements of Messrs. d'Arnaud-Taylor and Skryanz provide that they will initially receive a fixed base salary at an annual rate of $180,000 and $60,000, respectively. The agreement for Mr. d'Arnaud-Taylor provides that it will be superseded by a more comprehensive agreement that will outline further benefits, including participation in our 2005 Incentive Compensation Plan.

      Each employment agreement requires the executive to adhere to our policy that (a) prohibits each executive from disclosure of confidential information regarding our company and (b) confirms that all intellectual property developed by each executive and relating to our business constitutes our sole and exclusive property.

Incentive Compensation Plan

      On February 2, 2005, following the completion of the reverse merger, our board of directors adopted and approved a new 2005 Incentive Compensation Plan, which was submitted to and approved by our stockholders. The effective date of the 2005 Plan is February 2, 2005.

      The purpose of the 2005 Plan is to provide a means for our company and its subsidiaries and other designated affiliates, which we refer to as Related Entities, to attract key personnel to provide services to our company and the Related Entities, as well as to provide a means whereby those key persons can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of our company and its Related Entities and promoting the mutuality of interests between participants and our stockholders. A further purpose of the 2005 Plan is to provide participants with additional incentive and reward opportunities designed to enhance the profitable growth of our company and its Related Entities, and provide participants with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value. The persons eligible to receive awards under the 2005 Plan are the officers, directors, employees and independent contractors of our company and our Related Entities.

      The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2005 Plan is equal to 2,000,000 shares, plus the number of shares with respect to which awards previously granted thereunder are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements.

      A committee of our board of directors, which we refer to as the Committee, is to administer the Plan. All Committee members must be "non-employee directors" as defined by Rule 16b-3 of the Exchange Act, "outside directors" for purposes of Section 162(m) of the Code, and independent as defined by NASDAQ or any other national securities exchange on which any securities of our company may be listed for trading in the future. The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee. In addition, the 2005 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our company common stock or other awards upon achievement of certain preestablished performance goals and subjective individual goals during a specified fiscal year. Subject to the requirements of the 2005 Plan, the Committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement.

      Our board of directors may amend, alter, suspend, discontinue or terminate the 2005 Plan or the Committee's authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our company common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2005 Plan which might increase the cost of the 2005 Plan or alter the eligibility of persons to receive awards. Unless earlier terminated by our board of directors, the 2005 Plan will terminate at such time as no shares of our common stock remain available for issuance under the 2005 Plan and we have no further rights or obligations with respect to outstanding awards under the 2005 Plan.

      As of the date of this prospectus, 317,070 shares of our common stock and stock options to purchase 480,000 shares of our common stock were granted under the 2005 Plan.

                                 STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth information regarding the number of shares of our common stock beneficially owned on October 20, 2005 by:

      o each person who is known by us to beneficially own 5% or more of our common stock,

      o     each of our directors and executive officers, and

      o     all of our directors and executive officers, as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the option holders. Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

      Except as otherwise set forth below, the address of each of the persons listed below is c/o Xethanol Corporation, 1185 Avenue of the Americas, 20th Floor, New York, New York 10036.

                                                    Number of Shares           Percentage of Shares
Name and Address of Beneficial Owner              Beneficially Owned (1)       Beneficially Owned (2)
------------------------------------              ----------------------       ----------------------
Christopher d'Arnaud-Taylor                           1,641,610 (3)                   10.9%

Lawrence S. Bellone                                     919,680 (4)                    5.9%

Robin Buller                                             45,000                          *

Franz A. Skyranz                                         86,515                          *

Jeffrey S. Langberg                                   1,162,595 (5)                    7.7%

Louis B. Bernstein                                       37,500 (6)                      *

Richard D. Ditoro                                        48,828 (7)                      *

Richard L. Ritchie                                       50,000 (8)                      *

Marc S. Goodman                                          37,500 (9)                      *

Robert J. and Carol J. Lehman                           882,810 (10)                   5.9%

Lucas Energy Total Return Master Fund, Ltd.           1,370,000 (11)                   8.4%

Jed Schutz                                              923,650 (12)                   6.0%

W. Scott Smith                                          972,414 (13)                   6.5%

UTEK Corporation                                      1,200,275 (14)                   8.0%

Directors and executive officers as a group           4,029,228 (15)                  25.5%
(9 persons)

----------

* Less than 1% of outstanding shares.

(1) Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after October 20, 2005, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2) Based upon 15,076,219 shares of common stock outstanding on October 20, 2005.

(3) Includes 757,450 shares of common stock held by Mr. d'Arnaud-Taylor's spouse, 132,422 shares of common stock held by Xtraction Technologies Limited, an entity controlled by Mr. d'Arnaud-Taylor's spouse, 318,088 shares of common stock held by London Manhattan Securities, Inc., an entity controlled by Mr. d'Arnaud-Taylor, and 426,588 shares of common stock held by Xeminex, Inc., an entity controlled by Mr. d'Arnaud-Taylor.

(4) Includes 551,780 shares of common stock issuable upon the exercise of currently exercisable warrants and stock options.

(5) Includes 58,983 shares of common stock held by Mr. Langberg's spouse and 1,103,512 shares of common stock held by Bresner Partners Ltd., an entity controlled by Mr. Langberg.

(6) Consists of 37,500 shares of common stock issuable upon the exercise of currently exercisable stock options.

(7) Includes 40,000 shares of common stock issuable upon the exercise of currently exercisable stock options.

(8) Consists of 50,000 shares of common stock issuable upon the exercise of currently exercisable stock options.

(9) Consists of 37,500 shares of common stock issuable upon the exercise of currently exercisable stock options.

(10) Mr. and Mrs. Lehman's address is 1578 Conestoga Trail NE, Swisher, Iowa 52338.

(11) Includes 1,250,000 shares of common stock issuable upon the conversion of a currently convertible senior secured royalty income note. The address of Lucas Energy Total Return Master Fund, Ltd. is c/o Lucas Capital Management, LLC, 328 Newman Springs Road, Red Bank, New Jersey 07701.

(12) Includes 141,249 shares of common stock issuable upon the exercise of a currently exercisable warrant and 141,249 shares of currently outstanding common stock each held by the Ethel E. Schutz Irrevocable Trust, of which Mr. Schutz is the trustee. Also includes 132,427 shares of common stock issuable upon the exercise of currently exercisable warrants held by Mr. Schutz. Mr. Schutz's address is 18 On the Bluff, Sag Harbor, New York 11963.

(13) Includes 52,968 shares of common stock held by Jasmine Consulting, Inc., an entity controlled by Mr. Smith. Mr. Smith's address is 3141 Jasmine Drive, Delray Beach, Florida 33483.

(14) The address of UTEK Corporation is 202 South Wheeler Street, Plant City, Florida 33563.

(15) Includes 716,780 shares of common stock issuable upon the exercise of currently exercisable warrants and stock options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Permeate Refining

      On September 1, 2001, we acquired the ethanol business of Energy Capital & Technology LLC, including, under a letter of intent, the right to acquire Permeate Refining, Inc., an ethanol-producing company in Hopkinton, Iowa. Christopher d'Arnaud-Taylor, the Chairman and Chief Executive Officer of Xethanol, and other of our stockholders, in the aggregate, were the majority members of Energy Capital. In contemplation of the acquisition of Permeate Refining, in 2001, we issued 1,000,000 shares of common stock to the owners of Permeate Refining, which included Robert J. Lehman, our President - Permeate Refining subsidiary, and his spouse. On July 7, 2003, we finalized the acquisition of 100% of the outstanding common stock of Permeate Refining from its stockholders for $750,000 in a cash transaction.

      In a separate transaction, through our wholly-owned subsidiary, Xethanol One, LLC, a Delaware limited liability company formed on May 28, 2003 for this purpose, we acquired the real estate and certain production facilities associated with Permeate Refining's operations from Permeate Refining's former owners, Robert J. Lehman and his spouse, for a total price of $1,250,000, payable as follows: (i) a down payment of $125,000, which was made on July 9, 2003, and (ii) a promissory note for the balance of $1,125,000, which bore interest at the simple interest rate of 9% per year with monthly payments due on the first day of each month commencing August 1, 2003 until June 1, 2006, at which time the entire balance owing on the promissory note was to be paid in full. Consequently, Xethanol One, LLC was responsible for monthly payments of $10,530, consisting of $8,322 in interest and $2,208 in real estate tax installments.

      On October 18, 2005 we entered into a memorandum of agreement with Robert
J. Lehman and his spouse and the Master's Trust, which held the mortgage on the real estate associated with Permeate Refining's operations. Under the terms of the memorandum, we (i) issued 135,000 shares of our common stock to Master's Trust in exchange for the full release and satisfaction of the mortgage on the Permeate Refining real estate, (ii) exchanged the previously-issued promissory note for $1,125,000 for a new promissory note in the amount of $250,000 payable by us, (iii) released the Lehmans from their former employment agreements with us and (iv) entered into mutual releases, but agreed to indemnify the Lehmans with respect to any litigation in which we or Permeate Refining are a party or claimant and they are brought into.

Management and Consulting Services Agreements

      In September 2001, we entered into a Management Services Agreement with London Manhattan Limited, Inc., a corporation controlled by Christopher d'Arnaud-Taylor, our Chairman and Chief Executive Officer, for the senior corporate management services of Mr. d'Arnaud-Taylor as its President. Pursuant to this agreement, we agreed to pay London Manhattan Limited, Inc. a monthly management fee, an incentive bonus based on the closing of project transactions and a percentage of our earnings before interest, depreciation and amortization. In connection with the reverse merger and private offering, we and London Manhattan Limited, Inc. agreed to terminate the Management Services Agreement, with no further liability or obligation on the part of the parties (except for certain earned, accrued fees), effective as of the closing of such transactions. Mr. d'Arnaud-Taylor entered into an employment agreement directly with us, as described in "Management - Employment Agreements."

      In January 2003, we entered into a Consulting Services Agreement with Jeffrey Langberg & Associates, pursuant to which Jeffrey S. Langberg, now one of our directors, provided business advisory services. Under this agreement, we had agreed to pay Jeffrey Langberg & Associates a monthly consulting fee, an incentive bonus based on the closing of project transactions and a fee for introductions to investors. In connection with the reverse merger and private offering, we and Jeffrey Langberg & Associates agreed to terminate the Consulting Services Agreement, with no further liability or obligation on the part of the parties or of us (except for certain earned, accrued fees), effective as of the closing of such transactions.

      In February 2005, we entered into a Consulting Services Agreement with Mr. Langberg, pursuant to which Mr. Langberg agreed to provide general business advisory services. Under this agreement, we agreed to pay Mr. Langberg a monthly consulting fee and a sign-on bonus. Mr. Langberg agreed to waive any compensation otherwise payable to him as a director of our company.

Office Lease

      We sublease our office space in New York from a limited liability company in which Jeffrey S. Langberg, one of our directors, is the managing member. We pay $10,000 per month in rent, on a month-to-month basis, representing the proportion of the square footage of the office space occupied by us to the total square footage of the entire leased premises.

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth:

      o     the name of the selling stockholders,

      o the number of shares of common stock beneficially owned by the selling stockholders as of October 20, 2005,

      o the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

      o the number and percentage of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

      Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Unless otherwise noted below, none of the selling stockholders are members of the National Association of Securities Dealers, Inc.

      Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after October 20, 2005. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

                                                                                                 Beneficial Ownership
                                                                                                After this Offering (2)
                                                  Beneficial                                -------------------------------
                                              Ownership Prior to    Shares Registered          Number
Name                                           this Offering(1)      in this Offering        of Shares           Percent(3)
------------------------------------          ------------------    -----------------        ---------           -----------
2000 New Resolutions(4)                                   10,000               10,000               --               *
Above Pty Ltd(5)                                          25,000               25,000               --               *
Foster Agblevor(6)                                        17,656               17,656               --               *
All Saints Episcopal Church(7)                            88,281               88,281               --               *
Alpha Capital AG(8)                                       61,539               61,539               --               *
Angry Elephant Capital LLC(9)                            211,874              211,874               --               *
Mark Austin(10)                                           17,656               17,656               --               *
Steven Babus                                               8,828                8,828               --               *
Battersea Capital, Inc.(11)                              113,974              113,974               --               *
Lawrence S. Bellone(12)                                  919,680              569,680          350,000             2.4%
S.J. Bayern & Company, Inc.(13)                           90,000               90,000               --               *
George W. Benedict                                        30,770               30,770               --               *
Stephen Berini                                            26,484               26,484               --               *
James Boylan                                               8,828                8,828               --               *
Vincent Brana                                             23,232               23,232               --               *
Mark Brandfonbrener(14)                                   70,624               70,624               --               *

                                                                                                 Beneficial Ownership
                                                                                                After this Offering (2)
                                                  Beneficial                                -------------------------------
                                              Ownership Prior to    Shares Registered          Number
Name                                           this Offering(1)      in this Offering        of Shares           Percent(3)
------------------------------------          ------------------    -----------------        ---------           -----------
Dwain Brannon                                              3,531                3,531             --               *
Bresner Partners Ltd.(15)                              1,103,512            1,103,512             --               *
Brookstreet Securities Corporation(16)                   100,000              100,000             --               *
Sheldon Brown                                              1,766                1,766             --               *
Charles C. Bruner                                         15,493               15,493             --               *
Steward Campbell                                          23,232               23,232             --               *
Campbell Steward                                          37,617               37,617             --               *
Casey Living Trust(17)                                    80,000               80,000             --               *
Cavolino 355, LLC(18)                                    586,835              586,835             --               *
C.C.R.I. Corporation(19)                                 126,474              126,474             --               *
Steven and Dorace Cianciabella                            17,656               17,656             --               *
Steven Cianciabella(20)                                   17,656               17,656             --               *
CJZ Pty Ltd(21)                                           20,000               20,000             --               *
Kevin Clarkin                                                981                  981             --               *
Natasha Coffey                                               883                  883             --               *
Community Foundation of NJ(22)                            66,211               66,211             --               *
Bruce C. Conway                                          463,475              463,475             --               *
Carter M. Conway                                          22,070               22,070             --               *
Edna N. Conway                                            18,242               18,242             --               *
Alan C. Court(23)                                         35,312               35,312             --               *
Elizabeth Crowell                                         23,836               23,836             --               *
John L. Crowell                                           91,812               91,812             --               *
Elizabeth G. Crowell Trust(24)                            22,070               22,070             --               *
Muriel B. Crowell Revocable Trust(25)                     91,812               91,812             --               *
Jonathan Crowell Trust(26)                                45,906               45,906             --               *
Robert Brooks Cullum, Jr                                  17,656               17,656             --               *
Neil Dabney                                               15,646               15,646
Susan Danehower(27)                                    1,641,610              757,450             --               *
Geoffrey C. Davis                                         10,000               10,000             --               *
Henry H. DiCapua                                           1,766                1,766             --               *
Richard Ditoro(28)                                        48,828                8,828         40,000               *
Rob Dowling                                                1,833                1,833             --               *
Tom Dowling                                                1,833                1,833             --               *
Oliver C.M. Evans                                          1,766                1,766             --               *

                                                                                                 Beneficial Ownership
                                                                                                After this Offering (2)
                                                  Beneficial                                -------------------------------
                                              Ownership Prior to    Shares Registered          Number
Name                                           this Offering(1)      in this Offering        of Shares           Percent(3)
------------------------------------          ------------------    -----------------        ---------           -----------
George W. Fancher                                         10,000               10,000             --               *
Vito Fazio                                                 4,414                4,414             --               *
Henry J. Fisher II                                        51,254               51,254             --               *
Robin A. Bodell Fisher                                    11,918               11,918             --               *
FLI Xethanol LLC(29)                                     120,805              120,805             --               *
Fred Fragola(30)                                          41,492               41,492             --               *
Fulcrum Properties(31)                                    42,375               42,375             --               *
Roland W. and Cynthia L. Gentner                          16,000               16,000             --               *
Fusion Capital Fund II, LLC(68)                          303,556            5,303,556             --               *
Barret H. Geoghegan                                       14,125               14,125             --               *
Michael Gluckman(32)                                      35,312               35,312             --               *
Joseph J. Grano, Jr                                       50,000               50,000             --               *
Robert Guinta                                             13,242               13,242             --               *
Zene N. Gurley                                             1,640                1,640             --               *
David W. Harris(33)                                      120,030              120,030             --               *
Edward M. Iacino                                          20,000               20,000             --               *
International Electronics Business, Inc.(34)              46,155               46,155             --               *
Perry Jacobson                                            15,400               15,400             --               *
Jasmine Consulting, Inc.(35)                              52,968               52,968             --               *
Martin E. Janis & Co., Inc.(36)                           25,000               25,000             --               *
John C. Kavanaugh(37)                                     35,312               35,312             --               *
Patrick and Kimberly Kephart                              10,594               10,594             --               *
Victor Labi(38)                                           10,000               10,000             --               *
Herman Lamison, Jr                                        46,200               46,200             --               *
Jeffrey S. Langberg(15)                                1,162,595                  100             --               *
Kelly Langberg(15)                                     1,162,595               58,983             --               *
Michael Langdon(39)                                       35,312               35,312             --               *
Rick Larew                                                 3,531                3,531             --               *
Leif and Lea Larsen(40)                                   35,312               35,312             --               *
David and Iris F. Lassoff                                 15,384               15,384             --               *
Robert and Justine Lassoff                                15,500               15,500             --               *
Eric and Rebecca Lee                                      26,484               26,484             --               *
Leeward Holdings Corporation(41)                           8,828                8,828             --               *
Robert J. and Carol J. Lehman                            882,810              882,810             --               *

                                                                                                 Beneficial Ownership
                                                                                                After this Offering (2)
                                                  Beneficial                                -------------------------------
                                              Ownership Prior to    Shares Registered          Number
Name                                           this Offering(1)      in this Offering        of Shares           Percent(3)
------------------------------------          ------------------    -----------------        ---------           -----------
Gordon A. Lenz(42)                                       141,250              141,250             --               *
Christine Leslie                                          16,000               16,000             --               *
John D. Leszczynski                                          530                  530             --               *
Angel R. Llanes & Marie L. Llanes Revocable                2,500                2,500             --               *
Trust(43)
London Manhattan Limited, Inc.(44)                        12,359               12,359             --               *
London Manhattan Securities, Inc.(27)                    318,088              318,088             --               *
Lucas Energy Total Return Master Fund, Ltd.(45)        1,370,000            1,370,000             --               *
Lucas Energy Total Return Partners, LLC(46)              440,000              440,000             --               *
George B. and Patricia W. Lucas                           28,242               28,242             --               *
Peter Lusk                                                 8,828                8,828             --               *
Ben Marcovitch                                            22,070               22,070             --               *
Master's Trust(69)                                       135,000              135,000             --               *
Kathleen McCarthy                                          1,766                1,766             --               *
Joseph & Linda McCann Living Trust(47)                    15,385               15,385             --               *
Thomas McKean                                             30,924               30,924             --               *
Bryan McShane                                             23,232               23,232             --               *
Steve Millor                                                 530                  530             --               *
Michael J. Morgan                                         11,233               11,233             --               *
Kenneth Murphy                                            44,140               44,140             --               *
Robert E. Myers                                            5,000                5,000             --               *
Eugene L. Neidiger                                        15,940               15,940             --               *
Russel W. Newton(48)                                     106,826              106,826             --               *
Joseph R. Nemeth Living Trust(49)                         30,700               30,700             --               *
Kenneth Orr                                               15,385               15,385             --               *
Anthony Paduano                                           40,898               40,898             --               *
Alix E. Paine                                              7,693                7,693             --               *
Gero G. Papst                                             15,385               15,385             --               *
Robert L. Parrish                                         10,270               10,270             --               *
Jeffrey Peterson(50)                                      88,280               88,280             --               *
Anthony Petrelli                                          52,935               52,935             --               *
Professional Traders Fund, LLC(51)                        46,153               46,153             --               *
Patrick A. Raley, Trustee                                134,187              134,187             --               *

                                                                                                 Beneficial Ownership
                                                                                                After this Offering (2)
                                                  Beneficial                                -------------------------------
                                              Ownership Prior to    Shares Registered          Number
Name                                           this Offering(1)      in this Offering        of Shares           Percent(3)
------------------------------------          ------------------    -----------------        ---------           -----------
Martin Rappaport                                         132,421              132,421             --               *
Robert E. Reid, Jr                                        30,770               30,770             --               *
Redwood Partners, LLC(52)                                 63,810               63,810             --               *
Samuel D. Robins III(53)                                  52,968               52,968             --               *
Samuel D. Robins III IRA(54)                              52,968               52,968             --               *
Regina L. Roesener                                        11,763               11,763             --               *
Jeffrey A. Roos                                              883                  883             --               *
Therese Roos                                             338,115              338,115             --               *
Bruce Ryan(55)                                            75,928               75,928             --               *
Stan Ross and Marilyn B. Ross Community                   62,000               62,000             --               *
Trust(56)
Robert F. Ryder, Jr.(57)                                  14,868               14,868             --               *
Earl W. Sauder LLC(58)                                    25,000               25,000             --               *
Stephen Sander                                            23,232               23,232             --               *
Rick P. and Winifred R. Sauer                             10,000               10,000             --               *
Michael Saunders(59)                                      35,312               35,312             --               *
Rosemary Scammell                                            706                  706             --               *
Virginia Schmidt                                           5,000                5,000             --               *
Jed Schutz(60)                                           923,650              417,349        223,803             1.5%
Ethel E. Schutz Irrevocable Trust(60)                    282,498              282,498             --               *
John Shanholt(61)                                         35,312               35,312             --               *
Michael Schwartz Profit Sharing Plan(62)                  30,770               30,770             --               *
Comeragh Sheehan                                           1,766                1,766             --               *
Julius Shulman                                           220,702              220,702             --               *
Alan Siegel                                              176,562              176,562             --               *
Franz A. Skryanz(63)                                      86,515               86,515             --               *
Anthony Skulski                                            2,648                2,648             --               *
Jacob A. Skulski                                             883                  883             --               *
Lillian N. Skulski                                           883                  883             --               *
Olive Cox Sleeper Trust (64)                              63,672               63,672             --               *
Rodman U. Smith                                            3,531                3,531             --               *
W. Scott Smith(35)                                       972,414              919,446             --               *
Karen Sousa                                                3,531                3,531             --               *
Spinnacker Holdings JV(65)                                22,070               22,070             --               *

                                                                                                 Beneficial Ownership
                                                                                                After this Offering (2)
                                                  Beneficial                                -------------------------------
                                              Ownership Prior to    Shares Registered          Number
Name                                           this Offering(1)      in this Offering        of Shares           Percent(3)
------------------------------------          ------------------    -----------------        ---------           -----------
John Stone, Jr                                            10,000               10,000               --               *
Glen Strauss Family Trust(66)                             35,000               35,000               --               *
Andrew Tang                                                  500                  500               --               *
Christopher d'Arnaud-Taylor(27)                        1,641,610                7,062               --               *
Lynn Tuddenham                                             7,062                7,062               --               *
Ross Tuddenham                                             7,062                7,062               --               *
Michael Underwood                                         25,000               25,000               --               *
Underwood Family Partners, Ltd.(67)                      113,974              113,974               --               *
Hank F. Urbanowicz                                         1,900                1,900               --               *
Steven P. Weinstein                                        7,693                7,693               --               *
Vincent Wicelinsky                                         8,828                8,828               --               *
Ronald Wilen                                             132,421              132,421               --               *
Hans Winkler                                                 981                  981               --               *
Xeminex Inc.(27)                                         426,588              426,588               --               *
Xtraction Technologies LLC(27)                           132,422              132,422               --               *
David Zenker, Jr                                           4,414                4,414               --               *
Jean P. Zenker                                            13,242               13,242               --               *
                                              ------------------    -----------------        ---------           -----------
Selling Stockholders as a Group                                            19,765,603
                                                                    =================


*     Represents less than 1% of outstanding shares.

(1) Beneficial ownership as of October 20, 2005 for the selling stockholders based upon information provided by the selling stockholders or known to us.

(2) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3) Based on 15,076,219 shares of common stock outstanding on October 20, 2005. The shares issuable under stock options and warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after October 20, 2005, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(4) Gayla W. Carney is the Manager of 2000 New Resolutions, which is the registered holder of the shares of common stock. Ms. Carney as the Manager of 2000 New Resolutions, has voting and disposition power of the shares owned by 2000 New Resolutions offered under this prospectus.

(5) Bruno Camarri is the director of Above Pty Ltd, which is the registered holder of the shares of common stock. Mr. Camarri, as the director of Above Pty Ltd, has voting and disposition power of the shares owned by Above Pty Ltd offered under this prospectus.

(6) Consists of 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(7) Beth Davis is the Administrator of All Saints Episcopal Church, which is the registered holder of the shares of common stock. Ms. Davis, as the Administrator of All Saints Episcopal Church, has sole voting and disposition power of the shares owned by All Saints Episcopal Church offered under this prospectus.

(8) Kenwood Ackermann is the Director of Alpha Capital AG, which is the registered holder of the shares of common stock. Mr. Ackermann, as the Director of Alpha Capital AG, has voting and disposition power of the shares owned by Alpha Capital AG offered under this prospectus.

(9) Jonathan Teller is the Manager of Angry Elephant, LLC, which is the registered holder of the shares of common stock. Mr. Teller, as the Manager of Angry Elephant, LLC, has voting and disposition power of the shares owned by Angry Elephant, LLC offered under this prospectus. Includes 105,937 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(10) Consists of 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(11) Matt Lepo is the President of Battersea Capital, Inc., which is the registered holder of the shares of common stock. Mr. Lepo, as the President of Battersea Capital, Inc., has voting and disposition power of the shares owned by Battersea Capital, Inc offered under this prospectus.

(12) Lawrence S. Bellone is our Chief Financial Officer. Includes 551,780 shares of common stock issuable upon the exercise of outstanding warrants and stock options, which are currently exercisable.

(13) Consists of 90,000 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable

(14) Includes 35,312 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(15) Jeffrey S. Langberg, one of our directors, is the grantor of Bresner Partners Ltd., which is the registered holder of 1,103,512 shares of common stock. Mr. Langberg, as the grantor of Bresner Partners Ltd., has voting and disposition power of the shares owned by Bresner Partners Ltd. offered under this prospectus. Kelly Langberg, the registered holder of 58,983 shares of common stock, is the spouse of Mr. Langberg.

(16) Stanley Brooks is the President of Brookstreet Securities Corporation, which is the registered holder of the shares of common stock. Mr. Brooks, as the President of Brookstreet Securities, has voting and disposition power of the shares owned by Brookstreet Securities Corporation offered under this prospectus. Brookstreet Securities Corporation is a member of the National Association of Securities Dealers, Inc.

(17) Joseph T. and Dolores A. Casey are the trustees of the Casey Living Trust, which is the registered holder of the shares of common stock. Mr. and Mrs. Casey, as the trustees of the trust, share voting and disposition power of the shares owned by the trust offered under this prospectus.

(18) William Frost is the Manager of Cavolino 355, LLC, which is the registered holder of the shares of common stock. Mr. Frost, as the Manager of Cavolino 355, LLC, has sole voting and disposition power of the shares owned by Cavolino 355, LLC offered under this prospectus.

(19) Malcolm McGuire is the President of C.C.R.I. Corporation, which is the registered holder of the shares of common stock. Mr. McGuire, as President of C.C.R.I. Corporation, has voting and disposition power of the shares owned by C.C.R.I. Corporation offered under this prospectus.

(20) Consists of 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(21) Carol Zinn is the President of CJZ Party Ltd, which is the registered holder of the shares of common stock. Ms. Zinn, as the President of CJZ Party Ltd, has voting and disposition power of the shares owned by CJZ Party Ltd offered under this prospectus.

(22) Susan Soldivieri is the Administrator of Community Foundation of NJ, which is the registered holder of the shares of common stock. Ms. Soldivieri, as the Administrator of Community Foundation of NJ, has voting and disposition power of the shares owned by Community Foundation of NJ offered under this prospectus.

(23) Includes 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(24) John Crowell is the trustee of the Elizabeth G. Crowell Trust, which is the registered holder of the shares of common stock. Mr. Crowell, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus.

(25) George Lucas, Jr. is the trustee of the Muriel B. Crowell Revocable Trust, which is the registered holder of the shares of common stock. Mr. Lucas, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus.

(26) George B. Lucas, Jr. is the trustee of the Jonathan Crowell Trust, which is the registered holder of the shares of common stock. Mr. Lucas, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus.

(27) Susan Danehower, the spouse of Christopher d' Arnaud-Taylor, our Chairman, President and Chief Executive Officer, is the registered holder of 757,450 shares of common stock. Ms. Danehower is the President of Xtraction Technologies LLC, which is the registered holder of 132,422 shares of common stock. Ms. Danehower , as the President of Xtraction Technologies LLC, has sole voting and disposition power of the shares owned by Xtraction Technologies LLC offered under this prospectus. Mr. d' Arnaud-Taylor is the President of London Manhattan Securities, Inc., which is the registered holder of 318,088 shares of common stock. Mr. d' Arnaud-Taylor , as the President of London Manhattan Securities, Inc., has sole voting and disposition power of the shares owned by London Manhattan Securities, Inc. offered under this prospectus. Mr. d' Arnaud-Taylor is the President of Xeminex, Inc., which is the registered holder of 426,588 shares of common stock. Mr. d' Arnaud-Taylor , as the President of Xeminex, Inc., has voting and disposition power of the shares owned by Xeminex, Inc. offered under this prospectus.

(28) Includes 40,000 shares of common stock issuable upon the exercise of outstanding stock options, which are currently exercisable.

(29) Robert Rosenthal is the Chief Executive Officer of the General Partner of FLI Xethanol LLC, which is the registered holder of the shares of common stock. Mr. Rosenthal, as the Chief Executive Officer of the General Partner of FLI Xethanol LLC, has voting and disposition power of the shares owned by FLI Xethanol LLC offered under this prospectus.

(30) Includes 20,746 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(31) Bryan Thomas is the President of Fulcrum Properties, which is the registered holder of the shares of common stock. Mr. Thomas, as the President of Fulcrum Properties, has voting and disposition power of the shares owned by Fulcrum Properties offered under this prospectus.

(32) Includes 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(33) Includes 25,390 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(34) Yoel Yogen is the President of International Electronics Business Inc., which is the registered holder of the shares of common stock. Mr. Yogen, as the President of International Electronics Business Inc., has voting and disposition power of the shares owned by International Electronics Business Inc. offered under this prospectus.

(35) W. Scott Smith is the President of Jasmine Consulting, Inc., which is the registered holder of 52,968 shares of common stock. Mr. Smith, as the President of Jasmine Consulting, Inc., has voting and disposition power of the shares owned by Jasmine Consulting, Inc. offered under this prospectus.

(36) Martin E. Janis is the Chairman of the Board of Martin E. Janis & Co., Inc., which is the registered holder of the shares of common stock. Mr. Janis, as the Chairman of the Board of Martin E. Janis & Co., Inc., has voting and disposition power of the shares owned by Martin E. Janis & Co., Inc. offered under this prospectus.

(37) Includes 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(38) Consists of 10,000 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable

(39) Includes 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(40) Includes 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(41) John R. Sears is the President of Leeward Holdings Corporation, which is the registered holder of the shares of common stock. Mr. Sears, as the President of Leeward Holdings Corporation, has voting and disposition power of the shares owned by Leeward Holdings Corporation offered under this prospectus.

(42) Includes 70,625 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(43) Angel R. Lanes is the trustee of the Angel R. Lanes & Marie L. Lanes Revocable Trust, which is the registered holder of the shares of common stock. Mr. Lanes, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus.

(44) Geoffrey Taylor is the Director of London Manhattan Limited, Inc., which is the registered holder of the shares of common stock. Mr. Taylor, as the Director of London Manhattan Limited, Inc., has voting and disposition power of the shares owned by London Manhattan Limited, Inc. offered under this prospectus.

(45) George B. Lucas, Jr. is the Director of Lucas Energy Total Return Master Fund, Ltd., which is the registered holder of the shares of common stock. Mr. Lucas, as the Director of Lucas Energy Total Return Master Fund, Ltd., has voting and disposition power of the shares owned by Lucas Energy Total Return Master Fund, Ltd. offered under this prospectus. Includes 1,250,000 shares of common stock issuable upon the conversion of outstanding senior secured royalty income notes.

(46) George B. Lucas, Jr. is the Managing Member of Lucas Energy Total Return Partners, LLC, which is the registered holder of the shares of common stock. Mr. Lucas, as the Managing Member of Lucas Energy Total Return Partners, LLC, has voting and disposition power of the shares owned by Lucas Energy Total Return Partners, LLC offered under this prospectus. Includes 400,000 shares of common stock issuable upon the conversion of outstanding senior secured royalty income notes.

(47) Joseph and Linda McCann are the trustees of the Joseph & Linda McCann Living Trust, which is the registered holder of the shares of common stock. Mr. and Mrs. McCann, as the trustees of the trust, share voting and disposition power of the shares owned by the trust offered under this prospectus.

(48) Includes 12,187 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(49) Joseph R. Nemeth is the trustee of the Joseph R. Nemeth Living Trust, which is the registered holder of the shares of common stock. Mr. Nemeth, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus.

(50) Includes 44,140 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(51) Marc K. Swickie is the Manager of Professional Traders Fund, LLC, which is the registered holder of the shares of common stock. Mr. Swickie, as the Manager of Professional Traders Fund, LLC, has voting and disposition power of the shares owned by Professional Traders Fund, LLC offered under this prospectus.

(52) Michael Schwartz is the Manager of Redwood Partners, LLC, which is the registered holder of the shares of common stock. Mr. Schwartz, as the Manager of Redwood Partners, LLC, has voting and disposition power of the shares owned by Redwood Partners, LLC offered under this prospectus. Includes 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(53) Includes 26,484 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(54) Includes 26,484 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable. Samuel D. Robins, III has voting and disposition power over the shares offered in this prospectus.

(55) Includes 12,187 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(56) Stan and Marilyn B. Ross are the trustees of the Stan Ross and Marilyn B. Ross Community Trust, which is the registered holder of the shares of common stock. Mr. and Mrs. Ross, as the trustees of the trust, share voting and disposition power of the shares owned by the trust offered under this prospectus.

(57) Consists of 14,868 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(58) Earl W. Sauder is the Managing Partner of Earl W. Sauder LLC, which is the registered holder of the shares of common stock. Mr. Sauder, as the Managing Partner of Earl W. Sauder LLC, has voting and disposition power of the shares owned by Earl W. Sauder LLC offered under this prospectus.

(59) Includes 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(60) Jed Schutz is the trustee of the Ethel E. Schutz Irrevocable Trust, which is the registered holder of 282,498 shares of common stock including 141,249 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable. Mr. Schutz, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus. Shares held by Mr. Schutz include 132,427 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(61) Includes 17,656 shares of common stock issuable upon the exercise of outstanding warrants, which are currently exercisable.

(62) Michael Schwartz is the trustee of the Michael Schwartz Profit Sharing Plan, which is the registered holder of the shares of common stock. Mr. Schwartz, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus.

(63) Franz A. Skyranz is our Vice President, Secretary, Treasurer and a director.

(64) Peter Hirschfield is the trustee of the Olive Cox Sleeper Trust, which is the registered holder of the shares of common stock. Mr. Hirshfield, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus.

(65) John R. Sears, Jr is the Managing Partner of Spinnacker Holdings JV, which is the registered holder of the shares of common stock. Mr. Sears, as the Managing Partner of Spinnacker Holdings JV, has voting and disposition power of the shares owned by Spinnacker Holdings JV offered under this prospectus.

(66) Glen Strauss is the trustee of the Glen Strauss Family Trust, which is the registered holder of the shares of common stock. Mr. Strauss, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus.

(67) Lawrence M. Underwood is the Managing Partner of Underwood Family Partners, Ltd., which is the registered holder of the shares of common stock. Mr. Underwood, as the Managing Partner of Underwood Family Partners, Ltd., has voting and disposition power of the shares owned by Underwood Family Partners, Ltd. offered under this prospectus.

(68) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital Fund II, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital Fund II, LLC. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus. Includes 5,000,000 shares of our common stock reserved for issuance pursuant to purchase by Fusion Capital Fund II, LLC under the terms of the common stock purchase agreement. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by fusion capital. Fusion Capital has the right at any time to sell shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. As a result, we do not believce that Fusion Capital will ever reach the 9.9% limitation. See "The Fusion Transaction."

(69) Larry M. Lehman is the trustee of the Masters Trust, which is the registered holder of the shares of common stock. Mr. Lehman, as the trustee of the trust, has voting and disposition power of the shares owned by the trust offered under this prospectus.

                             THE FUSION TRANSACTION

General


      On October 18, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20.0 million over a 25-month period, subject to earlier termination at our discretion. We may also, in our discretion, elect to sell more of our common stock to Fusion Capital than the minimum daily amount. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00.

      Fusion Capital, a selling stockholder listed in this prospectus, is offering for sale up to 5,303,556 shares of our common stock. In connection with entering into the agreement, we authorized the sale to Fusion Capital of up to 5,000,000 shares of our common stock for a maximum proceeds of $20.0 million. Assuming Fusion Capital purchases all $20.0 million of common stock, we estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 5,000,000 shares (excluding 303,556 shares issued to Fusion Capital as a commitment fee). Subject to approval by our board of directors, we have the right, but not the obligation, to sell more than 5,000,000 shares to Fusion Capital. In the event we elect to issue more than 5,303,556 shares offered by this prospectus, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement.

Purchase of Shares under the Common Stock Purchase Agreement


      Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital will purchase on each trading day during the term of the agreement $40,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided that we may not increase the daily purchase amount above $40,000 unless our stock price is above $5.25 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

      o     the lowest sale price of our common stock on the purchase date, or

      o the average of the three lowest closing sale prices of our common stock during the 12 consecutive trading days prior to the date of a purchase by Fusion Capital.

      The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

      The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our common stock offered by this prospectus at varying purchase prices:

     Assumed        Number of        Percentage of Shares      Proceeds from the Sale of
     Average      Shares to be    Outstanding After Giving     Shares to Fusion Capital
    Purchase        Issued if     Effect to the Issuance to       Under the Common Stock
      Price      Full Purchase        Fusion Capital(1)           Purchase Agreement
    --------     -------------    -------------------------     ------------------------
      $2.00        5,000,000               24.9%                     $   10,000,000
      $3.00        5,000,000               24.9%                     $   15,000,000
      $4.00        5,000,000               24.9%                     $   20,000,000
      $4.80(2)     4,166,167               21.7%                     $   20,000,000
      $5.00        4,000,000               21.0%                     $   20,000,000
      $6.00        3,333,334               18.1%                     $   20,000,000
      $7.00        2,857,143               15.9%                     $   20,000,000


(1) Based on 15,076,219 shares outstanding as of October 20, 2005. Includes the issuance of 303,556 shares of common stock to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2)   Lowest sale price of our common stock on October 20, 2005.

      In connection with entering into the agreement, we authorized the sale to Fusion Capital of up to 5,000,000 shares of our common stock. We estimate that we will sell no more than 5,000,000 shares to Fusion Capital under the common stock purchase agreement (excluding 303,556 shares issued to Fusion Capital as a commitment fee), all of which are included in this prospectus. We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that all 5,000,000 shares are sold to Fusion Capital under the common stock purchase agreement. Subject to approval by our board of directors, we have the right, but not the obligation, to sell more than 5,000,000 shares to Fusion Capital. In the event we elect to issue more than the 5,303,556 shares offered by this prospectus, we will be required to file a new registration statement and have it declared effective by the SEC.

Minimum Purchase Price


      Under the common stock purchase agreement, we have set a minimum purchase price or "floor price," of $2.00 per share. Fusion Capital will not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price is less than the floor price. Specifically, Fusion Capital will not have the right or the obligation to purchase shares of our common stock on any trading day that the market price of our common stock is below $2.00 per share.

Our Right to Suspend Purchases

      We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

Our Right to Increase and Decrease the Amount to be Purchased

      Under the common stock purchase agreement, Fusion Capital has agreed to purchase on each trading day during the 25-month term of the agreement $40,000 of our common stock or an aggregate purchase of up to $20 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice.

      In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount. First, in respect of the daily purchase amount, we have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.25 increase in the threshold price (as defined below) above $5.00 per share, we have the right to increase the daily purchase amount by up to an additional $4,000 (for example, if the threshold price is $5.50 per share we would have the right to increase the daily purchase amount to an aggregate of $48,000). The "threshold price" is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If, at any time during any trading day the sale price of our common stock is below the threshold price, the applicable increase in the daily purchase amount will be void.

      In addition to the daily purchase amount, we may elect to require Fusion Capital to purchase on any single trading day our shares in an amount up to $250,000, provided that our share price is above $6.00 per share during the ten trading days prior thereto. The price at which such shares would be purchased will be the lesser of (i) the lowest sale price of our common stock on the trading day that notice is received by Fusion Capital to purchase such shares, or (ii) the lowest purchase price (as defined above) during the previous 15 trading days prior to the date that such purchase notice was received by Fusion Capital. We may increase this amount to $500,000 if our share price is above $9.00 per share during the ten trading days prior to our delivery of the purchase notice to Fusion Capital. This amount may also be increased to up to $750,000 if our share price is above $14.00 per share during the ten trading days prior to our delivery of the purchase notice to Fusion Capital. This aggregate amount may also be increased to up to $1,000,000 if our share price is above $20.00 per share during the ten trading days prior to our delivery of the purchase notice to Fusion Capital. We may deliver multiple purchase notices; however, at least ten trading days must have passed since the most recent non-daily purchase was completed.

Events of Default

      Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

      o the effectiveness of the registration statement of which this prospectus is a part lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered by the prospectus and such lapse or unavailability continues for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period,

      o suspension by our principal market of our common stock from trading for a period of three consecutive trading days,

      o the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange or the American Stock Exchange,

      o our transfer agent's failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement,

      o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days,

      o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us, or

      o     a material adverse change in our business.

Our Termination Rights


      We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on Our Stockholders

      All shares registered in this offering will be freely tradable. It is anticipated that shares registered in connection with sales of shares to Fusion Capital in this offering will be sold over a period of up to 25 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock registered in the name of Fusion Capital in this offering, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to reduce the daily purchase amount, suspend purchases of our common stock by Fusion Capital or terminate the common stock purchase agreement.

No Short-Selling or Hedging by Fusion Capital

      Fusion Capital has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Commitment Shares Issued to Fusion Capital

      Under the terms of the common stock purchase agreement, we have issued to Fusion Capital 303,556 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until 25 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

No Variable Priced Financings

      Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

Participations Rights

      For a period of 25 months from October 18, 2005, the date of the common stock purchase agreement, we have granted to Fusion Capital the right to participate in the purchase of any new securities that we may, from time to time, propose to issue and sell in connection with any financing transaction to a third parties. In particular, Fusion Capital can purchase up to 25% of such new securities at the same price and on the same terms as such other investors, provided that Fusion Capital shall not have the right to purchase such new securities if the number of persons purchasing all such new securities consist of two or fewer entities. "New securities" means any shares of our common stock, our preferred stock or any other of our equity securities or our securities convertible or exchangeable for our equity securities. New securities shall not include, (i) shares of our common stock issuable upon conversion or exercise of any securities outstanding as of the date of our agreement, (ii) shares, options or warrants for our common stock granted to officers, directors and employees of the company pursuant to stock option plans approved by our board of directors,
(iii) shares of our common stock or securities convertible or exchangeable for our common stock issued pursuant to the acquisition of another company by consolidation, merger, or purchase of all or substantially all of the assets of such company or (iv) shares of our common stock or securities convertible or exchangeable into shares of our common stock issued in connection with a strategic transaction involving us and issued to an entity or an affiliate of such entity that is engaged in the same or substantially related business as we are. Fusion Capital's rights shall not prohibit or limit us from selling any securities so long as we make the same offer to Fusion Capital.

                              PLAN OF DISTRIBUTION

      The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders only for cash directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

      o     ordinary brokers' transactions,

      o     transactions involving cross or block trades,

      o through brokers, dealers or underwriters who may act solely as agents,

      o     "at the market" into an existing market for the common stock,

      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

      o     in privately negotiated transactions,

      o     any combination of the foregoing methods of sale, and

      o     any other method permitted pursuant to applicable law.

      In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

      Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

      Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933. The other selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

      Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

      We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act of 1933.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

      Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

      We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

      This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

      The selling stockholders may offer all of the shares of our common stock for sale immediately (except for shares subject to "resale" agreements). Selling stockholders that executed resale agreements are limited to selling up to 10% (calculated as of the date this registration statement is declared effective by the SEC) per month of their shares that are registered under this prospectus. See "Description of Securities - Restrictions on Transfer."

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of October 20, 2005, there were issued and outstanding:

      o     15,076,219 shares of common stock,

      o warrants to purchase 1,431,032 shares of common stock at a weighted average exercise price of $2.50 per share, and

      o senior secured royalty income notes convertible into 1,650,000 shares of common stock at a conversion price of $4.00 per share.

      The following summary of the material provisions of our common stock, warrants, senior secured royalty income notes, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

      Holders of shares of our common stock are entitled to dividends as and when declared by our board of directors from funds legally available and upon our liquidation, dissolution or winding-up are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. The holders of shares of our common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors.

Preferred Stock

      Our certificate of incorporation authorizes the issuance of "blank check" preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No preferred stock is issued and outstanding.

Senior Secured Royalty Income Notes

      The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012 and August 2012 for the notes issued in January 2005 and August 2005, respectively. We have the right to require the holders of the notes, from and after January 2008 and August 2008 for the notes issued in January 2005 and August 2005, respectively, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest. The holders of the notes have the right to convert their notes into shares of our common stock at any time at a conversion price equal to $4.00 per share (equivalent to 1,650,000 shares), which was in excess of the $3.25 purchase price for shares sold in our February 2005 private offering.

      Pursuant to a security agreement, Xethanol BioFuels pledged its land, buildings and site improvements, mechanical and process equipment and specific personal property as security for the payment of the principal and interest of the notes. In the event of an uncured default under the notes, the holders are authorized to take possession of, sell or operate the assets of Xethanol BioFuels in order to generate proceeds sufficient to pay the principal and interest of the notes. This could include collecting accounts owed by customers of the facility, operating or subleasing the facility, selling the ethanol and wet distillers grain, selling machinery and equipment relating to the facility, or taking any other lawful action to collect the principal and interest through realization on the assets of the facility. Recourse under the notes is limited to Xethanol BioFuels' assets and is not guaranteed by us or any of our current or future subsidiaries, assets or facilities.

Warrants

      In connection with the merger, all outstanding warrants issued by Xethanol prior to the merger to purchase shares of Xethanol common stock were amended to become warrants to purchase our common stock on the same terms and conditions as those warrants issued by Xethanol, except that the number of shares issuable upon the exercise of such warrants was amended to reflect the applicable exchange ratio in the merger of approximately .88 of a share of our common stock for each share of Xethanol common stock. Prior to the closing of the merger, all outstanding Xethanol warrants were exercisable for 1,465,068 shares of Xethanol common stock. At the closing of the merger, these warrants were amended to become warrants to purchase 1,293,376 shares of our common stock.

      Generally, each warrant entitles the holder of the warrant to purchase a number of shares of our common stock at the exercise price per share from the date of issuance until it expires in accordance with its terms. The weighted average exercise price of our warrants is $2.50 per share.

      Redemption. The warrants may not be redeemed by us.

      Transfer, Exchange and Exercise. The warrants may be exercised upon the surrender of the warrant certificate on or prior to the expiration date at the our offices with the form of "Subscription Form" on the reverse side of the warrant certificate filled out and executed as indicated, accompanied by payment (in the form of cash, certified check or bank draft payable to the order of our company) of the full exercise price for the number of shares being exercised under the warrant.

      Adjustments. The warrants contain provisions that protect the holders of the warrants against dilution by adjustment of the purchase price in certain events, such as stock dividends and stock splits, and for other customary events.

      Voting Rights. The warrants do not confer upon holders any voting or any other rights as a stockholder of our company.

Restrictions on Transfer

      Following the closing of the reverse merger and concurrent private offering transactions in February 2005, substantially all of the former holders of Xethanol stock, and substantially all of the holders of our shares of common stock who purchased shares in the private offering, (which constitutes most of the selling stockholders in this prospectus, but does not include Fusion Capital) entered into "resale" agreements with us that prohibit the stockholder from:

      o publicly selling, contracting to sell or otherwise transferring any of our shares of common stock beneficially owned by the stockholder, or

      o privately selling, contracting to sell or otherwise transferring (unless the proposed transferee agrees to be bound by the restrictions on transfer contained in the "resale" agreement) any of our shares of common stock beneficially owned by the stockholder, until the effective date of this registration statement and, thereafter, only at the rate of 10% of the original number of shares beneficially owned by the stockholder per month, subject to applicable securities laws.

Market Information

      Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol XTHN.OB. The high and low bid prices for our common stock at the close of business on October 20, 2005, as reported by the OTC Bulletin Board, were $5.09 and $4.80 per share, respectively. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to list our common stock for trading on the American Stock Exchange or Nasdaq Capital Market, although we cannot be certain that this application will be approved.

Transfer Agent and Registrar

      The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. We serve as transfer agent for our warrants.

Registration Rights

      We have entered into registration rights agreements with some of the selling stockholders. All of our shares subject to these agreements are included in this prospectus in accordance with the terms of those agreements.

      Under the terms of the private offering, we agreed to file this registration statement with the SEC covering the shares of our common stock issued in the private offering. We are obligated to maintain the effectiveness of the registration statement from the effective date through and until August 2, 2006, 18 months after the date of closing of the merger, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, provided we comply with our reporting obligations.

Limitations of Liability and Indemnification

      Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         SHARES ELIGIBLE FOR FUTURE SALE

      As of October 20, 2005, we had outstanding an aggregate of 15,076,219 shares of our common stock, assuming no exercises of our outstanding stock warrants or conversion of our outstanding convertible notes. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

      As of October 20, 2005, the remaining outstanding shares of our common stock not included in this prospectus consist of 1,874,303 shares that are in the public float and 1,517,345 shares that are restricted.

Public Float

      As of October 20, 2005, the public float for our common stock consisted of 1,874,303 shares. These shares are freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144

      In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      o 1% of the number of shares of our common stock then outstanding, which equaled 150,762 shares as of October 20, 2005, or

      o the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

      Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

      As of October 20, 2005, none of our shares of common stock were available for sale under Rule 144.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions. No shares of our common stock currently outstanding will be eligible for sale pursuant to Rule 144(k) until February 2, 2007.

Incentive Compensation Plan

      As of October 20, 2005, 317,070 restricted shares of our common stock and stock options to purchase 480,000 shares of our common stock were granted under the 2005 Plan. We may determine to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our 2005 Plan. Based on the number of stock options outstanding and shares reserved for issuance under our 2005 Plan, the Form S-8 registration statement would cover approximately 2,000,000 shares. The Form S-8 registration statement would become effective immediately upon filing. At that point, subject to the satisfaction of applicable exercise periods and Rule 144 volume limitations applicable to affiliates, shares of our common stock to be issued upon exercise of outstanding stock options granted pursuant to our 2005 Plan will be available for immediate resale in the public market.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by our legal counsel, Greenberg Traurig, LLP, New York, New York.

                                     EXPERTS

      Our financial statements covering our consolidated balance sheet as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, and for the period from January 24, 2000 (inception) to December 31, 2004 included in this prospectus and in the registration statement have been audited by Imowitz Koenig & Co., LLP, independent registered public accounting firm, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

      We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the years ended December 31, 2004 and 2003.

      On February 8, 2005, we filed with the SEC a Current Report on Form 8-K reporting the resignation on February 2, 2005 of Cordovano and Honeck, P.C., as our independent auditor, and the approval by our board of directors on February 2, 2005 of Imowitz Koenig & Co., LLP as our new independent auditor. In connection with the audits of our financial statements for each of the two fiscal years ended June 30, 2004 and 2003, and through February 2, 2005, there were no disagreements with Cordorano and Honeck, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Cordorano and Honeck, P.C., would have caused Cordorano and Honeck, P.C.to make reference to the matter in its reports.

      Because Xethanol Corporation was deemed to be the accounting acquirer in the reverse merger, we have adopted the fiscal year end of December 31 of Xethanol, instead of our previous fiscal year end of June 30. On April 20, 2005, we filed a Current Report on Form 8-K/A containing financial statements for the year ended December 31, 2004 to cover the transition period.

      We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

                              Xethanol Corporation

                                    Form SB-2

                        Consolidated Financial Statements

                                    Contents

      Consolidated Financial Statements for the six months ended June 30, 2005 and 2004 (unaudited)

Consolidated Balance Sheet ...........................................      F-2

Consolidated Statements of Operations ................................      F-3

Consolidated Statements of Cash Flows ................................      F-4

Notes to Consolidated Financial Statements ...........................      F-5

      Consolidated Financial Statements for the years ended December 31, 2004 and 2003

Independent Auditors' Report .........................................      F-9

Consolidated Balance Sheet ...........................................      F-10

Consolidated Statements of Operations ................................      F-12

Consolidated Statement of Changes in
 Shareholders' Equity ................................................      F-13

Consolidated Statements of Cash Flows ................................      F-14

Notes to Consolidated Financial Statements ...........................      F-16

                              Xethanol Corporation
                          (a Development Stage Company)
                           Consolidated Balance Sheet

                                                            June 30, 2005     December 31, 2004
                                                              (Unaudited)
                                                            --------------    ----------------
ASSETS
Current assets:
  Cash and cash equivalents                                 $    1,020,790    $        113,472
  Receivables                                                       21,685              55,380
  Inventory:
    Finished Goods                                                  12,140                  --
    Raw Materials                                                  157,586              27,453
    Work in Process                                                 45,596              10,860
  Other assets                                                     748,120              93,455
                                                            --------------    ----------------
        Total current assets                                     2,005,917             300,620
                                                            --------------    ----------------
Property and equipment, at cost:
  Land                                                              61,887              61,887
  Buildings                                                      1,477,280           1,463,246
  Machinery and equipment                                        5,145,708           4,537,303
  Land improvements                                                534,096             158,714
  Furniture and fixtures                                            43,648              36,450
                                                            --------------    ----------------
                                                                 7,262,619           6,257,600
  Less accumulated depreciation                                   (310,271)           (228,888)
                                                            --------------    ----------------
                                                                 6,952,348           6,028,712
                                                            --------------    ----------------

Goodwill                                                           205,000             205,000
License agreements, net of accumulated
  amortization of $75,849 and $15,181                            1,586,652             834,819
Investment                                                         100,000             100,000
Other assets                                                            --              55,429
                                                            --------------    ----------------
                                                                 1,891,652           1,195,248
                                                            --------------    ----------------
        TOTAL ASSETS                                        $   10,849,917    $      7,524,580
                                                            ==============    ================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                          $      589,147    $        329,620
  Accounts payable - related parties                               146,353             388,736
  Accrued expenses                                                  58,670             222,850
  Mortgage payable                                               1,125,000                  --
                                                            --------------    ----------------
        Total current liabilities                                1,919,170             941,206
                                                            --------------    ----------------

Mortgages payable                                                       --           4,125,000
                                                            --------------    ----------------

Senior secured notes payable                                     5,000,000                  --
Capitalized lease obligation                                        33,382                  --
                                                            --------------    ----------------
        Total long-term liabilities                              5,033,382                  --
                                                            --------------    ----------------
Commitment
Stockholders' equity:
  Preferred stock, $0.001 par value, 1,000,000
  shares authorized; 0 shares issued and outstanding                    --                  --
  Common stock, $0.001 par value, 50,000,000 shares
  authorized; 14,024,013 and 11,546,705 shares issued and           14,024              11,547
  outstanding in 2005 and 2004, respectively
  Additional paid-in-capital                                    12,354,592           6,442,119
  Accumulated deficit during development stage                  (8,471,251)         (3,995,292)
                                                            --------------    ----------------
        Total stockholders' equity                               3,897,365           2,458,374
                                                            --------------    ----------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $   10,849,917    $      7,524,580
                                                            ==============    ================

                 See Notes to Consolidated Financial Statements

                              Xethanol Corporation
                          (a Development Stage Company)
                      Consolidated Statements of Operations

                                                                                                                      January 24,
                                                                                                                     2000 (Date of
                                                      Six         Months Ended         Three        Months Ended     Inception) to
                                                 June 30,2005     June 31, 2004    June 30, 2005    June 30, 2004    June 30, 2005
                                                 -------------    -------------    -------------    -------------    -------------
                                                  (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)
Sales                                            $      98,918    $     187,264    $          --    $     146,852    $     713,461
Cost of sales, incl. depreciation of $39,390
and $86,167 for six months ended June 30,
2005 and 2004 and $0 and $43,084 for
three months ended June 30, 2005 and 2004              146,543          253,735               --          115,116          859,858
                                                 -------------    -------------    -------------    -------------    -------------
    Gross profit                                       (47,625)         (66,471)              --           31,736         (146,397)
                                                 -------------    -------------    -------------    -------------    -------------
Operating expenses, incl. depreciation and
amortization of $102,661 and $0 for six
months end June 30, 2005 and 2004 and
 $78,325 and $0 for three months ended
June 30, 2005 and 2004                              (3,917,537)        (660,882)      (1,426,149)        (168,866)      (7,609,358)
                                                 -------------    -------------    -------------    -------------    -------------
Other income (expense):
  Interest income                                       28,241            1,804           23,942            1,804           38,837
  Organization expense                                (300,000)              --               --               --         (300,000)
  Interest expense                                    (290,206)         (56,830)        (140,209)         (31,864)        (551,432)
  Other income                                          51,168           16,578            3,495            7,671           97,099
                                                 -------------    -------------    -------------    -------------    -------------
    Total other income (expense)                      (510,797)         (38,448)        (112,772)         (22,389)        (715,496)
                                                 -------------    -------------    -------------    -------------    -------------

    Net loss                                     $  (4,475,959)   $    (765,801)   $  (1,538,921)   $    (159,519)   $  (8,471,251)
                                                 =============    =============    =============    =============    =============
       Basic and diluted net loss per share      $       (0.33)   $       (0.08)   $       (0.11)   $       (0.02)
                                                 =============    =============    =============    =============
    Weighted average number of
    shares outstanding                              13,587,450        9,814,750       14,024,013       10,067,894
                                                 =============    =============    =============    =============

                 See Notes to Consolidated Financial Statements

                              Xethanol Corporation
                          (a Development Stage Company)
                      Consolidated Statements of Cash Flows

                                                                                          January 24,
                                                        Six Months       Six Months      2000 (Date of
                                                           Ended            Ended        Inception) to
                                                       June 30, 2005    June 30, 2004    June 30, 2005
                                                       -------------    -------------    -------------
                                                        (Unaudited)      (Unaudited)      (Unaudited)
Cash flows from operating activities
Net loss                                               $  (4,475,959)   $    (765,801)      (8,471,251)
Adjustments to reconcile net loss to
net cash used in operating activities:
   Depreciation and amortization                             142,051           86,167          386,120
   Issuance of common stock, stock options
   and warrants for services rendered                      1,480,882          186,944        1,942,857
   Impairment loss on investments                                 --               --           98,277
   Changes in operating assets and liabilities:
      Restricted cash                                         52,376           37,784               --
      Receivables                                             22,695           (1,822)         (32,685)
      Inventory                                             (177,008)         (34,835)        (165,321)
      Prepaid expenses and other assets                     (640,613)         (95,738)        (737,121)
      Accounts payable                                        10,245          (63,769)         728,601
      Accrued expenses                                      (164,180)         (62,114)         (22,923)
                                                       -------------    -------------    -------------
Net cash used in operating activities                     (3,749,511)        (713,184)      (6,273,446)
                                                       -------------    -------------    -------------
Cash flows from investing activities
Acquisitions                                                      --               --       (1,925,000)
Purchase of investments                                           --               --         (198,277)
Purchase of property and equipment                          (964,738)              --       (1,140,745)
                                                       -------------    -------------    -------------
Cash used in investing activities                           (964,738)              --       (3,264,022)
                                                       -------------    -------------    -------------
Cash flows from financing activities
Payment of note payable                                   (3,000,000)         (50,000)      (3,000,000)
Issuance of note payable                                   5,000,000               --        5,000,000
Cash received for common stock                             3,621,567          893,250        8,633,258
Loan to an affiliate                                              --               --          (75,000)
                                                       -------------    -------------    -------------
Cash provided by financing activities                      5,621,567          843,250       10,558,258
                                                       -------------    -------------    -------------

Net increase in cash and cash equivalents                    907,318          130,066        1,020,790
Cash and cash equivalents - beginning of period              113,472           95,708               --
                                                       -------------    -------------    -------------
Cash and cash equivalents - end of period              $   1,020,790    $     225,774    $   1,020,790
                                                       =============    =============    =============

Supplemental Disclosures
Interest paid                                          $     290,206    $      56,830    $     551,472

Non-cash activity
Property acquired for debt assumed in acquisitions     $          --    $          --    $   4,206,953
License agreements acquired in exchange for
   common stock                                        $     812,500    $     300,000    $   1,662,500
Goodwill recorded for acquisition of Permeate          $          --    $          --    $     205,000
Property and equipment obtained by
   capitalized lease obligation                        $      40,281    $          --    $      40,281

                 See Notes to Consolidated Financial Statements

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2005

NOTE A - GENERAL

Description of Development Stage Operations and Basis of Presentation

Xethanol Corporation (the "Company") was originally incorporated on January 24, 2000 in Delaware as Freereal-Timequote.com, Inc. On August 8, 2000, the Company changed its name from Freereal-Timequote.com, Inc. to LondonManhattan.com, Inc. ("LondonManhattan"). On September 19, 2001, LondonManhattan changed its name to Xethanol Corporation, to function as a holding and management company for a series of planned acquisitions and new ventures in the waste-to-ethanol industry. Ethanol is a federally mandated, clean burning, renewable fuel, used as an oxygenate in 10% gasoline blends under the Clean Air Act and an octane enhancer to improve vehicle performance. The Company's business model is to profit from converting waste sugars into ethanol and to grow by acquiring and/or co-locating waste-to-ethanol plants on or in proximity to the waste site in alliance with waste generators. The objective is to monetize waste streams, including off-specification finished products and biomass, which previously had no viable recovery technologies.

As of June 30, 2005, the Company has devoted most of its activities to establishing its business, including raising capital and seeking acquisitions. Accordingly, the Company's financial statements are presented as a development stage company as defined in Statement of Financial Accounting Standards No. 7.

The accompanying consolidated financial statements and related footnotes should be read in conjunction with the consolidated financial statements and related footnotes contained in the Company's current report on Form 8 - K/A for the year ended December 31, 2004 filed with the U.S. Securities and Exchange Commission on April 20, 2005.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission related to interim statements. The financial information contained herein is unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The results of operations for the six and three months ended June 30, 2005 and 2004 are not necessarily indicative of the results expected for the full year. The balance sheet presented as of December 31, 2004 is derived from audited financial statements. Certain amounts from 2004 have been reclassified to conform to the 2005 presentation.

Going Concern

Since inception, the Company has recorded aggregate losses from operations of $8,471,251 and has incurred total negative cash flow from operations of $6,273,446. As described in Notes B and E, the Company secured additional debt and equity financing in January and February 2005 and as of June 30, 2005 the Company had a cash balance of $1,020,790.

Based upon the Company's current financial condition, cash forecast and operating plan, the Company believes that it has adequate cash resources to sustain its operations until November 2005. However, the Company's continued existence is dependent upon several factors, including the ability to achieve profitability from the sale of the Company's product. Until such time as the Company can rely on revenues generated from operations, it will continue to seek additional sources of financing through private offerings. Accordingly, if the Company fails to obtain additional financing, it will be required to substantially reduce and defer payments of operating expenses.

                             T Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2005

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and satisfaction of liabilities in the normal course of business. The uncertainties regarding the availability of continued financing and commencement of adequate commercial revenues raise doubt about the Company's ability to continue as a going concern.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123R "Share Based Payment." This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company adopted this pronouncement during the first quarter 2005.

NOTE B - PRIVATE PLACEMENT AND REVERSE MERGER

In February 2005, the Company completed the closing of a private offering of a total of 1,190,116 shares of common stock at a price of $3.25 per share to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated November 2004, as supplemented (the "Offering"). Total net proceeds from the Offering were $3,572,817.

Concurrently, with the closing of the Offering, the Company completed a recapitalization in the form of a "reverse merger" transaction with Zen Pottery Equipment, Inc. ("Zen"), a publicly traded Colorado corporation. As part of the merger, the Company merged into a wholly owned subsidiary of Zen. Zen acquired all the outstanding capital stock of the Company and, in consideration, issued 9,706,781 shares of its common stock to the Company's shareholders. Zen retired all of its prior existing shares of common stock except for 1,950,000 shares of common stock retained by the original shareholders of Zen. Placement agents and advisors received an additional 665,834 shares of common stock for services rendered in connection with the Offering and the reverse merger. After the closing of the Offering and the reverse merger, there were 13,406,241 shares of common stock of the Company issued and outstanding. Also, as result of the merger, warrants to purchase 1,465,068 shares of common stock of the Company were converted to warrants to purchase 1,293,376 shares of the common stock of the Company.

In March 2005, following the merger, Zen reincorporated from the state of Colorado to the state of Delaware and changed its corporate name to Xethanol Corporation. As part of the Company's reincorporation in Delaware, the authorized capital was amended to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock.

For financial reporting purposes, the Company is deemed to be the acquirer in the reverse merger transaction. Consequently, the assets and liabilities and the historical operations reflected in the consolidated financial statements are those of the Company and are recorded at the historical cost basis of the Company.

NOTE C - ACQUISITION OF SUPERIOR SEPARATION TECHNOLOGIES, INC.

On January 11, 2005 the Company acquired 100% of the issued and outstanding common stock of Superior Separation Technologies, Inc. ("SSTI") from UTEK Corporation in exchange for 250,000 shares of the Company's common stock at a price of $3.25 for a total consideration of $812,500. The number of shares issued was subsequently adjusted to 220,702 shares to reflect the effects of the reverse merger. SSTI holds a license agreement, which has a term of twenty years, to a patented technology developed at the U.S. Department of Energy's National Renewable Energy Laboratory designed to effectively separate lignocellulosic material into lignin, cellulose and dissolved sugars. The license calls for minimum royalty payments of $10,000 in 2007, $25,000 in 2008 and $50,000 in 2009 and each successive year thereafter until the end of the license term.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2005

NOTE D - RESTRICTED CASH

On May 10, 2005, the Company opened up a letter of credit in the amount of $220,000, as required by an insurance company to post a bond in connection with our permit application to the Bureau of Alcohol, Tobacco and Firearms (the "BATF"). In order to obtain the letter of credit, the Company has placed $220,000 in a one year time deposit account with the issuing bank as collateral.

On May 10, 2005, the Company opened up a letter of credit in the amount of $50,000, as required by an agreement with a grain service provider. In order to obtain the letter of credit, the Company has placed $50,000 in a one year time deposit account with the issuing bank as collateral.

In the event the issuing bank is required to make payments under the letters of credit as a result of the Company's non-compliance with the terms of the BATF bond or grain service provider agreement, the issuing bank would draw against the Company's cash on deposit with the bank.

The total cash of $270,000 on deposit with the issuing bank is reported in Current Assets under "Other assets".

NOTE E - SENIOR SECURED NOTE FINANCING

On January 19, 2005, the Company completed a transaction with two institutional investors, primarily to refinance a short-term note issued for the acquisition of its Xethanol BioFuels, LLC ("BioFuels") facility. At the closing of that transaction, BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000 (the "Notes"). A portion of the proceeds of the financing were used to satisfy a $3,000,000 demand note held by First National Bank of Omaha. The Company is using the remaining proceeds to refurbish and upgrade capacity at the BioFuels facility, fund start-up activities at the facility and related working capital requirements, and pay legal and other professional fees related to the financing. The Notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, distillers wet grain ("DWG") and any other co-products, including xylitol, at the BioFuels facility, with the principal becoming due in January 2012. The Company has the right to require the holders of the Notes, from and after January 2008, to surrender the Notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the Notes have the right to convert the Notes into shares of common stock of the Company at any time at a conversion price equal to $4.00 per share (equivalent to 1,250,000 shares of common stock).

On June 30, 2005, interest on the Notes was due and paid and accordingly there is no accrued interest on the Notes reported in the Company's financial statements as of June 30, 2005.

NOTE F - INCENTIVE COMPENSATION PLAN

      On February 2, 2005, following the completion of the reverse merger, our board of directors adopted and approved a new 2005 Incentive Compensation Plan (the "2005 Plan"), which was subsequently approved by the Company's shareholders on March 29, 2005.

      The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2005 Plan shall be equal to 2,000,000 shares, plus the number of shares with respect to which awards previously granted there under are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. The persons eligible to receive awards under the 2005 Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                  June 30, 2005

      As of June 30, 2005, 397,070 shares of our common stock were awarded under the 2005 Plan. The fair value of these shares was estimated using the Offering price of $3.25 per share and was recorded as employee compensation or consulting fee expense. During the six months end June 30, 3005, compensation expense related to these stock awards was $1,290,478.

      As of June 30, 2005, options to purchase 300,000 shares of our common stock were awarded under the 2005 Plan. These options are exercisable over a three-year period with exercise prices of $3.75 or $4.00 per share. The fair value of the options is estimated at the grant date using the Black-Scholes option pricing model. Significant assumptions used in the model were 3.71% as the risk-free rate and 40% for volatility. The fair value of the options is recorded as compensation expense or consulting fee expense over the respective vesting periods. During the six months ended June 30, 2005, compensation expense related to these options was $159,626.

NOTE G - RELATED PARTY TRANSACTIONS

      In January 2005, Christopher d'Arnaud-Taylor entered into an employment agreement with the Company to serve as the Company's Chief Executive Officer for a term of three years. Under this agreement the Company paid Mr. Taylor $90,000 during the six months ended June 30, 2005. Mr. Taylor is also the Chairman of the Company's Board of Directors and a significant shareholder of the Company. Mr. Taylor beneficially owns approximately 8.1% of the Company's common stock. As of June 30, 2005, the Company has a payable due to Mr. Taylor of $32,000 for services rendered during 2004.

In February 2005, the Company entered into a Consulting Services Agreement with Jeffrey S. Langberg, now one of the Company's directors, pursuant to which Mr. Langberg agreed to provide general business advisory services. Under this agreement, the Company agreed to pay Mr. Langberg a monthly consulting fee and a sign-on bonus. Mr. Langberg agreed to waive any compensation otherwise payable to him as a director of the Company. Mr. Langberg is a significant shareholder of the Company and beneficially owns approximately 8.7% of the Company's common stock. Total payments to Mr. Langberg under this agreement were $315,000 during the six months ended June 30, 2005. As of June 30, 2005, the Company has a payable due to Mr. Langberg of $64,353 for services rendered during 2004.

The Company subleases its office space in New York from a limited liability company in which Mr. Langberg is the managing member. The Company pays $10,000 per month in rent, on a month-to-month basis, representing the proportion of the square footage of the office space occupied by us to the total square footage of the entire leased premises.

                          Independent Auditors' Report
                          ----------------------------

To the Board of Directors and Stockholders
Xethanol Corporation

We have audited the accompanying consolidated balance sheet of Xethanol Corporation (the "Company") (A Development Stage Enterprise) as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003, and for the period from January 24, 2000 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xethanol Corporation. (A Development Stage Enterprise) as of December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, and for the period from January 24, 2000 (inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                    /s/Imowitz Koenig & Co., LLP


New York, New York
March 31, 2005

                              Xethanol Corporation
                          (a Development Stage Company)

                           Consolidated Balance Sheet

                                                              December 31,
                                                                 2004
                                                            ----------------
Assets
Current assets:
  Cash and cash equivalents                                 $        113,472
  Restricted cash in escrow                                           52,376
  Receivables:
    Trade                                                             12,870
    Related parties                                                   42,510
  Inventory:
     Supplies and chemicals                                           27,453
     Work in progress                                                 10,860
   Prepaid expenses and other assets                                  41,079
                                                            ----------------
Total current assets                                                 300,620
                                                            ----------------


Property and equipment, at cost:
  Land                                                                61,887
  Buildings                                                        1,463,246
  Equipment and machinery                                          4,537,303
  Leasehold improvements                                             158,714
  Furniture and fixtures                                              36,450
                                                            ----------------
                                                                   6,257,600

  Less accumulated depreciation and amortization                     228,888
                                                            ----------------
                                                                   6,028,712
                                                            ----------------

Goodwill                                                             205,000
License agreements, net of accumulated
  amortization of $15,181                                            834,819
Investments                                                          100,000
Other assets                                                          55,429
                                                            ----------------
Total assets                                                $      7,524,580
                                                            ================

                 See Notes to Consolidated Financial Statements

                              Xethanol Corporation
                          (a Development Stage Company)

                           Consolidated Balance Sheet

                                                              December 31,
                                                                   2004
                                                            ----------------
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                          $        329,620
  Accounts payable related parties                                   388,736
  Accrued expenses                                                   222,850
                                                            ----------------
Total current liabilities                                            941,206
                                                            ----------------

Mortgages payable                                                  4,125,000
                                                            ----------------

Commitment

Shareholders' equity
  Common stock, $0.001 par value;
   Authorized shares - 15,000,000; Issued and outstanding
      shares 11,546,705                                               11,547
  Additional paid-in-capital                                       6,442,119
  Accumulated deficit during development stage                    (3,995,292)
                                                            ----------------
Total shareholders' equity                                         2,458,374
                                                            ----------------
Total liabilities and shareholders' equity                  $      7,524,580
                                                            ================

                 See Notes to Consolidated Financial Statements

                              Xethanol Corporation
                          (a Development Stage Company)

                      Consolidated Statements of Operations

                                                                                              January 24,
                                                                   Years Ended               2000 (Date of
                                                       --------------------------------      Inception) to
                                                         December 31,      December 31,       December 31,
                                                            2004              2003               2004
                                                       --------------    --------------    --------------
Sales                                                  $      465,048    $      149,495    $      614,543

Cost of sales including depreciation of $157,558 in
  2004 and $70,028 in 2003                                    507,181           206,134           713,315
                                                       --------------    --------------    --------------
                                                              (42,133)          (56,639)          (98,772)

Operating expenses including depreciation and
  amortization of $16,483 in 2004 and $0 in 2003            2,357,190           839,612         3,691,821
                                                       --------------    --------------    --------------
                                                           (2,399,323)         (896,251)       (3,790,593)
                                                       --------------    --------------    --------------

Other income (expense)
  Interest income                                               3,360             5,410            10,596
  Interest expense                                           (208,340)          (52,886)         (261,226)
  Other income                                                 33,385            12,546            45,931
                                                       --------------    --------------    --------------
Total other income (expense)                                 (171,595)          (34,930)         (204,699)
                                                       --------------    --------------    --------------
Net loss                                               $   (2,570,918)         (931,181)   $   (3,995,292)
                                                       ==============    ==============    ==============

                 See Notes to Consolidated Financial Statements

                              Xethanol Corporation
                          (a Development Stage Company)

            Consolidated Statement of Changes in Shareholders' Equity

                                                                                                 Accumulated
                                             Common                                                deficit
                                              stock                                                during
                                            number of          Common          Additional        development
                                             shares             stock        paid-in capital        stage              Total
                                         ---------------   ---------------   ---------------   ---------------    ---------------
January 24, 2000 (Date of inception)                  --   $            --   $            --    $           --    $            --

Shares issued for cash                         2,101,000             2,101           360,874                --            362,975

Shares issued for services                       192,000               192            25,758                --             25,950

Shares issued for acquisitions                 6,207,000             6,207           123,793                --            130,000

Net loss                                              --                --                --          (493,193)          (493,193)

                                         ---------------   ---------------   ---------------   ---------------    ---------------

Balance at December 31, 2002                   8,500,000             8,500           510,425          (493,193)            25,732

Shares issued for cash                           971,606               972         1,593,969                --          1,594,941

Shares issued for services                        80,000                80           100,920                --            101,000

Net loss                                              --                --                --          (931,181)          (931,181)
                                         ---------------   ---------------   ---------------   ---------------    ---------------

Balance at December 31, 2003                   9,551,606             9,552         2,205,314        (1,424,374)           790,492

Shares issued for cash                         1,466,065             1,466         3,052,309                --          3,053,775

Shares issued for services                       159,804               160           210,577                --            210,737

Shares issued for license agreements             369,230               369           849,631                --            850,000

Warrants issued for services                          --                --           124,288                --            124,288

Net loss                                              --                --                --        (2,570,918)        (2,570,918)

                                         ---------------   ---------------   ---------------   ---------------    ---------------
Balance at December31,2004                    11,546,705   $        11,547   $     6,442,119   $    (3,995,292)   $     2,458,374
                                         ===============   ===============   ===============   ===============    ===============

                 See Notes to Consolidated Financial Statements

                              Xethanol Corporation
                          (a Development Stage Company)

                      Consolidated Statements of Cash Flows

                                                                                                      January 24, 2000
                                                                                                   (Date of Inception) to
                                                             December 31,          December 31,          December 31,
                                                                2004                  2003                  2004
                                                           ----------------    ----------------    ----------------------
Operating activities
Net loss                                                   $     (2,570,918)   $       (931,181)   $           (3,995,292)
Adjustments to reconcile net loss to net
    cash used in operating activities:
     Depreciation and amortization                                  174,041              70,028                   244,069
     Shares and warrants issued for services                        335,025             101,000                   461,975
     Impairment loss on investments                                  98,277                  --                    98,277
     Changes in operating assets and liabilities:
       Restricted cash                                              (14,592)            (37,784)                  (52,376)
       Receivables                                                  (30,179)            (72,266)                  (55,380)
       Inventory                                                    (33,576)             45,263                    11,687
       Prepaid expenses and other assets                            (96,508)                 --                   (96,508)
       Accounts payable                                             313,752             135,042                   718,356
       Accrued expenses                                              98,873              42,384                   141,257
                                                           ----------------    ----------------    ----------------------
Net cash used in operating activities                            (1,725,805)           (647,514)               (2,523,935)
                                                           ----------------    ----------------    ----------------------

Investing activities
Acquisitions                                                     (1,000,000)           (925,000)               (1,925,000)
Purchase of investments                                            (198,277)                 --                  (198,277)
Purchases of property and equipment                                 (61,929)            (46,126)                 (176,007)
                                                           ----------------    ----------------    ----------------------
Net cash used in investing activities                            (1,260,206)           (971,126)               (2,299,284)
                                                           ----------------    ----------------    ----------------------

Financing activities
(Payment) issuance of note payable                                  (50,000)             50,000                        --
Cash received for common stock                                    3,053,775           1,594,941                 5,011,691
Loan to an affiliate                                                     --                  --                   (75,000)
                                                           ----------------    ----------------    ----------------------
Net cash provided by financing activities                         3,003,775           1,644,941                 4,936,691
                                                           ----------------    ----------------    ----------------------

                 See Notes to Consolidated Financial Statements

                              Xethanol Corporation
                          (a Development Stage Company)

                Consolidated Statements of Cash Flows (continued)

                                                                                                      January 24, 2000
                                                                                                   (Date of Inception) to
                                                             December 31,          December 31,          December 31,
                                                                2004                  2003                  2004
                                                           ----------------    ----------------    ----------------------
Net increase in cash and cash equivalents                  $         17,764   $         26,301   $              113,472
Cash and cash equivalents at beginning of period                     95,708             69,407                       --
                                                           ----------------   ----------------   ----------------------
Cash and cash equivalents at end of period                 $        113,472   $         95,708   $              113,472
                                                           ================   ================   ======================

                                                           ----------------   ----------------   ----------------------
Supplemental Disclosures
Interest paid                                              $        208,340   $         52,886   $              261,266

Non-cash activity
Property acquired for debt assumed in acquisitions         $      3,081,593   $      1,125,000   $            4,206,593
License agreements acquired in exchange for
  common stock                                             $        850,000                 --   $              850,000
Goodwill recorded for acquisition of Permeate              $             --   $        205,000   $              205,000


                 See Notes to Consolidated Financial Statements

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

NOTE 1 - REVERSE MERGER

As discussed in Note 13, Zen Pottery Equipment, Inc. ("Zen") completed a reverse merger transaction, in which it caused Zen Acquisition Corp., a Delaware corporation and newly created, wholly owned subsidiary of Zen, to be merged with and into Xethanol Corporation, (the "Company"). As a result of the merger, the Company became a wholly owned subsidiary of Zen, with the Company's former security holders acquiring a majority of the outstanding shares of Zen's common stock, par value $.001 per share. For financial reporting purposes, the Company is deemed to be the acquirer in the reverse merger transaction. Consequently, the assets and liabilities and the historical operations reflected in the consolidated financial statements are those of the Company and are recorded at the historical cost basis of the Company.

NOTE 2 - DESCRIPTION OF DEVELOPMENT STAGE OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Development Stage Operations

The Company was originally incorporated on January 24, 2000 in Delaware as Freereal-Timequote.com, Inc. On August 8, 2000, the Company changed its name from Freereal-Timequote.com, Inc. to LondonManhattan.com, Inc.
("LondonManhattan").

Under an agreement dated September 1, 2001, LondonManhattan acquired from Energy Capital & Technology LLC ("ECAP&T"), in consideration for the issuance of 5,207,000 shares of common stock, ECAP&T's business strategy for the acquisition and development of ethanol refineries and to the Xethanol name in the United States. The 5,207,000 shares were issued under this transaction to the members of ECAP&T pro rata to their membership interests. The Company's business model is to profit from converting waste sugars into ethanol and to grow by acquiring and/or co-locating waste-to-ethanol plants on or in proximity to the waste site in alliance with waste generators. The objective is to monetize waste streams, including off-specification finished products and biomass, which previously had no viable recovery technologies.

On September 19, 2001, LondonManhattan changed its name to Xethanol Corporation, to function as a holding and management company for a series of planned acquisitions and new ventures in the waste-to-ethanol industry. Ethanol is a federally mandated, clean burning, renewable fuel, used as an oxygenate in 10% gasoline blends under the Clean Air Act and an octane enhancer to improve vehicle performance.

As of December 31, 2004, the Company has devoted most of its activities to establishing its business, including raising capital and seeking acquisitions. Accordingly, the Company's financial statements are presented as a development stage company as defined in Statement of Financial Accounting Standards No. 7.

Subsidiaries

Permeate Refining, Inc. ("Permeate") is a wholly owned subsidiary of the Company. Permeate processes sugar and starch waste products into ethanol.

Xethanol One, LLC ("Xethanol One") is a wholly owned subsidiary of the Company. Xethanol One owns the land, buildings and a portion of the equipment used by Permeate.

Advanced Bioethanol Technologies, Inc. ("ABTI") is a wholly owned subsidiary of the Company engaged in research for the bioethanol industry. ABTI has a license to a biomass extraction and fermentation process.

Ethanol Extraction Technologies, Inc. ("EETI") is a wholly owned subsidiary of the Company with an exclusive license for technology used in the fermentation and extraction of ethanol.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

Xethanol BioFuels, LLC ("XBF") is a wholly owned subsidiary of the Company. XBF's corn-based ethanol production facility, which has been idle for the past two-and one-half years, is currently being readied to recommence production.

Going Concern and Basis of Presentation

Since inception, the Company has recorded aggregate losses from operations of $3,995,000 and has incurred total negative cash flow from operations of $2,524,000. During the year ended December 31, 2004, the Company experienced a net loss from operations of $2,571,000 and negative cash flow from operating activities of $1,726,000. As described in Note 13, the Company has secured additional debt and equity financing in January and February of 2005, however, the Company's continued existence is dependent upon several factors, including increased sales volume, the opening of the Blairstown plant and the ability to achieve profitability from the sale of the Company's product. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on judgments and estimates made by management. All significant inter-company accounts and transactions have been eliminated in consolidation.

Investments

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 ("FIN 46"). In December 2003, the FASB modified FIN 46 to make certain technical corrections and to address certain implementation issues that had arisen. A variable interest entity ("VIE") is a corporation, partnership, trust, or any other legal structure used for business purposes that does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is the primary beneficiary of the VIE. The primary beneficiary of a VIE is an entity that is subject to a majority of the risk of loss from the VIE's activities or entitled to receive a majority of the entity's residual returns, or both. As of December 31, 2004, the Company is not a primary beneficiary of any VIE's.

For investments that are not required to be consolidated the Company follows the guidance provided by ABP 18 "The Equity Method of Accounting for Investments in Common Stock".

Accounting Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation of shares issued for services or in connection with acquisitions.

Costs Associated with Issuance of Stock

Investment banking fees and related costs associated with the sale of stock are charged to stockholders' equity.

Stock Issued for Non-Cash Consideration

Stock issued for services, warrants and in connection with investments has been valued based on the estimated fair value of the shares at the time they were issued.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Concentration of Credit Risk

The Company maintains cash and cash equivalents with a major financial institution which is not insured by the Federal Deposit Insurance Corporation.

Receivables

The Company records trade accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts, if necessary, to reflect any loss anticipated on the trade accounts receivable balance. The Company calculates this allowance based upon its history, level of past-due accounts, and its relationships with, and the economic status of, its customers. At December 31, 2004, the Company has determined that an allowance for estimated uncollectible accounts is not necessary.

Materials Inventory

Materials inventory is carried at the lower of cost using the first-in ("FIFO") method or market. Work in process is based on the amount of product currently in the production pipeline.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Major additions are capitalized and depreciated over their estimated useful lives. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets ranging from three to forty years.

Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at December 31, 2004.

Revenue Recognition

The Company follows a policy of recognizing sales revenue at the time the product is shipped to its customers.

Research and Development

Research and development costs are expensed as incurred. Research and development costs were $16,231 for the year ended December 31, 2004. There were no research and development costs incurred in prior years.

Income Taxes

Deferred tax assets and liabilities are computed based on the difference between the book and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on changes in the assets and liabilities from period to period. These differences arise primarily from the Company's net operating loss. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, trade receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. Long term debt bears interest at current rates and therefore, the carrying value approximates fair value.

Segment Reporting

The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 123R "Share Based Payment". This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its consolidated financial statements.

NOTE 3 - ACQUISITION OF PERMEATE REFINING, INC.

As discussed in Note 2 above, on September 1, 2001, LondonManhattan acquired ECAP&T's business strategy for the acquisition and development of ethanol refineries, including, under a letter of intent, the rights to acquire Permeate, an ethanol producing company with headquarters in Cedar Rapids, Iowa. In contemplation of the acquisition of Permeate, in 2001 the Company issued 1,000,000 shares of common stock to the owners of Permeate.

On July 7, 2003, the Company acquired from the owners of Permeate its machinery and equipment for an aggregate purchase price of $750,000 in a cash transaction. The Company also acquired for cash, inventory valued at $50,000.

In a separate transaction, through its wholly owned subsidiary Xethanol One, (a Delaware limited liability company formed on May 28, 2003 for this purpose), the Company acquired the real-estate and certain production facilities associated with Permeate's operations from their owners, Robert and Carol Lehman (the "Lehmans"), for a total price of $1,250,000, payable as follows: (a) a down payment of $125,000 was made on July 9, 2003; and (b) the balance of $1,125,000, is payable under a promissory note, secured by a mortgage, with a face amount of $1,125,000 and bearing interest at the simple interest rate of 9% per annum with monthly payments of interest due on the first day of each month commencing August 1, 2003 until June 30, 2006, at which time the entire balance owing on the promissory note shall be paid in full. Consequently, the Company, through its subsidiary Xethanol One, is responsible for monthly payments of $10,530, consisting of $8,322 in interest and $2,208 in real-estate tax installments.

In conjunction with the acquisition of Permeate, the Company entered into employment and consulting agreements with its previous owners, Robert and Carol Lehman, to serve as general manager and financial/administrative director, respectively. These agreements have a term of three years (renewable annually thereafter) and provide for a combined compensation of $10,000 per month to the two individuals.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

The following table summarizes the estimated fair values of the assets acquired as of the acquisition date:

Permeate Refining, Inc.

Machinery and equipment        $  750,000
Inventory                          50,000
                               ----------

Total                          $  800,000
                               ==========

Xethanol One, LLC

Land                           $   33,700
Building                          732,600
Machinery and equipment           483,700
                               ----------

Total                          $1,250,000
                               ==========

The results of operations of Permeate are included in the Company's consolidated statement of operations beginning July 7, 2003. In connection with the acquisition of Permeate, the company recognized $205,000 of goodwill.

NOTE 4 - ACQUISITION OF ADVANCED BIOETHANOL TECHNOLOGIES, INC,

On June 29, 2004, the Company acquired 100% of the issued and outstanding common stock of ABTI from UTEK Corporation in exchange for 200,000 shares of the Company's common stock. ABTI's principal asset is a license agreement, which has a term of twenty-one years, to a biomass extraction and fermentation process developed at Virginia Tech Intellectual Properties, Inc. ("VTIP"). This technology converts waste biomass mixtures to ethanol by exploiting each mixture's unique properties to solve feedstock-specific processing problems. The license agreement requires a minimum payment of $100,000 per year for research expenses. No such payments have been made as of December 31, 2004.The license also calls for minimum royalty payments of $7,500 in year three, $15,000 in year four and $30,000 in year five and each year thereafter until the end of the license term.

NOTE 5 - ACQUISITION OF ETHANOL EXTRACTION TECHNOLOGIES, INC.

On September 30, 2004 the Company acquired 100% of the issued and outstanding common stock of EETI from UTEK Corporation in exchange for 169,230 shares of the Company's common stock. EETI holds a license agreement, which has a term of ten years, to a patented, Queens University, Ontario, developed extractive fermentation technology to continually remove and isolate ethanol during the fermentation process, incorporating a strategy in which the fermentation reaction and ethanol removal occur simultaneously, thereby increasing output and reducing energy costs. Under the license agreement, the Company is obligated to pay an annual earned royalty of 1% of net sales of licensed product prior to patent expiration and 0.25% thereafter plus 1% of net sales of equipment that enables the use of the licensed technology, for the term of the agreement. The license also calls for a one-time milestone payment of $2,500 per million gallons of nameplate capacity for each plant set up during the term of the agreement.

NOTE 6 - FORMATION OF DDS - XETHANOL, LLC

Formation

On August 13, 2003 the Company, together with DDS Technologies USA, Inc., ("DDS"), formed DDS-Xethanol, LLC, a Nevada limited liability company, to utilize and commercialize the DDS system of extracting starch and fermentable sugars for further processing into ethanol and for extracting other valuable co-products from biomass and other waste streams. To date no projects have been developed by DDS-Xethanol, LLC. In December 2004, the Company recorded an impairment loss of $48,277 related to this investment.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

Legal Proceedings

The Company is party to two related actions concerning its investment in the DDS-Xethanol, LLC joint venture. The first action is pending before the American Arbitration Association in Washington, D.C. captioned DDS-Xethanol LLC and Xethanol Corporation v. DDS Technologies USA, Inc., and concerns a dispute between the Company and its joint venture partner DDS regarding the formation and operation of the joint venture and, ultimately, money that the Company is owed by DDS. An answer and counterclaims have been filed in this arbitration, but discovery has not commenced and no panel has been appointed. The second action is captioned DDS Technologies USA, Inc. v. Xethanol Corporation, Xethanol One, LLC, Permeate Refining, Inc., Christopher d'Arnaud-Taylor, Jeffrey S. Langberg and Robert J. Lehman, pending in the United States District Court for the Northern District of Iowa. This action was filed in response to the arbitration and seeks possession of a machine that was contributed to the joint venture by DDS. The Company expects to move to dismiss the Iowa action in favor of the arbitration. The Company does not believe these proceedings, if adversely determined, will have any material impact on its financial condition.

NOTE 7 - FORMATION OF XETHANOL BIOFUELS, LLC

In October 2004, the Company purchased the assets of 78th Street Ethanol, LLC, a corn-based ethanol plant in Blairstown near Cedar Rapids, Iowa, at a bankruptcy court action for $4,000,000 from the First National Bank of Omaha ("FNBO"). The purchase was financed with $1,000,000 of cash from the Company and a $3,000,000 short-term secured demand note to FNBO. As described in Note 13, the Company has since paid off the $3,000,000 note to FNBO. On November 1, 2004 the Company formed XBF, a wholly owned Delaware limited liability company, to manage and operate the Blairstown facility. As of December 31, 2004, XBF had not begun operations.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

Land                                $   28,187
Buildings                              723,356
Improvements                           153,714
Machinery & Equipment                3,176,336
                                    ----------

Total                               $4,081,593
                                    ==========

Accrued property taxes and
interest payable                    $   81,593
                                    ==========

NOTE 8 - RELATED PARTY TRANSACTIONS

On September 1, 2001 the Company entered into management services agreements with LondonManhattan Limited, Inc. ("LML") for the services of Mr. Christopher d'Arnaud-Taylor ("Taylor") as its President and with Franz A. Skryanz ("Skryanz") as its Treasurer/Secretary to provide senior corporate management services. Pursuant to these agreements, which have a term of three years (the initial management services agreement with LML was replaced by a new agreement with a starting date of January 1, 2003), the Company is obligated to pay: 1) LML for the President (a) a management fee of $10,000 per month until the first "Project Transaction", as defined below, closes; $12,000 per month from such date to the closing of the second Project Transaction, and $15,000 per month from such date to the end of the term; (b) an incentive bonus of $50,000 upon closing of the first Project Transaction and $100,000 upon closing of each subsequent Project Transaction thereafter and (c) semi-annually a lump sum amount equal to five percent of the Company's earnings before interest, depreciation and amortization for the preceding six month period; and 2) the Treasurer/Secretary a management fee of $3,000 per month until the first Project Transaction closes; $5,000 per month from such date to the closing of the second Project Transaction, and $7,000 per month from such date to the end of the term. Under the new management services agreement with LML starting January 1, 2003, the Company is also obligated to pay LML $100,000 in full satisfaction for all management and/or other services previously rendered to the Company under the old agreement that remained unpaid and outstanding as of December 31, 2002. The Company recorded management fees for the management services agreements of $304,000 and $238,300 for the years ended December 31, 2004 and 2003, respectively. Taylor is the owner of LML and both Taylor and Skryanz are shareholders of the Company. The term "Project Transaction" as used above means the completion of an acquisition, merger or other new venture. The acquisition of Permeate Refining, Inc., discussed in Note 3 above, represents the first Project Transaction and the acquisition of the assets of 78th Street Ethanol, LC from FNBO, discussed in Note 7 above, represents the second Project Transaction.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

The Company also recorded management fees to significant shareholders of $120,000 and $57,500 for the years ended December 31, 2004 and 2003, respectively. The total management fees recorded by the Company for management services agreements and to significant shareholders from January 24, 2000 (date of inception) to December 31, 2004 were $991,792.

In 2003, the Company entered into formal consulting services agreements with Jeffrey Langberg & Associate ("Langberg") and Jasmine Consulting, Inc. ("Jasmine"). The agreement with Langberg entered into on January 1, 2003, has a term of three years and provides for payments of (a) consulting fees at the rate of $10,000 per month until such time as the first Project Transaction closes; at the rate of $12,000 per month from such date to the closing of the second Project Transaction, and at the rate of $15,000 per month from such date to the end of the term; (b) an incentive bonus of $50,000 upon closing of the first Project Transaction and $100,000 upon closing of each subsequent Project Transaction thereafter, and (c) a finder's fee for the gross proceeds from the sale of securities to investors introduced to the Company. Under the consulting services agreement, the Company is also obligated to pay Langberg $100,000 in full satisfaction for all consulting and/or other services previously rendered and not paid by the Company. The Company recorded consulting fees to Langberg of $244,000 and $195,400 for the years ended December 31, 2004 and 2003, respectively. The total consulting fees recorded by the Company to Langberg from January 24, 2000 (date of inception) to December 31, 2004 were $583,150. The Company also recorded finder's fees, which are recorded as a reduction to additional paid-in-capital, to Langberg of $145,025 and $50,870 for the years ended December 31, 2004 and 2003, respectively. The total finder's fees recorded by the Company to Langberg, which are recorded as a reduction to additional paid-in-capital, from January 24, 2000 (date of inception) to December 31, 2004 were $220,645. Langberg is also a significant shareholder of the Company.

The agreement with Jasmine, entered into on August 1, 2003, expired on December 31, 2004 and provided for payments of (a) consulting fees at the rate of $2,000 per month until such time as the first DDS-Xethanol Project Transaction closed; at the rate of $5,000 per month from such date to the closing of the second DDS-Xethanol Project Transaction, and at the rate $8,000 per month from such date to the end of the term; (b) an incentive bonus of $25,000 upon closing of the first DDS-Xethanol Project Transaction and $50,000 upon closing of each subsequent DDS-Xethanol Project Transaction thereafter, and (c) a finder's fee for the gross proceeds from the sale of securities to investors introduced to the Company. "DDS-Xethanol Project Transaction" as used above means the completion of a new venture using the DDS system referred to in Note 6 above. The Company recorded consulting fees of $24,000 and $12,000 for the years ended December 31, 2004 and 2003, respectively, to Jasmine, a firm owned by W. Scott Smith, a significant shareholder of the Company. The total consulting fees recorded by the Company to Jasmine from January 24, 2000 (date of inception) to December 31, 2004 were 44,750.

Accounts payable owed to related parties as of December 31, 2004 were $388,736.

As described in Note 2, the Company acquired ECAP&T's rights, title and interest to its ethanol business in exchange for 5,207,000 shares of common stock. Taylor and other shareholders of the Company, in the aggregate, were the majority members of ECAP&T.

Also see Note 11, Lease Commitment.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

NOTE 9 - WARRANTS

As of December 31, 2004 the Company had a total of 1,465,068 warrants issued and outstanding, all expiring between February and October 2007:

                     No. of Warrants    Exercise Price
                     ---------------    --------------
                         442,105          $   1.90
                         199,463          $   2.00
                         733,500          $   2.50
                          90,000          $   3.25

NOTE 10 - INCOME TAXES

At December 31, 2004, the Company had unused net operating loss carryforwards approximating $3,800,000 which may be applied against future taxable income. The net operating loss carryforwards expire in the years 2020 through 2024. At December 31, 2004 the deferred tax asset (representing the potential future tax savings) related to the carryforwards was as follows:

                                      2004
                                   ----------

Deferred tax asset                 $1,520,000
Less: Valuation allowance           1,520,000
                                   ----------
Net Deferred tax asset             $       --
                                   ==========

As a result of the uncertainty that net operating loss carryforwards will be utilized in the foreseeable future, a 100% valuation allowance had been provided. At December 31, 2004, a wholly owned subsidiary had an unused net operating loss carry forward of approximately $62,900 which may be applied against future taxable income. The net operating loss carry forward expires in 2023. A 100% valuation allowance has been provided for against this amount.

NOTE 11 - LEASE COMMITMENT

On October 8, 2004, the Company entered into a service agreement with Xethanol Management Services, LLC ("XMS") under which XMS is providing office facilities and related services, including secretarial services. The initial term of the agreement is one year and obligates the Company to make monthly payments of approximately $7,000. The Company also paid a security deposit of $16,336 and made a one-time payment to XMS of approximately $44,000 for furniture, telephone and computer equipment and related software. XMS is owned by a related party.

NOTE 12 - MAJOR CUSTOMER

Sales to one customer accounted for approximately 98% of sales in 2004. Sales to three customers accounted for 58%, 30% and 12%, respectively in 2003.

NOTE 13- SUBSEQUENT EVENTS

Acquisition of Superior Separation Technologies, Inc.

                              Xethanol Corporation
                          (a Development Stage Company)
                   Notes to Consolidated Financial Statements
                                December 31, 2004


On January 11, 2005 the Company acquired 100% of the issued and outstanding common stock of Superior Separation Technologies, Inc. ("SSTI") from UTEK Corporation in exchange for 250,000 shares of the Company's common stock. SSTI holds a license agreement, which has a term of twenty years, to a patented technology developed at the U.S. Department of Energy's National Renewable Energy Laboratory designed to effectively separate lignocellulosic material into lignin, cellulose and dissolved sugars. The license calls for minimum royalty payments of $10,000 in 2007, $25,000 in 2008 and $50,000 in 2009 and each successive year thereafter until the end of the license term.

The Private Offering

In February 2005, the Company completed the closing of the private offering of a total of 1,190,116 shares of common stock at a price of $3.25 per share to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated November 2004, as supplemented. Total gross proceeds from the private offering were $3,867,877. Placement agreements and other advisors received an aggregate of $110,369 in sales commissions and advisory fees and 558,844 shares of common stock.

Senior Secured Note Financing

In conjunction with the private offering, on January 19, 2005, the Company completed a transaction with two institutional investors, primarily to refinance the short-term note issued for the acquisition of the XBF ethanol facility. At the closing of that transaction, XBF issued senior secured royalty income notes in the aggregate principal amount of $5,000,000. A portion of the proceeds of the financing were used to satisfy the $3,000,000 demand note held by FNBO. The Company intends to use the remaining proceeds to refurbish and upgrade capacity at the facility, fund start-up activities at the facility and related working capital requirements, and pay legal and other professional fees. The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers' grain and any other co-products, including xylitol, at the XBF ethanol facility, with the principal becoming due in January 2012. The Company has the right to require the holders of the notes, from and after January 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the notes have the right to convert their notes into shares of common stock at any time at a conversion price equal to $4.00 per share (equivalent to 1,250,000 shares).

The Reverse Merger

Concurrently with the closing of the private offering, a publicly traded company, Zen, acquired by reverse merger, the business of the Company and, with the proceeds of the private offering, continued its existing operations as a publicly traded company. Zen is a public reporting company whose shares trade on the OTC Bulletin Board and which had at the time of the reverse merger nominal assets and liabilities. As part of the merger, Zen issued shares of its common stock to the existing shareholders of the Company, representing approximately 95% of its outstanding shares, before giving effect to the shares sold in the private offering and to the shares issued to placement agreements and other advisors. Subsequent to the merger transaction, Zen changed its corporate name to Xethanol Corporation and the Company's existing management assumed their same positions with the publicly traded company.

Incentive Compensation Plan

On February 2, 2005, following the completion of the reverse merger, the Company adopted a new 2005 Incentive Compensation Plan. The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. No awards have as yet been granted under the 2005 Plan.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

      Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

      Section 145. Indemnification of officers, directors, employees and agents; insurance.

      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Article V of our certificate of incorporation provides:

      To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

Item 25. Other Expenses of Issuance and Distribution.

 Registration Fees             $ 10,918.59
 Federal Taxes                          --
 State Taxes                            --
 Legal Fees and Expenses         75,000.00
 Printing and Engraving Expens   20,000.00
 Blue Sky Fees                   20,000.00
 Accounting Fees and Expenses    20,000.00
 Miscellaneous                    4,081.41
                               -----------
        Total                  $150,000.00
                               ===========

Item 26. Recent Sales of Unregistered Securities.

      In connection with the merger, we completed the closing of a private offering of a total of 1,190,116 shares of our common stock at a purchase price of $3.25 per share to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated November 2004, as supplemented. Gross proceeds from the initial closing of the private offering were $3,000,028. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total private offering proceeds of $3,867,877.

      The private offering was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act. The shares of our common stock issued to former holders of Xethanol common stock in connection with the merger, and the shares of our common stock issued in the private offering, were not registered under the Securities Act of 1933, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D (Rule 506) promulgated under that section, which exempts transactions by an issuer not involving any public offering. These shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

      National Securities Corporation and Neidiger, Tucker, Bruner Inc. served as co-placement agents and financial advisors in connection with the private offering. The co-placement agents and other advisors received an aggregate of $157,187 in sales commissions and 252,948 shares of our common stock. The net proceeds of the private offering exclude these sales commissions.

      For a more complete description of the reverse merger transaction and accompanying private offering, see our current report on Form 8-K, dated February 2, 2005 and filed with the SEC on March 15, 2005.

      As previously disclosed in our Current Report on Form 8-K filed with the SEC on February 3, 2005, on January 19, 2005, we completed a transaction with two institutional investors to refinance the acquisition bank debt of Xethanol BioFuels, LLC, the subsidiary that operates our Blairstown, Iowa ethanol facility. At the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000.

      In addition, as previously disclosed in our Current Report on Form 8-K filed with the SEC on October 3, 2005, on August 8, 2005, we completed another transaction with the same two institutional investors and, at the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $1,600,000.

      On October 18, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20 million over a 25-month period, subject to earlier termination at our discretion. We may also, in our discretion, elect to sell more of our common stock to Fusion Capital than the minimum daily amount. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00 per share.

      Under the terms of the common stock purchase agreement, we have issued 303,556 shares of our common stock to Fusion Capital as a commitment fee and have agreed to reserve out of our authorized and unissued common stock, 5,000,000 shares solely for the purpose of effecting purchases of shares of our common stock by Fusion Capital. Commencement of the purchase of our shares by Fusion Capital is subject to, among other conditions, our filing of this "shelf" registration statement covering the commitment fee shares and the 5,000,000 reserved shares. This offering was made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

Item 27. Exhibits.

      The following is a list of Exhibits filed as part of this registration statement:

Exhibit No. Description of Exhibit
----------- ----------------------
2.1 Agreement of Merger and Plan of Reorganization, dated as of February 2, 2005, among Zen Pottery Equipment, Inc., Zen Acquisition Corp. and Xethanol Corporation. (1) 4.1 Form of Senior Secured Royalty Income Notes issued by Xethanol BioFuels, LLC. (1)

5.1 Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.

10.1 Form of Security Agreement between Xethanol BioFuels, LLC and Lucas Energy Total Return Master Fund, Ltd. and Lucas Energy Total Return Partners, LLC. (1) 10.2 Xethanol Corporation 2005 Incentive Compensation Plan.(2)

10.3 Employment Agreement, dated as of February 2, 2005, between Christopher d'Arnaud- Taylor and Xethanol Corporation. (3) 10.4 Employment Agreement, dated as of February 2, 2005, between Frank A. Skryanz and Xethanol Corporation. (3) 10.5 Form of Private Placement Subscription Agreement. (3)

10.6 Common Stock Purchase Agreement, dated October 18, 2005, by and between the Fusion Capital Fund II, LLC and Xethanol Corporation.
            (4)

10.7 Registration Rights Agreement, dated October 18, 2005, by and between the Fusion Capital Fund II, LLC and Xethanol Corporation.
            (4)

16.1        Cordovano and Honeck LLP, Response Letter, dated February 8, 2005.
            (5)

21.1        Subsidiaries of the Registrant.

23.1        Consent of Imowitz Koenig & Co., LLP.

23.2 Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).

24.1 Power of Attorney (set forth on signature page of the Registration Statement) . 99.1 Audit Committee Charte r 99.2 Compensation Committee Charter

99.3        Nominations and Governance Committee Charter

----------

(1) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 3, 2005.

(2) Incorporated by reference to the exhibits included with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

(3) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on March 11, 2005.

(4) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated October 18, 2005, and filed with the SEC on October 19, 2005.

(5) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 8, 2005.

Item 28. Undertakings.

      (a) The undersigned small business issuer hereby undertakes:

            (1) To file, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on October 21, 2005.


                                XETHANOL CORPORATION


                                By:  /s/ Christopher d'Arnaud-Taylor
                                     -------------------------------------------
                                     Christopher d'Arnaud-Taylor
                                     Chairman, President and Chief Executive
                                     Officer (principal executive officer)


                                By:  /s/ Lawrence S. Bellone
                                     -------------------------------------------
                                     Lawrence S. Bellone
                                     Chief Financial Officer (principal
                                     financial and accounting officer)


                                POWER OF ATTORNEY

      We, the undersigned officers and directors of Xethanol Corporation, hereby severally constitute and appoint Christopher d'Arnaud-Taylor and Lawrence S. Bellone, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

               Signature                      Title                                 Date
               ---------                      -----                                 ----
/s/ Christopher d'Arnaud-Taylor
-----------------------------------
Christopher d'Arnaud-Taylor                  Chairman, President and Chief     October 21, 2005
                                             Executive Officer

/s/ Lawrence S. Bellone
-----------------------------------
Lawrence S. Bellone                          Chief Financial Officer           October 21, 2005


/s/ Franz A. Skryanz
-----------------------------------
Franz A. Skryanz                             Director, Vice President,         October 21, 2005
                                             Secretary and Treasurer

/s/ Jeffrey S. Langberg
-----------------------------------
Jeffrey S. Langberg                          Director                          October 21, 2005


/s/ Louis B. Bernstein
-----------------------------------
Louis B. Bernstein                           Director                          October 21, 2005


/s/ Richard D. Ditoro
-----------------------------------
Richard D. Ditoro                            Director                          October 21, 2005


/s/ Richard L. Ritchie
-----------------------------------
Richard L. Ritchie                           Director                          October 21, 2005


/s/ Marc S. Goodman
-----------------------------------
Marc S. Goodman                              Director                          October 21, 2005

                                  EXHIBIT INDEX

EXHIBIT
NUMBER.             DESCRIPTION


2.1 Agreement of Merger and Plan of Reorganization, dated as of February 2, 2005, among Zen Pottery Equipment, Inc., Zen Acquisition Corp. and Xethanol Corporation. (1)

4.1 Form of Senior Secured Royalty Income Notes issued by Xethanol BioFuels, LLC. (1)

5.1 Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.

10.1 Form of Security Agreement between Xethanol BioFuels, LLC and Lucas Energy Total Return Master Fund, Ltd. and Lucas Energy Total Return Partners, LLC. (1)

10.2        Xethanol Corporation 2005 Incentive Compensation Plan.(2)

10.3 Employment Agreement, dated as of February 2, 2005, between Christopher d'Arnaud-Taylor and Xethanol Corporation. (3)

10.4        Employment Agreement, dated as of February 2, 2005, between Frank A.
            Skryanz and Xethanol Corporation. (3)

10.5        Form of Private Placement Subscription Agreement. (3)

10.6 Common Stock Purchase Agreement, dated October 18, 2005, by and between the Fusion Capital Fund II, LLC and Xethanol Corporation.
            (4)

10.7 Registration Rights Agreement, dated October 18, 2005, by and between the Fusion Capital Fund II, LLC and Xethanol Corporation.
            (4)

16.1        Cordovano and Honeck LLP, Response Letter, dated February 8, 2005.
            (5)

21.1        Subsidiaries of the Registrant.

23.1        Consent of Imowitz Koenig & Co., LLP.

23.2 Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).

24.1 Power of Attorney (set forth on signature page of the Registration Statement).

99.1        Audit Committee Charter

99.2        Compensation Committee Charter

99.3        Nominations and Governance Committee Charter

----------

(1) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 3, 2005.

(2) Incorporated by reference to the exhibits included with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

(3) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on March 11, 2005.

(4) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated October 18, 2005, and filed with the SEC on October 19, 2005.

(5) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 8, 2005.